   As filed with the Securities and Exchange Commission on September 30, 1998
                                               Registration No. 333-__________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                               ----------------------
                                     FORM SB-2
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                             --------------------------
                                  AQUASEARCH, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             --------------------------
        COLORADO                        2833                 33-034535
(STATE OR OTHER JURISDICTION       (PRIMARY STANDARD    (I.R.S. EMPLOYER
OF INCORPORATION INDUSTRIAL         CLASSIFICATION   IDENTIFICATION NUMBER)
    OR ORGANIZATION)                CODE NUMBER)

                          73-4460 QUEEN KA'AHUMANU HIGHWAY
                                     SUITE 110
                             KAILUA-KONA, HAWAII 96740
                                   (808) 326-9301
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                     REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             --------------------------
                                MARK E. HUNTLEY, PH.D.
                          73-4460 QUEEN KA'AHUMANU HIGHWAY
                                     SUITE 110
                             KAILUA-KONA, HAWAII 96740
                                   (808) 326-9301

   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                            CODE, OF AGENT FOR SERVICE)
                             --------------------------
                                    COPIES TO:
                               STEVEN L. BERSON, ESQ.
                              MICHAEL S. RUSSELL, ESQ.
                          WILSON SONSINI GOODRICH & ROSATI
                              PROFESSIONAL CORPORATION
                                 650 PAGE MILL ROAD
                                PALO ALTO, CA 94304
                                   (650) 493-9300
                                FAX:  (650) 496-4088
                             --------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time as the selling shareholders may decide.
                             --------------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
     Pursuant to Rule 416, there are also being registered such additional shares and warrants as may become issuable pursuant to the anti-dilution provisions of the warrants.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           CALCULATION OF REGISTRATION FEE



-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                            PROPOSED          PROPOSED
                                                            MAXIMUM            MAXIMUM
   TITLE OF EACH CLASS                       AMOUNT         OFFERING          AGGREGATE          AMOUNT OF
   OF SECURITIES TO                          TO BE            PRICE            OFFERING        REGISTRATION
    BE REGISTERED                          REGISTERED     PER SECURITY (1)     PRICE (1)           FEE
-----------------------------------------------------------------------------------------------------------
Common Stock
 par value $0.0001 per share (2)......     20,075,648       $0.20             $4,015,130       $1,184.00
-----------------------------------------------------------------------------------------------------------
Common Stock
 par value $0.0001 per share (3)......      3,418,713       $0.50             $1,709,357       $  504.00
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


(1)  Estimated solely for the purpose of computing the registration fee.
(2) Consists of shares of Common Stock issued upon conversion of Convertible Notes sold along with Common Stock Purchase Warrants in private transactions from June 1997 to September 1998.
(3) Consists of 3,418,713 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants issued along with Convertible Notes in private transactions from June 1997 to September 1998.
                             ----------------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   AQUASEARCH, INC.
                                CROSS-REFERENCE SHEET
                    SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                            REQUIRED BY ITEMS ON FORM SB-2

                ITEM NUMBER AND HEADING
               IN FORM SB-2 REGISTRATION              LOCATION IN PROSPECTUS
               -------------------------              ----------------------
1.  Front of Registration Statement and Outside
    Front Cover of Prospectus......................   Outside Front Cover Page
                                                      of Prospectus; Front of
                                                      Registration Statement
2.  Inside Front and Outside Back Cover Pages of
    Prospectus......................................  Inside Front and Outside
                                                      Back Cover Pages of
                                                      Prospectus; Available
                                                      Information
3.  Risk Factors....................................  Risk Factors; Inside
                                                      Front Cover Page of
                                                      Prospectus
4.  Use of Proceeds.................................  Use of Proceeds
5.  Determination of Offering Price.................  Determination of Offering
                                                      Price
6.  Dilution........................................  Dilution
7.  Selling Security Holders........................  Selling Security Holders
8.  Plan of Distribution............................  Plan of Distribution
9.  Legal Proceedings...............................  Not Applicable
10. Directors, Executive Officers, Promoters and
    Control Persons.................................  Management
11. Security Ownership of Certain Beneficial Owners
    and Management..................................  Principal Shareholders
12. Description of Securities.......................  Capitalization;
                                                      Description of Securities
13. Interest of Named Experts and Counsel...........  Not Applicable
14. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities..  Not Applicable
15. Organization Within Last Five Years.............  Not Applicable
16. Description of Business.........................  Risk Factors,
                                                      Management's Discussion
                                                      and Analysis of Financial
                                                      Condition and Results of
                                                      Operations; Business
17. Management's Discussion and Analysis
    or Plan of Operation............................  Management's Discussion
                                                      and Analysis of Financial
                                                      Condition and Results of
                                                      Operations
18. Description of Property.........................  Business
19. Certain Relationships and Related Transactions..  Certain Transactions
20. Market for Common Equity and Related
    Stockholder Matters............................   Outside Front Cover Page
                                                      of Prospectus; Price
                                                      Range of Common Stock and
                                                      Dividend Policy;
                                                      Description of Securities
21. Executive Compensation..........................  Management
22. Financial Statements............................  Consolidated Financial
                                                      Statements
23. Changes in and Disagreements with Accountants
    on Accounting Financial Disclosure..............  Not Applicable


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement become effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998

                                   AQUASEARCH, INC.

                          23,494,361 SHARES OF COMMON STOCK

     This Prospectus covers the resale to the public by certain holders of securities of Aquasearch, Inc. (the "Company") named herein (the "Selling Security Holders") of (i) 20,075,648 shares (the "Shares") of Common Stock, par value $0.0001 per share of the Company (the "Common Stock") and (ii) 3,418,713 additional shares of Common Stock (the "Warrant Shares") issuable upon exercise of certain warrants (the "1998 Warrants") to purchase Common Stock. Because of the possibility of antidilution adjustments to the exercise price of the 1998 Warrants, the number of shares of Common Stock issuable upon such exercise and subject to this Prospectus is indeterminate and this Prospectus relates to the resale of such entire indeterminate number of shares of Common Stock. The Shares and the Warrant Shares are hereinafter referred to collectively as the "Securities."

     The securities offered by this Prospectus may be sold by one or more Selling Security Holders from time to time through brokers, to dealers acting as principals, directly to purchasers in negotiated transactions, or any combination of these methods of sale. Sales may be made at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices that may be changed or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In connection with any sales, Selling Security Holders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Security Holders" and "Plan of Distribution."

     None of the proceeds from the sale of the Securities by the Selling Security Holders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and expenses of counsel and other advisers to the Selling Security Holders) in connection with the registration of the Securities being offered by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Selling Security Holders acquired the Shares upon the conversion of $3,305,000 aggregate principal amount of Convertible Notes (the "1998 Convertible Notes") into shares of Common Stock. The Company sold the 1998 Convertible Notes and the 1998 Warrants to the Selling Security Holders in private transactions. Each 1998 Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $0.50 per share, subject to adjustment, and has a term of three years from the date of issuance.

     The Company's Common Stock is currently traded in the over-the-counter market on the NASD "Electronic Bulletin Board" under the symbol "AQSE: bb." The closing bid price of the Company's Common Stock on September 25, 1998 was $0.19 per share. There is no public market for the 1998 Warrants and the 1998 Warrants will not be separately transferrable. There is only a limited market for the Company's Common Stock and, therefore, shareholders may have difficulty selling shares.

                            ------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN
FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is           , 1998

                                     RISK FACTORS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS, TREND ANALYSIS AND OTHER INFORMATION RELATIVE TO MARKETS FOR THE COMPANY'S PRODUCTS AND TRENDS IN REVENUES AND ANTICIPATED EXPENSE LEVELS, AS WELL AS STATEMENTS INCLUDING WORDS SUCH AS "ANTICIPATE," "EXPECT," "BELIEVE," "PLAN," "ESTIMATE" AND "INTEND" AND OTHER SIMILAR EXPRESSIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE INFORMATION DESCRIBED IN THIS SECTION ENTITLED "RISK FACTORS" AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS AND OTHER INFORMATION FILED WITH THE COMMISSION.

SUBSTANTIAL NEAR-TERM CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; DILUTION

     The Company currently estimates that it will require between $2.0 million and $2.5 million in operating capital over the next twelve months after planned capital expenditures. In addition, the Company will require approximately $1.0 million in funding during the remainder of fiscal 1998. The Company may require up to an additional $5.0 million over the next twelve months to fund construction of an additional production facility if Cultor and Aquasearch enter into either a joint venture or other relationship to produce astaxanthin on a large-scale (assuming that Cultor does not provide any portion of the financing for this project). The Company expects to obtain this funding from sales of equity and/or convertible debt securities in the private and/or public markets and/or bank financing. The Company's capital requirements will depend on many factors including, but not limited to, the timing of development of the Company's products, the timing of the scale-up of the existing one-acre research and development/production facility to a three-acre facility, the timing of the construction and scale-up of any new natural astaxanthin production facility, market acceptance of the Company's natural astaxanthin product, and the response of competitors to the Company's natural astaxanthin product and technology. If additional funds are raised through the issuance of equity securities, the percentage ownership of the current shareholders of the Company will be reduced and such equity securities may have rights, preferences, and privileges senior to those of the holders of the Company's Common Stock. There can be no assurance that additional capital will be available on terms favorable to the Company or its shareholders, if at all. Moreover, the Company's cash requirements may vary materially due to production yield problems, research and development results, product testing results, changing relationships with its corporate partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, litigation and other factors. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into collaboration agreements on unattractive terms that may require the Company to relinquish certain technology or product rights, including patent and other intellectual property rights. The Company's inability to raise capital would have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources" and "Business--Overview," "--Manufacturing" and "--Corporate Partner Relationships--Cultor."

SUBSTANTIAL LONG-TERM CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; DILUTION

     Substantial expenditures will be required to enable the Company to continue its research and development activities and to manufacture and market its products. The level of expenditures required for these activities will depend in part on whether the Company develops, manufactures and markets its products independently or with other companies through collaborative arrangements. The Company's future capital requirements will also depend on one or more of the following factors: the Company's ability to scale-up and manufacture its natural astaxanthin product in cost-effective commercial quantities; market acceptance of the Company's natural astaxanthin product; the extent and progress of its research and development programs; the time and costs of obtaining regulatory clearances (for those products subject to such clearance); the progress of preclinical and clinical studies (where applicable); the costs involved in filing, protecting and enforcing patent claims; competing technological and market developments; the cost of developing and/or operating production facilities for its existing product and potential products (depending on which products the Company decides to produce itself); and the costs of commercializing the Company's products. There can be no assurance that funding to carry on these activities will be available at all or on favorable terms to permit successful commercialization of the Company's products. In addition, the Company has no credit facility or other committed sources of capital, and there can be no assurance that it will be able to establish such arrangements on satisfactory terms, if at all. To the extent that capital resources are insufficient to meet future capital requirements, the Company will have to raise additional funds to continue development of its technologies and products. There can be no assurance that such funds will be available on favorable terms, or at all. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to the Company's shareholders. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into collaboration agreements on unattractive terms that may require the Company to relinquish certain technology or product rights, including patent and other intellectual property rights. The Company's inability to raise capital would have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources," "Business--Products and Potential Products," "--Manufacturing" and "--Corporate Partner Relationships."

HISTORY OF LOSSES AND EXPECTATION OF FUTURE LOSSES

     The Company was founded in 1988 and has experienced quarterly and annual operating losses since its inception. The Company's net loss in fiscal 1997 was approximately $1.9 million and the Company's accumulated deficit at July 31, 1998 was approximately $6.4 million. The Company's losses to date have resulted primarily from costs incurred in research and development and from general and administrative costs associated with the Company's operations. The Company expects to continue to incur operating losses for at least the next two years as it expands its production facilities and increases its research and development efforts. The Company expects to have quarter-to-quarter and year-to-year fluctuations in revenues, expenses and losses, some of which could be significant. Future financial results will be affected by, among other things, the following factors: the Company's ability to successfully manage the transition from a research and development company to a commercial-scale production enterprise; the Company's ability to complete successfully the commercialization and cost optimization of its natural astaxanthin product; production costs and yield issues associated with the scale-up of production of its natural astaxanthin product; the progress of the Company's research and development programs with respect to the development of additional microalgal products; the time and costs of obtaining regulatory approvals for those products subject to such approval; the Company's ability to protect its proprietary rights; the costs of filing, protecting and enforcing the Company's patent claims; competing technological and market developments and the costs of commercializing and marketing the Company's existing and potential products. There can be no assurance that the Company will ever be able to achieve or sustain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS INHERENT IN COMMERCIAL PRODUCTION OF MICROALGAE

     The development of technology to cultivate and harvest a wide variety of microalgae species is a lengthy and technically challenging process. The Company has faced a number of significant technical problems in the development of its AGM technology and in its initial production of natural astaxanthin derived from HAEMATOCOCCUS PLUVIALIS, including various forms of microbial contamination, variability in production cycle times due to technical and biological factors, and proportional losses of final product due to processing inefficiencies. As a result of these factors and, to a lesser extent, ongoing experimentation with processes and methods and limited capacity, the Company's production has fluctuated between one and eight kilograms per month during the past twenty-four months.

     Notwithstanding the Company's significant advances in production capability in recent quarters, the Company expects to encounter additional technical problems in connection with the scale-up in production of HAEMATOCOCCUS PLUVIALIS (and any other potential microalgae products). Some of these problems may be presently unknown, may never have been faced, and may have the effect of lowering production yields. There can be no assurance that the Company will be successful in correcting these technical problems. The Company's failure to satisfy its obligations to Cultor under the Cultor Distribution and Development Agreement for an extended period could have a material adverse effect on the Company's business, financial condition, results of operations and its relationships with its corporate partners. See "Business--Overview," "--The Aquasearch Solution," "--Products and Potential Products," "--Manufacturing" and "--Corporate Partner Relationships."

LIMITED MANUFACTURING EXPERIENCE

     To be successful, the Company must be able to produce its products at acceptable costs in compliance with contractual requirements, regulatory requirements and local health, safety and environmental regulations. The Company is at an early stage of development and has only limited experience producing products derived from microalgae. To date, the Company's only shipments of its first product, natural astaxanthin derived from microalgae, have been made to one customer, Cultor, a Finnish multinational corporation, pursuant to a Supply Agreement (the "Svenska Foder Supply Agreement") entered into in July 1995 between the Company and Svenska Foder AB ("Svenska Foder"), a former subsidiary of Cultor, and/or pursuant to the Cultor Distribution and Development Agreement. In connection with the sale of Svenska Foder to KKR, a Danish animal feeds company, in December 1996, Cultor acquired all of Svenska Foder's rights under the Svenska Foder Supply Agreement. The Company has not been able consistently to meet the five kilograms of natural astaxanthin production targets initially set forth in the Svenska Foder Supply Agreement at its existing one-acre research and development/production facility. Although the Company believes that its recent advances in production efficiency and yields are scalable and repeatable at its expanded three-acre site (and any subsequently developed site), the Company may continue to experience lower than anticipated production yields or production constraints from time to time that may adversely affect its ability to satisfy customer orders. While the Company's inability to satisfy its production targets to date has not disrupted relations with its corporate partners, the Company's failure to consistently demonstrate satisfactory large-scale production economies of scale may have a material adverse effect on the Company's business, financial condition, results of operations and its relationships with its corporate partners. See "Business--Overview," "--Products and Potential Products," "--Manufacturing" and "--Corporate Partner Relationships."

RISKS ASSOCIATED WITH SCALE-UP OF PRODUCTION FACILITIES

     To date, the Company has not produced large quantities of natural astaxanthin. The Company has experienced significant delays in product development and cultivation and harvesting process development from time to time and its product development and cultivation and harvesting processes may require additional research and development as well as substantial additional capital and other resources prior to full scale commercialization. The Company estimates that it will require approximately $1.0 million in financing during the remainder of fiscal 1998 to automate, optimize and expand its existing research and development facility from a one-acre facility to a three-acre facility and an additional $5.0 million over the subsequent twelve months to complete the construction and commence operation of an additional production facility dedicated solely to the production of natural astaxanthin (assuming that Cultor does not finance any portion of this project). Construction and facility scale-up costs as well as research and development and production costs could substantially exceed budgeted amounts and estimated time frames may require significant extension. Any such additional costs or delays could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

     The Company believes that its existing one-acre research and development/production facility will not be sufficient to meet the September 1998 40 kilogram per month production target under the Cultor Distribution and Development Agreement. To address this need, the Company has budgeted $1.8 million for the expansion of its facility from one to three acres. The expansion, which began in early 1998, is expected to be completed in November 1998. After completion of the expansion of the existing one-acre research and development/production facility to a three-acre facility, the Company believes that it would have sufficient production capacity, based on existing technology and processes, to exceed the September 1998 40 kilogram per month production target under the Cultor Distribution and Development Agreement, if sufficient finishing pond space were available. Because finishing pond space is constrained at the Keahole Point site, the Company (with Cultor's approval) plans to limit astaxanthin production to 25 kilograms per month at the Keahole Point site.

     In view of the advancements in astaxanthin production over the past several quarters, and pending further discussions with Cultor, Aquasearch currently plans to develop a second site for large-scale astaxanthin production that would be larger than the site initially contemplated in the Cultor Distribution and Development Agreement and would have a production capacity significantly greater than the September 1999 120 kilograms per month production target set forth in the Cultor Distribution and Development Agreement. There is currently no agreement between Aquasearch and Cultor as to if, or when, a second site would be constructed, what the size, location or production capacity of such a site would be, or how the construction or scale-up of this facility would be financed. There can be no assurances that Aquasearch and Cultor will reach an agreement regarding the development, timing, location or financing of a second site, whether the Cultor Distribution and Development Agreement would need to be amended or terminated to accommodate these plans, or whether Cultor would have any role in connection with this project.

     The scale-up of the Company's production technology, the expansion of the existing facility and the construction of a new facility pose a number of significant risks that presently cannot be quantified or fully assessed. For example, the Company's production process is critically dependent upon supplies of freshwater, cold seawater and utilities provided by the Natural Energy Laboratory of Hawaii Authority, and any interruption in these supplies could have a material adverse effect on the Company's production capability. Furthermore, microbial contamination of the Company's water supplies also poses significant risks to productivity that may override the Company's existing efforts and capability to maintain the sterility of its water supply. The success of the Company's proposed expansion plans will be dependent upon the timely performance of a large number of contractors, sub-contractors, suppliers and various agencies of the State of Hawaii that regulate and license construction, each of which is beyond the control of the Company. Any failure by these contractors, suppliers or state agencies to perform in a timely manner could cause delays, cost overruns or changes in the Company's construction and expansion plans, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

     The Company has projected a cost of manufacture for natural astaxanthin that assumes that its current manufacturing processes can be scaled to larger, more intensively automated AGMs. To date, the Company has demonstrated that it can culture and harvest HAEMATOCOCCUS PLUVIALIS using such larger AGMs, but not ones that are more intensively automated. If the Company's current AGM design and processes are not readily able to be more intensively automated, then the Company may have to expend substantial additional research effort and capital resources to automate its technology in order to increase yields. Difficulty in automating the Company's current processes may translate into higher than projected product costs or entail significant reengineering efforts in order to meet commercially viable cost targets, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

     There can be no assurance that the Company will be successful in resolving known or unknown biological and engineering development problems, that the Company will be able to develop its products within the estimated time schedule, or in accordance with present cost projections, or that the products developed by the Company will be commercially viable or widely accepted. See "Business--Overview," "--Products and Potential Products," "--Manufacturing" and "--Corporate Partner Relationships."

CUSTOMER CONCENTRATION

     The Company entered into a three-year exclusive Distribution and Development Agreement with Cultor (recently extended to four years) with respect to the production, sale and use of natural astaxanthin in the field of animal feed and animal nutrition worldwide. The failure of the Company to gain additional customers for its natural astaxanthin product in other applications and customers for its other potential products, the loss of Cultor or any potential corporate partner as a customer, or a significant reduction in the level of sales to Cultor or any potential corporate partner could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Business--Aquasearch's Strategy--Expand Strategic Alliances" and "--Corporate Partner Relationships."

EFFECT OF INCREASED COMPETITION ON MARKET PRICE OF SYNTHETIC AND NATURAL ASTAXANTHIN

     The Company's natural astaxanthin will compete directly or indirectly with synthetic astaxanthin and products incorporating the Company's natural astaxanthin will compete directly with products incorporating the synthetic astaxanthin product. The synthetic astaxanthin market is currently dominated by a single producer, Hoffman-LaRoche, Inc. ("Hoffman-LaRoche"), which has maintained the market price of its synthetic astaxanthin (derived from petrochemicals) at approximately $2,500 per kilogram for more than a decade.
The Company does not know Hoffman-LaRoche's cost of production for synthetic astaxanthin or its probable response to the introduction of the a competitive product based on natural astaxanthin. Hoffman-LaRoche has significantly greater research and development, technical, financial, sales and marketing resources than the Company and holds a commanding market share. There can be no assurance that the market price for synthetic astaxanthin will remain at $2,500 after commercial introduction of products incorporating natural astaxanthin. Any significant decrease in the market price for synthetic astaxanthin is likely to have an adverse effect on the market price for products incorporating the Company's natural astaxanthin, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Business--Overview," "--Products and Potential Products--Existing Product: Astaxanthin--Aquaculture" and "Competition."

RISKS ASSOCIATED WITH POTENTIAL JOINT VENTURE

     The Cultor Distribution and Development Agreement currently provides that, in the event that Cultor exercises its option to create a joint venture company with Aquasearch to produce natural astaxanthin, Aquasearch would contribute a natural astaxanthin production facility to be constructed at a later date in return for a 50% stake in the new company and Cultor would contribute cash equal to the appraised value of the Aquasearch's production facility in return for a 50% stake. In addition, Cultor has the option to increase its stake in the new company by purchasing from Aquasearch a further 25% of the new company (thus increasing Cultor's stake to 75%) for cash based on a formula. In view of the recent advancements achieved in astaxanthin production, and pending further discussions with Cultor, Aquasearch currently plans to develop a second site for large-scale astaxanthin production that would be larger than the initially contemplated in the Cultor Distribution and Development Agreement and would have a production capacity significantly greater than the September 1999 production target of 120 kilograms per month. There is currently no agreement between Aquasearch and Cultor as to if, or when, a second site would be constructed, what the size, location or production capacity of such a site would be, or how the construction or scale-up of this facility would be financed. There can be no assurances that Aquasearch and Cultor will reach an agreement regarding the development, timing, location or financing of a second site, whether the Cultor Distribution and Development Agreement would need to be amended or terminated to accommodate these plans, or whether Cultor would have any role in connection with this project.

     The decision to form, and the timing of the decision to form, the new joint venture company is solely within the discretion of Cultor and may occur at any time prior to September 24, 2000. However, Cultor and Aquasearch have held preliminary discussions regarding the need to amend the Cultor Distribution and Development Agreement in view of the recent improvements in production economics achieved by Aquasearch. There can be no assurance as to when or if the Cultor Distribution and Development Agreement will be amended or whether the terms of any amendment would be favorable to the Company. There can be no assurance that the Company will have developed markets for its natural astaxanthin product other than animal feed and animal nutrition at the time, if any, that Cultor exercises its option to form the joint venture company or that the Company and Cultor determine to amend the Cultor Distribution and Development Agreement. Similarly, there can be no assurance that the Company will have developed microalgae products other than natural astaxanthin at the time, if any, that Cultor exercises its option to form the joint venture company or that the Company and Cultor determine to amend the Cultor Distribution and Development Agreement. See "Business--Overview" and "--Corporate Partner Relationships--Cultor."

RELIANCE ON CORPORATE PARTNER RELATIONSHIPS

     An important element of the Company's business strategy involves developing strategic relationships with companies that have established research and development, sales, marketing and distribution capabilities for the microalgae products that the Company intends to develop. In May 1996, the Company executed the three-year exclusive Cultor Distribution and Development Agreement with Cultor (recently extended to four years) covering the production and distribution of the Company's natural astaxanthin product worldwide in the field of animal feed and animal nutrition.

     The Company intends to enter into strategic relationships with other companies to apply its technology, fund development, commercialize future products, and assist in obtaining regulatory approvals. There can be no assurance that any of the Company's present or future corporate partners will perform their obligations as expected or devote sufficient resources to the development, testing or marketing of the Company's potential products developed under such arrangements. Any parallel development by a strategic partner of alternative technologies or products, preclusion of the Company from entering into competitive arrangements, failure to obtain timely regulatory approvals, premature termination of an agreement, or failure by a strategic partner to devote sufficient resources to the development and commercialization of the Company's products could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

     The Company's agreements with its consultants and corporate partners are complex. There may be provisions within such agreements that give rise to disputes regarding the rights and obligations of the parties. These and other possible disagreements could lead to delays in research, development or commercialization of certain products, or could result in litigation or arbitration, which could be time-consuming and expensive, and could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

     There can be no assurance that the Company will be able to maintain or expand its relationships with its existing corporate partners or to replace its existing corporate partners in the event any such relationship were terminated. In the event of the termination of the Cultor Distribution and Development Agreement, the Company's ability to distribute its natural astaxanthin product in the field of animal feed and animal nutrition would be materially adversely affected, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's primary strategy for the development, regulatory approval, production and commercialization of certain of its products is to enter into collaborations with various corporate partners, licensors, licensees and others. There can be no assurance that the Company will be able to negotiate collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be beneficial to the Company. To the extent that the Company is not able to establish such arrangements, it would face increased capital requirements to undertake such activities at its own expense and might encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected. See "Business--Aquasearch's Strategy--Expand Strategic Alliances" and "--Corporate Partner Relationships."

COMPETITION

     Competition in the world market for astaxanthin is intense and is expected to increase significantly in the near future. The Company's natural astaxanthin will compete directly or indirectly with the synthetic astaxanthin product developed and marketed worldwide by Hoffman La-Roche and products incorporating the Company's natural astaxanthin will compete directly with products incorporating the synthetic astaxanthin product as well. Hoffman-LaRoche has significantly greater research and development, technical, financial, management, marketing and sales resources than the Company as well as a worldwide reputation and dominant market share. In addition, at least two companies, Astacarotene and Cyanotech Corporation ("Cyanotech"), have either announced plans to produce natural astaxanthin from microalgae or are producing significant quantities for test and commercial purposes. In particular, Cyanotech has announced its intention to enter into large scale commercial production of natural astaxanthin and entered into a $1.5 million supply agreement in the fiscal quarter ended June 30, 1998.

     The Company's natural astaxanthin product is expected to compete with synthetic astaxanthin (and any other alternative products) primarily on the basis of product performance, price and proprietary position. Although Hoffman-LaRoche has maintained the market price of synthetic astaxanthin at approximately $2,500 per kilogram for more than a decade, there can be no assurance that Hoffman-LaRoche will maintain the price of its synthetic astaxanthin product in response to the introduction of a product incorporating the Company's natural astaxanthin. Any such pricing or other competitive pressure could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. The existence of products of which the Company is not aware, or products that may be developed in the future, may also adversely affect the marketability of the Company's natural astaxanthin product.

     Aquasearch anticipates that competition to develop microalgae products other than natural astaxanthin will also be intense. The Company's competitors for these potential products are expected to include major pharmaceutical, food processing, chemical and specialized biotechnology companies, many of which will have financial, technical and marketing resources significantly greater than those of Aquasearch. In addition, other emerging marine bioscience companies, similar to Aquasearch, may form collaborations with large established companies to support research, development and commercialization of products that may be competitive with future products of Aquasearch. Also, academic institutions, governmental agencies and other public and private research organizations are conducting research activities and seeking patent protection and may commercialize products competitive with those of Aquasearch on their own or through joint ventures. The existence of products of which Aquasearch is not aware, or products that may be developed in the future, may adversely affect the marketability of additional products developed by Aquasearch.

     Aquasearch believes that its AGM and related microalgae cultivation and harvesting technologies currently offer significant technical and economic advantages compared with the open pond systems currently used by certain competitors, including increased yields and the ability to cultivate hundreds of microalgae species at commercial scale that cannot be produced in open pond systems due to substantially higher risks of contamination and lack of control. Aquasearch also believes that its AGM and related microalgae cultivation and harvesting technologies compare favorably with other known closed systems with respect to capital and operating costs. However, the existence of technology of which Aquasearch is not aware, or technology that may be developed in the future, may adversely affect the technical and competitive advantages that Aquasearch currently believes it holds compared with competing open pond and known closed system microalgae cultivation technologies.

DEPENDENCE ON KEY PERSONNEL

     The Company's prospects depend to a significant extent upon certain members of senior management, including, in particular, Mark E. Huntley, Ph.D., the Company's Chairman, President and Chief Executive Officer, Earl S. Fusato, the Company's Chief Financial Officer and David G. Watumull, the Company's Executive Vice President of Strategic Development and Corporate Finance. The loss of any senior executive or other key employee could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

     The Company is highly dependent on its ability to attract and retain key scientific, technical, management and operating personnel, including consultants and members of its Scientific Advisory Board. As the number of qualified marine and aquatic microbiologists is limited, competition for such personnel is intense. The Company will need to develop expertise and add skilled employees or retain consultants in such areas as research and development, clinical testing, government approvals, manufacturing and marketing in the future. There can be no assurance that the Company will be able to attract and retain the qualified personnel or develop the expertise needed in these areas. The Company currently has a small research and development and management group with limited operating experience. The loss of the services of one or more members of the research and development or management group or the inability to hire additional personnel and develop expertise as needed would have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

     Members of the Company's Scientific Advisory Board assist the Company in optimizing its production and processing methods and formulating research and development strategy pertaining to both existing and potential microalgae products. Most members of the Scientific Advisory Board are not employed by the Company and each of these members may have commitments to other entities that could limit their availability to the Company. There can be no assurance that the Company will be able to retain its key Scientific Advisory Board members. See "Business--Scientific Advisory Board."

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH

     To date, the Company has been engaged almost exclusively in research and development activities. The Company is in the process of transitioning to a full-scale commercial producer of microalgae products. These changes in its business have placed and will continue to place significant demands on the Company's management and financial and management control systems. Failure to upgrade the Company's operating, management and financial control systems or difficulties encountered during such upgrades could adversely affect the Company's business, financial condition, results of operations and relationships with its corporate partners. Although the Company believes that its systems and controls are adequate to address its current needs, there can be no assurance that such systems will be adequate to address future expansion of the Company's business. The Company's results of operations will be adversely affected if revenues do not increase sufficiently to compensate for the increase in operating expenses resulting from any expansion and there can be no assurance that any expansion will be profitable or that it will not adversely affect the Company's results of operations. In addition, the success of any future expansion plans will depend in part upon the Company's ability to continue to improve and expand its management and financial control systems, to attract, retain and motivate key personnel, and to raise additional required capital. There can be no assurance that the Company will be successful in these efforts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "--Liquidity and Capital Resources" and "Business--Aquasearch's Strategy," "--Products and Potential Products" and "--Manufacturing."

RISKS ASSOCIATED WITH EXPANSION INTO ADDITIONAL MARKETS AND PRODUCT DEVELOPMENT

     Other than its natural astaxanthin product, the Company currently has no products actively under development. The Company believes that its near-term prospects are substantially dependent on the expansion of the worldwide market for natural astaxanthin and the Company's ability to successfully develop and commercialize new products and penetrate new markets. There can be no assurance that the Company can successfully develop its natural astaxanthin or any other potential microalgae products, that any such products will be capable of being produced in commercial quantities at reasonable cost, or that any such products will achieve market acceptance. The Company has no experience marketing its products directly and is presently entirely dependent on the marketing skills and efforts of its corporate partners. There can be no assurance that the marketing efforts of such corporate partners will be successful or whether such corporate partners will eventually compete with the Company or assist the Company's competitors.

     Many other companies have significantly greater marketing and product development experience and resources to devote to marketing and product development than the Company. The Company has entered into, and expects to enter into additional, selected strategic alliances with third parties for product development, marketing and sales. There can be no assurances regarding the performance of such third parties, or the overall success, if any, of such strategic alliances. The inability of the Company to successfully develop or commercialize its natural astaxanthin or any potential microalgae products would have a material adverse effect on the Company's business, financial condition, results of operations and its relationships with its corporate partners. See "Business--Aquasearch's Strategy" and "--Products and Potential Products."

DEPENDENCE ON PROPRIETARY TECHNOLOGY AND UNPREDICTABILITY OF INTELLECTUAL PROPERTY PROTECTION

     Aquasearch relies upon a combination of patents, copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. The Company's future prospects depend in part on its ability to obtain patent protection for its products and processes, to preserve its copyright and trade secrets and to operate without infringing the proprietary rights of third parties. Aquasearch has been awarded one patent in the United States, one patent by the European Patent Office (which is applicable to all member nations of the European Union), and one patent in Australia for its closed system microalgae cultivation process. The Company has additional patent applications pending in the United States and internationally.

     The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its corporate partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits. See "Business--Legal Proceedings."

     Others may have filed and in the future are likely to file patent applications that are similar or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company. In addition, the laws of certain foreign countries may not protect the Company's patent and other intellectual property rights to the same extent as the laws of the United States.

     The Company's future prospects also depend in part on the Company neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to the Company's technologies and products. There can be no assurance that the Company will not infringe the patents, licenses or other proprietary rights of third parties. In addition, the Company may in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third party patents. Any legal action against the Company or its collaborative partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its corporate partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its corporate partners would prevail in any such action or that any license (including licenses proposed by third parties) required under any such patent would be made available on commercially acceptable terms, if at all. There may be a significant number of United States and foreign patents and patent applications in the Company's area of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

     The enactment of legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes in United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years after the effective date of filing may result in a substantially shortened term of the Company's patent protection which may adversely affect the Company's patent position.

     While the disclosure and use of the Company's proprietary technology, know-how and trade secrets are generally controlled under agreements with the parties involved, there can be no assurance that all confidentiality agreements will be honored, that others will not independently develop similar or superior technology, that disputes will not arise concerning the ownership of intellectual property, or that dissemination of the Company's proprietary technology, know-how and trade secrets will not occur. See "Business--Patents, Licenses and Proprietary Technology."

UNCERTAINTY REGARDING OBTAINING AND MAINTAINING GOVERNMENT APPROVALS

     Aquasearch's natural astaxanthin product, potential products and its research and production activities are or may become subject to varying degrees of regulation by a number of government authorities in the United States and other countries, including the United States Food and Drug Administration ("FDA") pursuant to the Federal Food, Drug and Cosmetic Act. Each existing or potential microalgae product that is developed or marketed by Aquasearch, its licensees or its corporate partners can present unique regulatory problems and risks, depending on the product type, uses and method of manufacture. Any future products developed by Aquasearch for use in human nutrition, pharmaceuticals or cosmetics, if any, may require Aquasearch to develop and adhere to Good Manufacturing Practices ("GMP") as required by the FDA, ISO standards as required in Europe, and any other applicable standards mandated by federal, state, local or foreign laws, regulations and policies. Currently, the Company's production facilities do not comply with GMP or ISO standards and significant capital expenditures would have to be made and compliance procedures implemented before the Company's production facilities could meet GMP and ISO qualifications.

     The Company is also subject to other federal, state and foreign laws, regulations and policies with respect to labeling of its products, importation of organisms, and occupational safety, among others. Federal, state and foreign laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. The Company is working with Cultor with respect to compliance with foreign laws, regulations and policies pertaining to use of its natural astaxanthin product in the field of animal feed and animal nutrition. There can be no assurance that any changes with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. There can be no assurance that any of the Company's potential products will satisfy applicable regulatory requirements. See "Business--Government Regulation and Product Testing."

     The Company is subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Business--Government Regulation and Product Testing."

CONCENTRATION OF PRODUCTION CAPACITY; RELIANCE ON CLIMATIC CONDITIONS

     All of the Company's production capacity is currently located at the Hawaii Ocean Sciences Technology ("HOST") Business Park at Keahole Point, Kailua-Kona, Hawaii, on property leased from the State of Hawaii and situated on a 200-year-old lava flow adjacent to a dormant volcano. The Company maintains minimal finished goods inventory. In the event that production at, or transportation from, such facility (or any facility that the Company might construct in the Hawaiian Islands) were interrupted by fire, volcanic eruption, earthquake, tidal wave, hurricane, or other natural disaster, work stoppage, termination or suspension of the Company's facility lease by the State of Hawaii for public use or similar purposes, other regulatory actions or any other cause, the Company would be unable to continue to produce its products at such facility. Such an interruption would have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Business--The Aquasearch Solution" and "--Properties."

     Due to the importance of sunlight and a consistent warm temperature for microalgae growth, the Company's production may be significantly affected by weather patterns and unusual seasonal weather changes. Any unseasonably cool or cloudy weather would adversely impact the Company's production and could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     The Company currently has a distribution arrangement with Cultor, a Finnish company. The Company expects that international sales will represent a significant portion of its revenue for the foreseeable future because aquaculture production, the primary market for natural astaxanthin today, is more highly developed in Europe and

Asia than in the United States. The Company's business, financial condition and results of operations may be materially and adversely affected by any difficulties associated with managing accounts receivable from international customers, tariff regulations, imposition of governmental controls, political and economic instability or other trade restrictions. Although the Cultor Distribution and Development Agreement provides that sales will be denominated in United States dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in the affected country, leading to a reduction in sales in that country.

PRODUCT LIABILITY

     The Company faces an inherent business risk of exposure to product liability claims alleging that the use of its technology or products resulted in adverse effects. There can be no assurance that the Company's current level of product liability insurance together with indemnification rights under its existing license agreements and other collaborative arrangements will be adequate to protect the Company. It is uncertain whether the Company will be able to obtain increased levels of insurance as the Company grows, that any level of insurance would be economically practical or that it would be able to renew its current or future policies. A product liability claim or recall in excess of insured amounts or amounts recoverable under applicable contractual arrangements could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners.

CONCENTRATION OF STOCK OWNERSHIP

     Based upon an aggregate of 68,564,013 shares of Common Stock that will be outstanding upon completion of this offering (and assuming the sale of all 20,075,648 outstanding shares of Common Stock offered hereby), the Company's directors and executive officers, as a group, will beneficially own approximately 15.7% of the Company's outstanding Common Stock. As a result, these shareholders will have the ability to strongly influence the actions of the Board of Directors and the outcome of actions that are brought before the shareholders for approval. Such a high level of ownership may have the effect of delaying or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Common Stock. See "Management," "Principal Shareholders", "Selling Shareholders," and "Description of Securities."

POSSIBLE VOLATILITY OF STOCK PRICE; LIMITED LIQUIDITY; ABSENCE OF DIVIDENDS

     The market price of the Company's Common Stock has experienced, and may continue to experience, a high level of volatility, as frequently occurs with publicly traded life sciences companies and many companies whose securities trade on the NASD Electronic Bulletin Board. See "Risk Factors--Risks Associated with Low-Priced Over-The-Counter" Securities." Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential benefits relating to products under development by the Company or its competitors, general regulatory developments affecting the Company's products in both the United States and foreign countries, market conditions for life sciences companies in general and economic and other internal and external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the Company's business or the future market price of the Common Stock. Since the Company's initial public offering of Common Stock in January 1989, the average daily trading volume in the Common Stock as reported on the NASD Electronic Bulletin Board has been relatively low. See "Price Range of Common Stock." There can be no assurance that a more active public trading market will ever develop for the Common Stock. The Company has never declared or paid any cash dividends on its Common Stock and does not intend to do so for the foreseeable future. See "Dividend Policy."

RISKS ASSOCIATED WITH LOW-PRICED "OVER-THE-COUNTER" SECURITIES

     The Company's Common Stock is currently traded in the "over-the-counter market" in the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. (the "NASD"). See "Price Range of Common Stock." Securities of companies traded on the NASD Electronic Bulletin Board are generally more difficult to dispose of and to obtain accurate quotations as to price than securities of companies that are traded on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq or a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, trading in the Company's securities is currently subject to Rule 15g-9 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Pursuant to Rule 15g-9, broker/dealers who recommend the Company's securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

     The impact of the regulations applicable to penny stocks on the Company's securities is to reduce the market liquidity of the Company's securities by limiting the ability of broker/dealers to trade the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market. The low price of the Company's Common Stock also has a negative effect on the amount and percentage of transaction costs paid by individual shareholders and the potential ability of the Company to raise additional capital by issuing additional shares. The primary reasons for these effects include the internal policies of certain institutional investors that prohibit the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and certain brokerage house policies and practices that tend to discourage individual brokers from dealing in low-priced stocks. In addition, since broker's commissions on low-priced stocks represent a higher percentage of the stock price than commissions on higher priced stocks, the current low share price of the Common Stock results in individual shareholders paying transaction costs that are a higher percentage of their total share value than would be the case if the Company's share price were substantially higher.

     The Company intends to apply for listing on the Nasdaq SmallCap Market as soon as it meets the eligibility requirements. Under recently implemented Nasdaq rules, in order to be eligible for listing on the Nasdaq SmallCap Market:
(i) the Company's Common Stock must have a minimum bid price of $4.00; (ii) the Company must have minimum tangible net assets (total assets less total liabilities and goodwill) of $4.0 million or a market capitalization of at least $50 million or net income of at least $750,000 in two of the three prior years;
(iii) the Company must have a public float of at least one million shares with a market value of at least $5 million; and (iv) the Common Stock must have at least three market makers and be held of record by at least 300 shareholders.
If at any time the Company were to satisfy all listing requirements other than the minimum bid price of $4.00 per share, then the Board of Directors is likely to recommend that the Company effect a reverse stock split in order to meet this minimum trading price listing requirement. Any such reverse stock split would require shareholder approval. There can be no assurance that at any time the Company would be able to satisfy some or all listing requirements or that any proposed reverse stock split will be approved by the shareholders or successfully implemented following such approval.

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED

     The purchasers of any securities offered hereby will be able to resell such securities (or the Common Stock issuable upon exercise thereof) in the public market only if the securities are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the proposed purchasers reside. Although the Company intends to seek to qualify for sale the securities offered hereby in those states in which the securities are to be offered, no assurance can be given that such qualifications will occur. The securities may be deprived of any value and the market for the securities may be limited if the securities are not qualified or exempt from qualification in the jurisdictions in which the prospective purchasers of the securities then reside.

POTENTIAL ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of "blank check" Preferred Stock, with such designations, rights, preferences, privileges and restrictions as determined by the Board of Directors from time to time. As a result, the Board of Directors is empowered, without further shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present plans to issue any shares of Preferred Stock, there can be no assurance that the Company will not issue Preferred Stock at some time in the future. See "Description of Securities--Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, the Company had 68,564,013 shares of Common Stock outstanding. Of the shares outstanding immediately prior to this offering, 46,201,631 have either been registered under the Securities Act or are freely tradeable without volume limitations under Rule 144(k) under the Securities Act.

     No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility exists, however, that substantial amounts of Common Stock may be sold in the public market which may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                   PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is currently traded in the "pink sheets" (OTC Bulletin Board Symbol: AQSE:bb). The following table sets forth for the periods indicated the high and low bid quotations for the Company's Common Stock as reported by M.H. Myerson & Company, one of the Company's market makers. These quotations are believed to represent inter-dealer quotations, without adjustment for retail mark-up, mark-down or commissions and may not represent actual transactions.


                                                        HIGH BID    LOW BID
                                                       ----------  ----------
FISCAL 1996
     First Quarter. . . . . . . . . . . . . . . . .     $ 0.74      $ 0.21
     Second Quarter . . . . . . . . . . . . . . . .     $ 0.75      $ 0.50
     Third Quarter. . . . . . . . . . . . . . . . .     $ 0.97      $ 0.53
     Fourth Quarter . . . . . . . . . . . . . . . .     $ 0.66      $ 0.31

FISCAL 1997
     First Quarter. . . . . . . . . . . . . . . . .     $ 0.63      $ 0.33
     Second Quarter . . . . . . . . . . . . . . . .     $ 0.39      $ 0.20
     Third Quarter. . . . . . . . . . . . . . . . .     $ 0.28      $ 0.17
     Fourth Quarter . . . . . . . . . . . . . . . .     $ 0.36      $ 0.19

FISCAL 1998
     First Quarter. . . . . . . . . . . . . . . . .     $ 0.29      $ 0.20
     Second Quarter . . . . . . . . . . . . . . . .     $ 0.28      $ 0.19
     Third Quarter  . . . . . . . . . . . . . . . .     $ 0.24      $ 0.18
     Fourth Quarter (through September 10, 1998). .     $ 0.20      $ 0.18



     As of the date of this Prospectus, the Company had approximately 2,000 record holders of its 68,564,013 shares of Common Stock.


                                   DIVIDEND POLICY

     The Company has never paid cash dividends on its capital stock. The Company currently intends to retain all available funds for use in the operation and expansion of its business. The Company does not anticipate paying any cash dividends in the foreseeable future. As of July 31, 1998, the Company had an accumulated deficit of approximately $6.4 million, and until this deficit is eliminated will be prohibited from paying dividends except out of net profits.

                               SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the years ended October 31, 1995, 1996 and 1997 and the balance sheet data at October 31, 1995, 1996 and 1997 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus and should be read in conjunction with the audited financial statements and notes thereto. The statement of operations data at October 31, 1993 and 1994 and the balance sheet data at October 31, 1993 and 1994 are derived from audited financial statements that are not included in this Prospectus. The selected financial data for the nine months ended July 31, 1997 and 1998 have been derived from unaudited financial statements included elsewhere in this Prospectus. The results of operations for the nine months ended July 31, 1998 are not necessarily indicative of the results that may be expected for the full year.


                                                                                                              NINE MONTHS ENDED
                                                          YEAR ENDED OCTOBER 31,                                   JULY 31,
                                  --------------------------------------------------------------------   -------------------------
                                     1993            1994         1995          1996          1997           1997           1998
                                  ----------      ----------   -----------   -----------   ----------    ----------     ----------
                                                                  (RESTATED)                             (UNAUDITED)    (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues. . . . . . . . . .     $         --   $       --    $       --    $         10   $        1     $        1     $        --
Cost of sales . . . . . . .     $         --   $       --    $       --    $         21   $        2     $       --     $        --
Research and development
  costs . . . . . . . . . .                4           27            89             649           794            552            866
General and administrative
  expenses. . . . . . . . .               85          115           393             641         1,072            645            634
Earnings (loss) from
  operations. . . . . . . .              (89)        (142)         (482)         (1,301)       (1,867)        (1,195)        (1,501)
Other income (expense). . .              (52)         (98)           (4)              3             4              5           (117)
Net income (loss) . . . . .     $       (142)  $     (240)   $     (487)   $     (1,298)  $    (1,863)   $    (1,191)   $    (1,618)
Net income (loss) per share     $      (0.01)  $    (0.01)   $    (0.02)   $      (0.03)  $     (0.04)   $     (0.03)   $     (0.03)
Weighted average shares
  outstanding . . . . . . .       20,132,100    22,782,063    25,541,021     37,679,955    44,646,653     44,159,602     47,819,881


                                                                  OCTOBER 31,                              JULY 31,
                                     ----------------------------------------------------------------      ---------
                                     1993           1994           1995            1996        1997         1998
                                     ------        -------        --------        -------     -------      ---------
                                                                (IN THOUSANDS)                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents .         $ 146          $  87         $   27          $  187      $   47        $  666
Working capital . . . . . .           131            (19)          (159)           (418)       (944)          (28)
Total assets. . . . . . . .           146             87            490           1,368         915         2,035
Long-term obligations, including
current portion . . . . . .            --             --             --              --          --            --
Deficit accumulated during
  development stage . . . .          (924)        (1,164)        (1,651)         (2,949)     (4,812)       (6,430)
Total shareholders' equity (deficit)  131            (19)           256             291        (107)        1,271




                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS, TREND ANALYSIS AND OTHER INFORMATION RELATIVE TO MARKETS FOR THE COMPANY'S PRODUCTS AND TRENDS IN REVENUES AND ANTICIPATED EXPENSE LEVELS, AS WELL AS STATEMENTS INCLUDING WORDS SUCH AS "ANTICIPATE," "EXPECT," "BELIEVE," "PLAN," "ESTIMATE" AND "INTEND" AND OTHER SIMILAR EXPRESSIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE INFORMATION DESCRIBED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 5 HEREOF AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS AND OTHER INFORMATION FILED WITH THE COMMISSION.

OVERVIEW

     Aquasearch is a development stage company that is developing a proprietary, closed-system technology for the large-scale, commercial cultivation of photosynthetic microalgae. The Company's microalgae cultivation technology is known as the Aquasearch Growth Module (the "AGM").

     The Company was founded in February 1988 as a Colorado corporation and acquired all the assets of Aquasearch, Inc., a California corporation, in May 1988 in a stock-for-stock exchange. The Company commenced operations in Borrego Springs, California and developed its first prototype of the AGM in 1988. Until March 1993, the Company conducted research and development focused on refining its production technology and cultivating microalgal species of several markedly different varieties.

     In March 1993, the Company formed a joint venture company with Cyanotech, an unaffiliated producer of microalgae, to develop commercial systems for the production of astaxanthin-rich microalgae. Aquasearch contributed approximately $147,000 in capital to the joint venture company and licensed its AGM technology to the joint venture company. Cyanotech contributed approximately $15,000 in capital to the joint venture company and made available its facilities and personnel at the HOST Business Park at Keahole Point, Kailua-Kona, Hawaii. AGMs were constructed in July 1993 that demonstrated the economics of the production process and provided samples of astaxanthin-rich microalgae for analysis and trial applications.

     In the summer of 1994, Aquasearch initiated discussions with Cultor, a Finnish food conglomerate, regarding the purchase of astaxanthin-rich microalgae. While awaiting a response from Cultor, Aquasearch elected to discontinue its participation in the joint venture company and the joint venture agreement was terminated by mutual consent in November 1994. The dissolution agreement provided that all intellectual property rights to the AGM technology reverted to Aquasearch.

     In December 1994, Cultor initiated a series of feeding trials with farmed salmon using astaxanthin-rich microalgae produced by the Company.

     In April 1995, the Company leased a half-acre site within the HOST Business Park and began construction of a research and development facility capable of producing small amounts of microalgae containing astaxanthin for marketing purposes. This half-acre facility, comprised of AGMs and an operating laboratory, was completed in June 1995.

     In July 1995, the Company entered into a three-year Supply Agreement with Svenska Foder, then a subsidiary of Cultor, pursuant to which Svenska Foder agreed to act as the exclusive distributor of the Company's natural astaxanthin product for animal feed and animal nutrition applications in Sweden, Norway and Finland for poultry, pigs, cattle and horses. In December 1996, Cultor sold Svenska Foder to KKR, a Danish animal feeds company, and assumed all of Svenska Foder's rights and obligations under the Svenska Foder Supply Agreement.

     In July 1995, the Company leased additional space in the HOST Business Park to expand its half-acre research and development facility to a one-acre research and development/production facility. Construction of the one-acre research and development/production facility was completed in October 1995.

     In May 1996, the Company entered into a three-year Distribution and Development Agreement with Cultor (recently extended to four years) pursuant to which the Company will act as the exclusive worldwide supplier of natural astaxanthin derived from microalgae to Cultor in the field of animal feed and animal nutrition and Cultor will act as the exclusive worldwide distributor of Aquasearch's natural astaxanthin product in the field of animal feed and animal nutrition. Under the Cultor Distribution and Development Agreement, Cultor and Aquasearch may, at Cultor's option, mutually develop a new joint venture company for the sole purpose of producing and selling natural astaxanthin derived from microalgae in the field of animal feed and animal nutrition. See "Business--Cultor Distribution and Development Agreement."

     In July 1996, the Company was awarded U.S. Patent Number 5,541,056 for a "Method of Control of Microorganism Growth Process," which claims certain processes that operate in the Company's proprietary, closed-system photobioreactor, the Aquasearch Growth Module. The Company's U.S. filing was made under the provision of the Patent Cooperation Treaty, and the Company is in the process of pursuing international patents pursuant thereto.

     In October 1996, Cultor acquired 400,000 shares of the Company's Common Stock at a purchase price of $0.50 pursuant to the Cultor Stock Subscription Agreement.

     In November 1996, the Company executed a Letter of Intent with C. Brewer and Company, Limited ("C. Brewer") with respect to the acquisition of between 80 and 90 acres of property in the Ka'u region of the Big Island of Hawaii valued at between $900,000 and $1,000,000 in exchange for C. Brewer's acquisition of approximately 6% of the Company's outstanding Common Stock. In addition,
C. Brewer acquired a three-year warrant (the "C. Brewer Warrant") to purchase up to 500,000 shares of Aquasearch Common Stock at a purchase price of $1.25 per share. In the light of the Company's recent advances in production technology and yields, the consummation of this transaction will be delayed until the Company and Cultor determine the best strategy and location for future development of a natural astaxanthin production facility dedicated solely to satisfying the requirements of an expanded Aquasearch/Cultor relationship.

     Aquasearch has an active Scientific Advisory Board consisting of thirteen Ph.D.s with expertise in the fields of aquaculture; marine biology; fluid dynamics; and the chemistry, photobiology, physiology, genetics and mass culture of microalgae.

     INTELLECTUAL PROPERTY AND TECHNOLOGY OPTIMIZATION - LAST TWELVE MONTHS

     In June 1997, Aquasearch was awarded European Patent Number 0494887 for a "Process and Apparatus for the Production of Photosynthetic Microbes," which not only claims certain processes, but also certain features of its core technology, the Aquasearch Growth Module. The European patent complements, but does not supplant claims made in the U.S. Patent awarded in 1996. The Company's European filing was made under the Patent Cooperation Treaty, and the Company is in the process of pursuing international patents pursuant thereto.

     Aquasearch placed great emphasis in the past nine months on optimizing the Aquasearch Growth Module and its performance. The Company believes that it has made significant advances in several key areas of its production technology during this period, including: (i) biology-based improvements; (ii) advanced production procedures; (iii) significant increases in AGM size; and
(iv) production automation advancements. These improvements resulted in a fifteen-fold increase in productivity (weight of Astaxanthin per unit of production capacity) and sustained operation for a nine-month period of the largest photobioreactor the Company has operated to date, and which the Company believes to be the largest photobioreactor in existence.

     During the past nine months the Company has increased the size of its largest AGM from 1,000 gallons to 4,000 gallons. The larger AGM is not only less costly, but requires less labor, operates for a longer period of time and has significantly greater productivity than the smaller version. The Company has conducted intensive engineering studies on an even larger model AGM of more than 7,000 gallons that has now been designed, and is slated for construction in the fall of 1998. Management anticipates replacing all production capacity with the new, very large AGMs in 1998, contingent on available capital. The Company believes that the use of these very large AGMs will increase total production capacity by a factor of more than six with no increase in labor costs.

     Aquasearch began replacing its computer control system with state-of-the-art industrial process control in 1997. Improvements that are still underway have already reduced labor and hardware costs, and have provided significantly better quality control. The Company believes that its process control system is already greatly advanced compared to the standard in biology-based manufacturing. Aquasearch continues to develop certain proprietary process control software that it believes will provide a significant competitive advantage over other known systems.

     The Company introduced in late 1997 certain changes in nutrient media formulation, sterility procedures and other practices resulting from its research that have significantly enhanced productivity.

     DEVELOPMENT OF NATURAL ASTAXANTHIN PRODUCTS--LAST TWELVE MONTHS

     During the past twelve months, Aquasearch and Cultor have jointly carried out expensive and essential projects aimed at demonstrating efficacy of the Company's natural astaxanthin product in salmon and trout feed.

     Two important projects were undertaken in 1997. The first project, conducted on contract with the Norwegian Fisheries Research Institute, demonstrated equivalence between Aquasearch's natural astaxanthin product and Hoffman-LaRoche's synthetic astaxanthin with regard to efficacy of pigmentation of salmonid fish (salmon and trout). The second project, still underway, has demonstrated a shelf life of more than six months for the Company's natural astaxanthin product. The shelf life experiments will continue for at least six months more.

     The results of these product development projects have demonstrated, largely at Cultor's expense, that Aquasearch's product has viable commercial applications. To the knowledge of Aquasearch, no other company has yet demonstrated equivalent results for any products that might compete with the synthetic astaxanthin produced by Hoffman-LaRoche. Aquasearch believes the results of these projects provide it with a significant competitive advantage.

     NEW STRATEGIC BUSINESS RELATIONSHIPS--LAST TWELVE MONTHS

     In July 1997, Aquasearch agreed to become a charter member of the Marine Bioprocess Engineering Center (MarBEC) initiative launched by the University of Hawaii at Manoa. More than 160 universities -- including University of Hawaii -- competed nationwide for a total of five Engineering Research Centers to be awarded by the National Science Foundation. In August 1998, the University of Hawaii was notified by the National Science Foundation that it was one of the five winners. MarBEC, with estimated funding of approximately $30 million for a 10-year period, will focus entirely on the development of new enzymes and pigments from microalgae. Charter industry members (including Aquasearch, Merck, Monsanto, Hoechst and Eastman Chemical) will have equal preferential rights to new products from microalgae developed by MarBEC. Aquasearch believes that it is the only charter member of MarBEC that has developed photobioreactor technology, which is likely to be required for the commercial exploitation of any new product from microalgae.

     In September 1997, Aquasearch executed a Letter of Intent with Inflazyme Pharmaceuticals, Limited ("Inflazyme") to enter into a ten-year drug development and manufacturing agreement. Under the terms of the agreement, Aquasearch would produce large-scale research quantities of several thousand different microalgae in its AGM photobioreactors. Inflazyme would investigate each species for therapeutic activity in the areas of inflammation, cancer, blood and cardiovascular diseases. Aquasearch would receive cost-plus reimbursement of all its research costs (including dedicated physical facilities); potential milestone payments associated with steps in the U.S. Food and Drug Administration drug approval process; and royalties on future net product sales. The conversion of this Letter of Intent into a final Screening and Drug Development Agreement has been delayed due to management changes within Inflazyme. Given the extended delay, there can be no assurances as to when or if a final agreement will be consummated.

     The Company is currently in preliminary discussions with a major U.S. chemical company and a major Japanese food/pharmaceutical company with respect to the development of certain human nutritional supplements or nutraceuticals. The Company is also in late-stage discussions with (i) a smaller U.S. distribution and extraction company with respect to the possible formation of a joint venture to commercialize microalgae in the nutraceutical and/or pharmaceutical markets and (ii) a possible strategic alliance with a U.S. biotechnology company for the purpose of developing a library of microalgae-derived compounds for pharmaceutical and/or agricultural biotechnology screening purposes. There can be no assurances as to when or if these discussions will lead to the execution of a letter of intent or final agreement, or whether the terms of such arrangements will be attractive to the Company.

     RECENT FINANCING ACTIVITY

     In February 1997, the Company completed a private placement of a total of 5,044,570 Units, consisting of one share of Common Stock and one Common Stock Purchase Warrant (the "1997 Warrants"). The purchase price of the Units ranged from $0.21 per Unit to $0.44 per Unit. The 1997 Warrants have a term of three years and are exercisable at $1.00 per share, subject to adjustment. The 1997 Warrants are redeemable by the Company at $.01 per 1997 Warrant upon 30 days' notice anytime that the closing bid range per share of the Common Stock exceeds $1.50 per share (subject to adjustment) for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption. The net proceeds from this offering, net of placement agent fees and commissions, were $1,105,421.

     In July 1998, the holders of $2.8 million aggregate principal amount of 1998 Convertible Notes exercised their option to convert the outstanding principal and interest on their 1998 Convertible Notes into 16,870,520 shares of Common Stock. In addition, the Company also issued 2,918,713 1998 Warrants under the provisions of the 1998 Convertible Notes. The 1998 Warrants have an exercise price of $0.50 per share and term of three years. The financial statements as of July 31, 1998 reflect the conversion of the 1998 Convertible Notes into shares of Common Stock.

MANAGEMENT'S PLAN OF OPERATION

     During the next twelve months, Aquasearch intends to focus its efforts on strengthening its intellectual property position, optimizing the performance of its proprietary AGM technology, expanding its production capacity, initiating a business in pharmaceutical drug development, and improving productivity through employee incentives.

- INTELLECTUAL PROPERTY: The Company is maintaining numerous international patent applications under the aegis of the Patent Cooperation Treaty, and contemplates new filings that will enhance its formal claims to intellectual property. At the same time, Aquasearch continues to develop certain trade secrets that management believes will enhance its intellectual property position.

- TECHNOLOGY IMPROVEMENT: Aquasearch intends to enlarge the size of its proprietary AGM from 4,000 gallons to 7,000 gallons during 1998. Furthermore, the process control system is slated for hardware and software improvements, which the Company believes will reduce capital and labor costs and improve productivity.

- EXPANSION OF PRODUCTION CAPACITY: Aquasearch began construction in early 1998 to increase the size of its Keahole Point research and development/production facility from one acre to three acres. Construction is expected to be completed in November 1998, and is anticipated to augment production capacity to approximately 25 kilograms per month (given existing pond finishing constraints). Pending further discussions with Cultor, the Company currently plans to develop a second site for large-scale astaxanthin production. It is currently contemplated that this second site would be larger than the ten-acre second site initially contemplated in the Cultor Distribution and Development Agreement and would have a production capacity significantly greater than 120 kilograms per month.

- PHARMACEUTICAL DRUG DEVELOPMENT: Aquasearch intends to pursue drug development agreements with several biotechnology and pharmaceutical companies. The Company believes that the consummation of such agreements would cover a significant portion of the Company's pharmaceutical research and development costs. The Company believes that additional personnel will need to be hired to perform such projects, but the Company intends to keep its current personnel entirely focused on astaxanthin-related science and technology. New personnel hired for drug development work will be dedicated entirely to those projects and will function as a separate team, which costs will be borne by strategic partners. The Company believes that additional laboratory facilities may also be required for drug development activities. The Company intends that costs for such dedicated facilities will be borne by strategic partners.

- IMPROVEMENTS IN PRODUCTIVITY: At the outset of fiscal year 1998, Aquasearch implemented an incentive compensation program to award significant cash bonus incentives to all employees provided that the Company met certain quarterly production targets. Targets were planned that management believed would significantly advance the Company's research and production efforts. Under the incentive program, cash bonuses represent as much as a 25% increase in salary on a quarterly basis. The Company also awarded stock options to all employees as a further incentive to increase productivity. Aquasearch believes that the implementation of its incentive compensation program at the outset of fiscal 1998 was a significant factor in the Company's productivity gains in fiscal 1998.

     The Company expects to continue producing relatively small amounts of astaxanthin (less than six kilograms dry weight per month) until November 1998, when it expects to ship 25 kilograms (dry weight) to Cultor. The Company is currently satisfying Cultor's requirements for product testing, regulatory approvals and related developmental activities. The Company will focus in the next twelve months on continuing to improve yields and increasing the cost-effectiveness of its production.

     The Company believes that strategic relationships and collaborations will continue to be an important part of its business strategy. There can be no assurances that the Company will be able to maintain existing corporate partner relationships, enter into future relationships to develop additional applications for natural astaxanthin or to develop new microalgae products or that any such relationships will be successful.

     Since inception, the Company's primary operating activities have consisted of basic research and development and production process development; recruiting personnel; purchasing operating assets; and raising capital. From inception through July 31, 1998, the Company had an accumulated deficit of approximately $6.4 million. The Company's losses to date have resulted primarily from costs incurred in research and development and from general and administrative costs associated with the Company's operations. The Company expects to continue to incur operating losses for at least the next two years as it continues to expand its production facilities and increases its research and development efforts. The Company expects to have quarter-to-quarter and year-to-year fluctuations in revenues, expenses and losses, some of which could be significant.

     The Company has a limited operating history and any assessment of the Company's prospects must include the technology risks, market risks, expenses and other difficulties frequently encountered by development stage companies, and particularly companies attempting to enter competitive industries with significant technology risks and barriers to entry. Although the Company has attempted to address these risks by, among other things, hiring and retaining highly qualified persons and forging strategic alliances with companies that complement the Company's technical strengths, there can be no assurance that the Company will overcome these risks in a timely manner, if at all.

     The Company is in the process of transition to a full-scale commercial producer of microalgae products. These changes in its business have placed and will continue to place significant demands on the Company's management, working capital and financial and management control systems.

     RESULTS OF OPERATIONS

     REVENUES. Since inception, the Company has been primarily engaged in basic research and development and manufacture process development; recruiting personnel; purchasing operating assets; and raising capital. In fiscal 1996, the Company shipped its natural astaxanthin product to Svenska Foder under the Svenska Foder Supply Agreement, which resulted in revenues of approximately $10,000. In 1997, Aquasearch's natural astaxanthin product was provided to Cultor under the Cultor Distribution and Development Agreement, resulting in revenues of only $1,077; the majority of product shipped or produced was used primarily for product development projects carried out jointly by Aquasearch and Cultor.

     RESEARCH AND DEVELOPMENT COSTS. Research and development costs include salaries, consulting fees, development materials, equipment depreciation and costs associated with operating the Company's one-acre research and development/production facility. Research and development costs were approximately $794,000 for the fiscal year ended October 31, 1997 compared with $649,000 and $89,000 in 1996 and 1995, respectively. During the nine-month period ended July 31, 1998, the Company had research and development costs of approximately $866,000 compared with approximately $552,000 during the nine-month period ended July 31, 1997. Substantially all of these funds were expended to improve the Company's natural astaxanthin production system, to implement improved computerized process control, and to reduce capital costs of the AGM technology. From inception through July 31, 1998, the Company's total research and development costs were approximately $2,753,000. Aquasearch expects to incur significant additional research and development expenses in future periods.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist principally of salaries and fees for professional services. General and administrative costs were approximately $1,072,000, $641,000, and $393,000 for the fiscal years ended October 31, 1997, 1996 and 1995, respectively, and $634,000 and $645,000 for the nine-month periods ended July 31, 1998 and 1997, respectively. The increase in annual general and administrative expenses since 1995 reflects additional costs associated with personnel additions, legal fees incurred in connection with developing and protecting the Company's intellectual property position and raising capital, as well as other expenses. The decrease in general and administrative expenses from the nine-month period ended July 31, 1997 to the nine-month period ended July 31, 1998 was primarily due to decreases in legal, insurance and consulting expenses. From inception through July 31, 1998, the Company's total general and administrative expenses were approximately $3,340,000. The Company anticipates that its general and administrative expenses will increase over time as it expands its production capacity, expands its intellectual property protection and raises additional capital.

     LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations to date through public and private sales of equity securities. In the past six months, Aquasearch raised approximately $0.8 million from the private placement of convertible notes. In the fiscal years ended October 31, 1997, 1996 and 1995, Aquasearch raised approximately $1.3 million, $1.3 million and $572,000 of net proceeds from the sale of 5,095,727, 7,901,643 and 7,622,500 shares of Common Stock, respectively, in private placement transactions. From inception through July 31, 1998, the Company had raised total net proceeds of approximately $7.1 million through public and private sales of equity and debt securities.

     In the nine months ended July 31, 1998, operating activities consumed approximately $1,537,000 compared with $1,680,000 in the nine months ended July 31, 1997. In the fiscal year ended October 31, 1997, operating activities consumed approximately $2.0 million compared with $470,000 in 1996 and $295,000 in 1995. From inception through July 31, 1998, operating activities have consumed approximately $5.1 million.

     Capital expenditures for the nine months ended July 31, 1998 amounted to approximately $447,000 compared with $99,000 in the comparable period in the prior year. Capital expenditures for the fiscal year ended October 31, 1997, 1996 and 1995 were $167,000, $329,000 and $315,000, respectively. From inception through July 31, 1998, total capital expenditures have been approximately $1,268,000.

     As of July 31, 1998, the Company's liquidity was approximately $666,000 in cash and cash equivalents.

     The Company currently estimates that it will require between $2.0 million and $2.5 million in operating capital over the next twelve months after planned capital expenditures. In addition, the Company will require approximately $1.0 million in funding during the remainder of fiscal 1998. The Company may require up to an additional $5.0 million over the next twelve months to fund construction of an additional production facility if Cultor and Aquasearch enter into either a joint venture or other relationship to produce astaxanthin on a large-scale (assuming that Cultor does not provide any portion of the financing for this project). The Company believes that its existing capital resources, funds to be raised through public and/or private offerings of equity and/or debt securities and bank financing will be sufficient for continued operations through the next twelve months. Aquasearch is presently pursuing additional sources of capital in order to maintain and expand its operations. These capital sources include government contracts and grants, product sales, license agreements and equity or debt financing. There can be no assurance that the Company will be successful in raising the additional capital necessary to sustain or expand its operations, or that such capital will be available on terms that would not result in substantial dilution to existing investors. The Company's inability to raise sufficient capital could cause it to significantly curtail operations, which would have a material adverse effect on the Company's business, financial condition, results of operations and relationships with its corporate partners. See "Risk Factors--Substantial Near-Term Capital Needs; Uncertainty of Additional Funding; Dilution" and "--Substantial Long-Term Capital Needs; Uncertainty of Additional Funding; Dilution."

                                       BUSINESS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS, TREND ANALYSIS AND OTHER INFORMATION RELATIVE TO MARKETS FOR THE COMPANY'S PRODUCTS AND TRENDS IN REVENUES AND ANTICIPATED EXPENSE LEVELS, AS WELL AS STATEMENTS INCLUDING WORDS SUCH AS "ANTICIPATE," "EXPECT," "BELIEVE," "PLAN," "ESTIMATE" AND "INTEND" AND OTHER SIMILAR EXPRESSIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE INFORMATION DESCRIBED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 5 HEREOF AND
OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S PERIODIC REPORTS AND OTHER INFORMATION FILED WITH THE COMMISSION.

OVERVIEW

     Aquasearch, Inc. is a development stage company that develops and commercializes natural products from microalgae using its proprietary, large-scale photobioreactor known as the Aquasearch Growth Module (the "AGM").

     Microalgae are a diverse group of over 30,000 species of microscopic plants that have a wide range of physiological and biochemical characteristics. Microalgae produce many different and unusual fats, sugars, proteins, amino acids, vitamins, enzymes, pigments and other bioactive compounds that have existing and potential commercial applications in such fields as animal and human nutrition, food colorings, cosmetics, diagnostic products, pharmaceuticals, research grade chemicals, pigments and dyes. Microalgae grow ten times faster than the fastest growing land-based crops and represent a largely unexploited and renewable natural resource with a biodiversity comparable to that of land-based plants.

     The Company believes that the principal impediment to commercializing microalgae is the lack of large-scale cultivation technology. Other microbes, such as bacteria and fungi, are cultivated in large, closed-system "bioreactors." The products manufactured in this way are the basis of both the pharmaceutical and brewing industries, for example.

     Bioreactors are closed to avoid contamination by unwanted species. Bioreactors are controlled because every microbe prefers certain environmental conditions, such as temperature, to grow optimally.

     Bacteria and fungi grow in the dark. Bioreactors, therefore, are dark. Microalgae, however, are green plants: they require light. Microalgae cannot grow in bioreactors. They must be grown in "photobioreactors" -- closed, controlled cultivation chambers into which light can penetrate. Commercial bioreactors for cultivating bacteria and fungi are large. The size of industrial bioreactors is typically in the range of 1,000 to 20,000 gallons.

     The Company believes that photobioreactors will have to be more than 1,000 gallons to be of commercial value but, according to recent technology surveys by experts, most photobioreactors now in use around the world are less than 100 gallons in size.

     THE AQUASEARCH GROWTH MODULE

     Aquasearch believes it has developed the largest, commercial-scale photobioreactor known. The Company has for the past year routinely -- and simultaneously -- operated more than ten AGMs ranging in size from 1,000 to 4,000 gallons.

     Aquasearch has spent more than $2.4 million over the last two years on research and development of its AGM technology. The Company believes that it has made several significant and proprietary advances in several key areas of its production technology, including: (i) biology-based improvements, (ii) advanced production procedures; (iii) significant increases in AGM size; and
(iv) production automation advancements. During the past nine months the Company has increased the size of its largest AGM from 1,000 gallons to 4,000 gallons. The larger AGM is not only less costly, but requires less labor, operates for a longer period of time and has significantly greater productivity than the smaller version. The Company has conducted intensive engineering studies on an even larger model AGM of more than 7,000 gallons that has now been designed, and is slated for construction in the fall of 1998. Management anticipates replacing all production capacity with the new, very large AGMS in 1998, contingent on available capital. The Company believes that the use of these very large AGMS will increase current total production capacity by a factor of more than six with no increase in labor costs.

     Aquasearch began replacing its computer control system with state-of-the-art industrial process control in 1997. Improvements that are still underway have already reduced labor and hardware costs, and have provided significantly better quality control. The Company believes that its process control system is already greatly advanced compared to the standard in biology-based manufacturing. Aquasearch continues to develop certain proprietary process control software that it believes will provide a significant competitive advantage over other known systems.

     The Company introduced in late 1997 certain changes in nutrient media formulation, sterility procedures and other practices resulting from its research that have significantly enhanced productivity.

     Aquasearch believes that the AGM offers significant technical and economic advantages compared with the open pond systems currently used by certain competitors, including increased yields and the ability to economically cultivate hundreds of microalgal species at commercial scale that cannot be produced in competitive microalgae cultivation systems due to substantially higher risks of contamination and lack of control. Aquasearch also believes that the AGM compares favorably with other known closed systems with respect to both capital and operating costs, primarily due to the large size of the AGM.

     Aquasearch believes that its current AGM technology can be used to cultivate hundreds of species of microalgae for commercial purposes. Notwithstanding these perceived advantages of the Company's technology, the production of various species of microalgae on a commercial scale involves various risks and uncertainties.

     ASTAXANTHIN

     Aquasearch's first commercial product is astaxanthin, a naturally occurring red pigment derived from HAEMATOCOCCUS PLUVIALIS, a freshwater microalga. The primary market for astaxanthin currently is aquaculture. According to industry sources, the global aquaculture market steadily doubled in value from $13 billion in 1985 to $26 billion in 1990, and is projected to grow to more than $50 billion by the year 2000. Industry sources indicate that farmed salmon and shrimp (the fastest and fourth fastest growing aquaculture products) will account for more than half the total value of world aquaculture production by the year 2000. Free swimming salmon and shrimp acquire pink flesh from natural astaxanthin contained in microalgae and other species ingested in the wild. Farmed salmon and shrimp, however, currently acquire pink flesh only from the addition of synthetic astaxanthin (or a less effective substitute product) to their feed. (Recent feeding trials also have demonstrated that astaxanthin is an important nutritional component to the proper development and growth of farmed salmon and trout.) The world market for astaxanthin in aquaculture was estimated to be approximately $150 million in 1998, and continued growth is expected.

     Aquasearch believes it is one of the first companies to produce commercial quantities of natural astaxanthin from microalgae. The world market for astaxanthin is currently dominated by a single producer, Hoffman-LaRoche, which has maintained the market price of its synthetic astaxanthin product (which is derived from petrochemicals) at approximately $2,500 per kilogram for more than a decade. Products incorporating Aquasearch's natural astaxanthin product (such as Cultor's Aquaxan-Registered Trademark- product) will compete directly with Hoffman-LaRoche's synthetic astaxanthin product. There can be no assurance that the market price of synthetic astaxanthin will be maintained at historical levels or what effect this may have on the market price of products incorporating Aquasearch's natural astaxanthin product.

     In May 1996, Aquasearch entered into a three-year exclusive Distribution and Development Agreement with Cultor (recently extended to four years) pursuant to which Aquasearch will act as the exclusive worldwide supplier of natural astaxanthin derived from microalgae to Cultor in the field of animal feed and animal nutrition and Cultor will act as the exclusive worldwide distributor of Aquasearch's natural astaxanthin product in the field of animal feed and animal nutrition. Cultor is a $2 billion Finnish food conglomerate that is a leading worldwide producer of animal feed and animal nutrition products. Aquasearch estimates that Cultor and its affiliated companies currently utilize approximately $30 million of synthetic astaxanthin per year in feed products for the aquaculture and livestock industries. Astaxanthin is currently used in poultry feed to impart a more reddish hue to egg yolks. Research indicates that astaxanthin may have additional benefits with respect to fertility, weight gain and feed efficiency in broiler chickens and layer hens.

     Under the Cultor Distribution and Development Agreement, Cultor and Aquasearch may, at Cultor's option, mutually develop a new joint venture company for the sole purpose of producing and selling natural astaxanthin derived from microalgae in the field of animal feed and animal nutrition. Pursuant to this arrangement, Aquasearch would license certain technology to the new company to make, use and sell natural astaxanthin derived from microalgae within the field of animal feed and animal nutrition only and will retain the right to make, use and sell natural astaxanthin derived from microalgae in all fields other than animal feed and nutrition as well as the right to make, use and sell any microalgae products other than natural astaxanthin in all fields, including the field of animal feed and animal nutrition.

     The Cultor Distribution and Development Agreement originally called for production targets of 40 kilograms per month by September 1997 and 120 kilograms per month by September 1998. By mutual agreement, the initial Aquasearch production targets were each extended one year and, in addition, the focus of both parties' development efforts were shifted from achieving monthly production targets to achieving long-term production economics. Since the Cultor Distribution and Development Agreement was signed, Cultor has devoted substantial resources to developing its Aquaxan-Registered Trademark- animal feed and animal nutrition product (which incorporates Aquasearch's natural astaxanthin), including conducting extensive product formulation research and feeding trials. During the past several quarters, the Company has achieved and sustained significant improvements in virtually every phase of its production process. As a result of these developments, the Company is expanding its existing one-acre facility to a three-acre facility and increasing its production capacity. Based on the current production rate of existing AGMs, the Company estimates that the expanded facility could produce more than 80 kilograms of astaxanthin per month if sufficient space were available for finishing ponds. However, since space for finishing ponds at the Keahole Point site is constrained, the Company (with Cultor's approval) expects to limit astaxanthin production to approximately 25 kilograms per month at the expanded site. The extra AGM capacity at the expanded site will be used for further optimization of the astaxanthin production process and the development-up of new microalgal products.

     The Cultor Distribution and Development Agreement currently provides that, in the event that Cultor exercises its option to create a joint venture company with Aquasearch to produce natural astaxanthin, Aquasearch would contribute a ten-acre natural astaxanthin production facility to be constructed at a later date in return for a 50% stake in the new company and Cultor would contribute cash equal to the appraised value of Aquasearch's production facility in return for a 50% stake. In addition, Cultor had the option to increase its stake in the new company by purchasing from Aquasearch a further 25% of the new company (thus increasing Cultor's stake to 75%) for cash based on a formula. The formula provides that the purchase price for the additional shares to be acquired by Cultor from Aquasearch will equal the greater of (i) $1 million,
(ii) half of the current replacement value of the astaxanthin production facility initially contributed by Aquasearch or (iii) an amount equal to X multiplied by Y; where "X" equals the difference between the Transfer Price (as defined) and the Aquasearch Production Costs (as defined) for the six-month period commencing on November 1, 1999 and ending on April 30, 2000 and "Y" equals six (or, in other words, an amount equal to twelve times annual profit in the third year of the contract). In view of the recent advancements achieved in astaxanthin production, and pending further discussions with Cultor, Aquasearch currently plans to develop a second site for large-scale astaxanthin production that would be larger than the site initially contemplated in the Cultor Distribution and Development Agreement and would have a production capacity significantly greater than 120 kilograms per month. There is currently no agreement between Aquasearch and Cultor as to if, or when, a second site would be constructed, what the size, location or production capacity of such a site would be, or how the construction or scale-up of this facility would be financed. There can be no assurances that Aquasearch and Cultor will reach an agreement regarding the development, timing, location or financing of a second site, whether the Cultor Distribution and Development Agreement would need to be amended or terminated to accommodate these plans, or whether Cultor would have any role in connection with this project. The expansion of the Keahole Point site and the construction and scale-up of any additional production site will involve various risks and uncertainties. See "Risk Factors -- Risks Associated With Scale-Up of Production Facilities."

     PHARMACEUTICALS

     Most pharmaceutical products developed to date have been derived from the 20,000 species of land-based plants. Aquasearch believes that the 30,000 estimated species of microalgae represent a comparable -- but as yet untapped -- source of pharmaceutical products. The Company is aware of several compounds, isolated from microalgae, that have demonstrated activity against certain diseases in pre-clinical trials. However, despite the likelihood of new drug discoveries among the microalgae, the Company believes that the pharmaceutical industry has largely ignored the microalgae because commercial scale production technology, such as the AGM, has been unavailable to produce the amounts required.

     Aquasearch believes that the discovery and manufacture of pharmaceuticals from microalgae is potentially a large market. According to industry experts, pharmaceutical companies are now under intense pressure to fill their development pipelines with new drug candidates. Aquasearch believes that this pressure, in combination with new screening techniques based on genomics, is already causing the pharmaceutical industry to broaden its search for new drugs. The wider and more intensive search for new drug candidates, Aquasearch believes, will put microalgae high on the list of unexplored but potentially valuable sources.

     Aquasearch believes it is capable of producing the relatively large quantities of microalgae raw material necessary for the drug discovery process. The Company was awarded a Master Agreement from the U.S. National Cancer Institute for just this purpose, although no contracts have yet been issued. The Company does not have the expertise to develop and fully commercialize pharmaceutical products on its own. Aquasearch's strategy is to establish the AGM as a core technology for the cultivation of microalgae and to seek collaborative research and development, sales, marketing and distributing relationships with established pharmaceutical companies in order to develop and commercialize potential pharmaceutical products from microalgae.

     In September 1997, Aquasearch executed a Letter of Intent with Inflazyme to enter into a ten-year drug development and manufacturing agreement. Under the terms of the agreement, Aquasearch would produce large-scale research quantities of several thousand different microalgae in its AGM photobioreactors. Inflazyme would investigate each species for therapeutic activity in the areas of inflammation, cancer, blood and cardiovascular diseases. Aquasearch would receive cost-plus reimbursement of all its research costs (including dedicated physical facilities); potential milestone payments associated with steps in the U.S. Food and Drug Administration drug approval process; and royalties on future net product sales. The conversion of this Letter of Intent into a final Screening and Drug Development Agreement has been delayed due to management changes within Inflazyme. Given the extended delay, there can be no assurances as to when or if a final agreement will be consummated.

     The Company is currently in preliminary discussions with a major U.S. chemical company and a major Japanese food/pharmaceutical company with respect to the development of certain human nutritional supplements or nutraceuticals. The Company is also in late-stage discussions with (i) a smaller U.S. distribution and extraction company with respect to the possible formation of a joint venture to commercialize microalgae in the nutraceutical and/or pharmaceutical markets and (ii) a possible strategic alliance with a U.S. biotechnology company for the purpose of developing a library of microalgae-derived compounds for pharmaceutical and/or agricultural biotechnology screening purposes. There can be no assurances as to when or if these discussions will lead to the execution of a letter of intent or final agreement, or whether the terms of such arrangements will be attractive to the Company. The Company's development of pharmaceutical products from microalgae involves many significant risks and uncertainties.

INDUSTRY BACKGROUND

     Microalgae have the following properties that make their commercial production attractive:

     (i) microalgae naturally produce a vast array of natural compounds: many different and unusual fats, sugars, proteins, amino acids, vitamins, enzymes, pigments and other bioactive compounds;

     (ii) microalgae grow ten times faster than sugar cane, the fastest growing land-based crop (which makes it possible to harvest new crops every two to three days utilizing optimal culture and processing technologies);

     (iii) ease of processing: microalgae have a uniform cell structure with no bark, stems, branches or leaves (which permits easier extraction of products and higher utilization of cells and makes it practical to manipulate and control growing conditions in order to optimize particular cell characteristics); and

     (iv) the raw materials required for microalgae growth are abundant and include sunlight, carbon dioxide and nitrogen.

     Existing and potential commercial applications for microalgae include animal and human nutrition, natural food colorings, cosmetics ingredients and colorings, diagnostic products, pharmaceuticals, research grade chemicals and pigments and dyes. The largest volume of microalgae products produced today are algae used as human food and nutritional supplements. These include forms of SPIRULINA SPP., CHLORELLA SPP., lake grown blue green algae (APHANIZOMENON FLOS-AQUAE) and natural beta carotene from DUNALIELLA SALINA. These microalgae food supplements contain, in varying degrees, highly absorbable sources of phytonutrients including mixed carotenoids, B vitamins, GLA, protein and essential amino acids. Emerging commercial applications for microalgae include products for drug design, pharmaceuticals and diagnostics. One company has developed an infant formula ingredient from microbial oils enriched with microbial fatty acid components derived from microalgae and fungi that may be linked to the development and function of the brain and retina.

     Although many potentially valuable compounds have been identified in microalgae, until recently there was no technology to provide for cost effective production of multiple species of photosynthetic microalgae in commercial quantities. To the Company's knowledge, and with the exception of the infant formula product, substantially all other commercial quantities of microalgae products are currently produced in open pond environments with microalgae species that thrive in harsh environments which eliminate or neutralize competing species, predators and contaminants. These few species, such as SPIRULINA SPP., CHLORELLA SPP., and DUNALIELLA SALINA require a medium for growth characterized by either an extremely high salinity or pH or another chemistry that is hostile to most competing species, predators and contaminants. Accordingly, the problem of contamination is drastically reduced in such abnormal environments, as is the number of microalgae species that can be produced.

     Commercial cultivation of the other three principal groups of microbes -- bacteria, yeasts and fungi -- is currently accomplished in closed, controlled bioreactors (fermentors), and provides the basis for multi-billion dollar industries (such as pharmaceuticals) based on natural products produced by these microbes. The Company believes that microalgae are the only major group of microbes that are not currently widely cultivated in closed, controlled cultivation systems and that such closed systems are essential for commercial exploitation of the estimated 30,000 species of microalgae.

THE AQUASEARCH SOLUTION

     Aquasearch has designed, developed and implemented proprietary production technologies, systems and processes that provide a controlled environment for the principal conditions required to optimize and maintain microalgae growth. This technology includes the AGM, which is a closed-system, photosynthetic, bioreactor, that utilizes computer-controlled equipment to monitor and adjust the turbulence rate, pH, gas exchange, temperature and nutrient levels within the AGM to optimize microalgae growth rates. To date, the AGM has produced at least a doubling of growth rate in tested species compared with conventional open pond technology. Equally important, the AGM is a closed, sterile, controlled, photosynthetic system that protects the cultured microalgae species from the bacteria and other microbial contaminants that frequently destroy them in conventional open pond systems.

     As a result, the AGM enables the continuous growth and harvesting of microalgae for periods of up to six months without re-inoculation, thus enabling a semi-batch continuous production cycle. The specific processes and controlled conditions are designed to meet the unique requirements of each microalgae species. To date, Aquasearch has conducted experiments on five different microalgae species, each with significantly different optimal growth environments. In each case, the AGM has provided a stable environment that fostered sustained continuous growth. Based on these preliminary studies, the Company believes that the AGM can be used to cultivate hundreds of species of microalgae.

     The Company has also designed, developed and implemented proprietary harvesting technologies, systems and processes for the production of microalgae that it believes provide significant competitive advantages over traditional microalgae production techniques.

     Aquasearch believes that the capital cost of operating the AGM compares favorably with other known closed, cultivation systems, thus reducing the Company's costs of production and potentially expanding the number of microalgae species that can be commercially exploited.

     Notwithstanding these perceived advantages of the Company's technology, the production of certain species of microalgae on a commercial scale involves many significant technical challenges, some of which may never have been faced before.

     The Company believes that the location of its business in Hawaii and, in particular, the location of its research and development and production facility in the HOST Business Park at Keahole Point, Kailua-Kona,

Hawaii is an important competitive advantage. The combination of consistent warm temperatures; abundant sunlight; low rainfall; access to HOST Business Park scientific equipment, personnel and facilities; tax incentives; and the provision of cold, clean seawater at this facility makes this a favorable location to demonstrate the production economics of various species of microalgae. The Company believes that, in contrast to its facility (and others in the HOST Business Park), other microalgae production facilities located in areas lacking these characteristics are likely to be subject to significantly higher costs of production and fewer production days per year.

     At the HOST Business Park, Aquasearch has access to cold, clean deep seawater that is pumped up from a depth of 2,000 feet. This seawater is used as a means of controlling the temperature of the AGM and may be used by Aquasearch as a source of nutrients for culture of marine microalgae. Additionally, Aquasearch's facility has access to a complete industrial infrastructure and is located 30 miles from a deep water port and immediately adjacent to an international airport.

     However, because of the significant construction costs associated with the rough lava of the HOST Business Park, the Company believes that large commercial scale production of fresh water microalgal species, including HAEMATOCOCCUS PLUVIALIS (the species from which the Company currently derives astaxanthin), may be undertaken more economically at other similar high sunlight, low rainfall locations in the Hawaiian Islands In this regard, the Company believes that the availability of large tracts of land in Hawaii with moderate temperatures; high sunlight; low rainfall; easy access to fresh water, cooling sea water and power; a favorable business environment; and proximity to the renowned marine biotechnology expertise of the University of Hawaii make the Hawaiian Islands one of the most advantageous and economical locations in the world to cultivate microalgae on a commercial scale.

     The concentration of the Company's existing and planned research and development facilities and production facilities in the HOST Business Park (as well as any other potential production sites in the Hawaiian Islands) involves various risks and uncertainties relating to potential natural disasters such as volcanic eruptions, earthquakes, tidal waves, hurricanes and related matters indigenous to Hawaii.

AQUASEARCH'S STRATEGY

     The Company's objective is to become the leader in cost-effective cultivation technology to produce natural commercial products from microalgae. The Company's strategies to achieve this goal may be summarized as follows:

     --    BUILD SIGNIFICANT MARKET SHARE IN THE ASTAXANTHIN MARKET.
     Aquasearch intends to build upon its position as one of the first producers of commercial quantities of natural astaxanthin from microalgae. Through its collaboration with Cultor, Aquasearch's products will gain faster access to the world market than would have been possible if Aquasearch had attempted to build its own marketing and distribution channel first. The Company believes that the combination of its microalgae cultivation technology and expertise with Cultor's animal feed and animal nutrition research and development capabilities and worldwide sales, marketing and distribution network is an important competitive advantage. Aquasearch plans to independently develop and/or collaborate with Cultor and other corporate partners with respect to the development of additional applications for its natural astaxanthin product.

     --    CONTINUALLY IMPROVE AND ENHANCE ITS CORE PLATFORM TECHNOLOGY.
     Aquasearch has developed proprietary, cost effective, microalgae cultivation and harvesting technologies and processes that it believes provide it with a significant competitive advantage over other known cultivation technologies. Aquasearch plans to continue to improve upon its AGM technology and other technologies in order to improve yields of natural astaxanthin from HAEMATOCOCCUS PLUVIALIS and to develop additional products from other microalgae species.

     --    DEVELOP OTHER COMMERCIAL PIGMENTS.  Aquasearch plans to undertake additional research and development of potential commercial pigments from other species of microalgae. In particular, Aquasearch plans to determine whether canthaxanthin, another carotenoid pigment, can be derived cost-effectively from microalgae in commercial quantities. Synthetic canthaxanthin is currently used in cakes, candy, soda and processed meats. The Company believes that the world market for synthetic canthaxanthin is in excess of $200 million per year.

     --    EXPAND STRATEGIC ALLIANCES.  Aquasearch intends to strengthen existing and develop new relationships with companies interested in commercializing microalgae products. In particular, Aquasearch is targeting potential partners, like Cultor, that have greater research and development, scientific, technical, financial, marketing, sales and/or distribution resources than Aquasearch. The Company's primary objective in expanding relationships with these companies is to gain visibility into their product requirements in order further develop Aquasearch's technology and expand the markets for its existing and potential products.

     --    DEVELOP PHARMACEUTICALS, COSMETICS AND OTHER APPLICATIONS.
     Aquasearch currently plans to conduct research and development of potential pharmaceutical, cosmetics and other applications from microalgae. Aquasearch intends to identify such potentially marketable compounds through the efforts of its existing technical staff, its Scientific Advisory Board and the scientific institutes and universities (such as Scripps Institute of Oceanography, University of California, San Diego; University of Hawaii at Manoa; and the University of Southern Mississippi) at which members of the Company's Scientific Advisory Board are conducting teaching and research activities.

PRODUCTS AND POTENTIAL PRODUCTS

     The following discussion describes the Company's existing natural astaxanthin product and potential future products:

     EXISTING PRODUCT: ASTAXANTHIN

     Substantially all of Aquasearch's efforts to date have been focused on the development of its AGM technology and the initial production of natural astaxanthin derived from HAEMATOCOCCUS PLUVIALIS. The two primary markets for natural astaxanthin are currently aquaculture and poultry feed.

     AQUACULTURE. Astaxanthin is the red pigment that occurs in the natural diets of a number of marine species (including, for example, salmon, shrimp, carp, trout, red sea bream, ornamental fish, lobsters and crabs) which provides the red coloring in their flesh or shells. In nature, astaxanthin, like other marine pigments, is produced only by microalgae and is then passed up the food chain. Farmed salmon, trout and shrimp do not obtain astaxanthin in non-pigmented commercial fish feed. The resulting salmon, trout and shrimp taste the same as pink salmon, trout and shrimp, but, due to consumer preference, fetch about half the price. (Industry studies have demonstrated that color is the most significant factor influencing consumer salmon purchases.) For this reason, fish farmers have an important incentive to add astaxanthin (in synthetic or natural form) or an alternative product into their fish feed in order to increase the value of their produce. In addition, recent feeding trials have demonstrated that astaxanthin is also important nutritional component to the proper development and growth of farmed salmon and trout.

     The aquaculture market for synthetic astaxanthin is currently estimated to be approximately $150 million per annum, and continued growth is expected. This market is currently dominated by a single producer, Hoffman-LaRoche, which has maintained the market price of synthetic astaxanthin at about $2,500 per kilogram for more than a decade. Aquasearch has entered into an exclusive distribution and development agreement with Cultor with respect to the production and distribution of Aquasearch's natural astaxanthin product derived from HAEMATOCOCCUS PLUVIALIS. Cultor owns Ewos, a Finnish company with production facilities worldwide, which Aquasearch believes currently sells approximately one-third of the world's salmon feed. Aquasearch's natural astaxanthin product has compared favorably with synthetic astaxanthin in tests conducted by Cultor. Cultor's natural feed additive, Aquaxan-Registered Trademark-, which will contain Aquasearch's natural astaxanthin, will compete directly with Hoffman-LaRoche's synthetic astaxanthin product in the aquaculture feed market. There can be no assurance that the market price of synthetic astaxanthin will be maintained at historical levels or what effect this may have on the market price of Aquasearch's natural astaxanthin product.

     POULTRY FEED. The amount of natural pigments ingested in the diet determines the hue of the egg yolks produced by poultry. For many years, poultry producers have added synthetic canthaxanthin -- a closely related pigment to astaxanthin -- and other natural pigments (such as marigolds) to livestock feeds in order to satisfy consumer preferences for various colored egg yolks. Recent legislation in Sweden, however, requires that all colorants added to animal feeds be derived from natural sources. This legislation prompted Svenska Foder, the largest poultry feed producer in Sweden (and a subsidiary of Cultor prior to December 1996), to seek out Aquasearch to provide natural astaxanthin as an alternative colorant for poultry feed. Aquasearch's natural astaxanthin product has compared favorably with synthetic astaxanthin in tests performed by Svenska Foder. In addition, recently published studies by Svenska Foder suggest that astaxanthin may have additional benefits with respect to fertility, weight gain and feed efficiency in broiler chickens and layer hens. In December 1996, Cultor sold its majority interest in Svenska Foder to KKR, a Danish animal feeds company. In connection with this sale, Cultor acquired all of Svenska Foder's rights under the Svenska Foder Supply Agreement.

     OTHER POTENTIAL APPLICATIONS. Aquasearch intends to explore, independently and jointly with its corporate partners, additional applications of natural astaxanthin in the field of animal feed and animal nutrition and in other fields, such as human nutrition and food coloring. The Company believes that the potential market for astaxanthin in human health and nutrition is large. No assurance can be given that Aquasearch or any of its corporate partners will be successful in developing additional commercial applications for the Company's natural astaxanthin product.

     POTENTIAL PRODUCTS

     PHARMACEUTICALS. Most pharmaceutical products developed to date have been derived from land-based plants, and the biodiversity of microalgae is comparable to that of land-based plants. Aquasearch is aware of at least one company, Martek Biosciences Corporation, that has collaborated with Merck & Co. and others to develop pharmaceuticals from microalgae. Aquasearch is also aware that certain compounds derived from microalgae enhanced the production of an anti-cancer drug that is now in Phase II clinical trials. The Company believes that many pharmaceutical and biotechnology companies will be interested to collaborate with Aquasearch to develop new drugs from microalgae. The Company believes this interest exists especially because of the AGM technology, which Aquasearch views as unique in its ability to provide the large quantities of pure material required for research, development and manufacture of drugs from microalgae. Aquasearch does not currently have the expertise to develop and commercialize pharmaceutical products on its own. Aquasearch's strategy will be to establish the AGM as a core technology for the cultivation of commercial quantities of microalgae and to seek collaborative research and development and sales, marketing and distribution relationships with established pharmaceutical companies in order to develop and commercialize potential microalgal pharmaceutical products. The Company's development of pharmaceutical products from microalgae involves many significant risks and uncertainties.

     OTHER PIGMENTS FROM MICROALGAE. Using its AGM technology, Aquasearch has the capability of cultivating additional microalgae species rich in pigments. Microalgae contain the entire spectrum of colors found in aquatic environments, including more than 1,000 specific pigments. These pigments may be useful in other feeds for the aquaculture and animal feed markets. In addition, the Company believes that natural pigments found in microalgae can be substituted for synthetic pigments currently used in the food processing industry. For example, canthaxanthin is used widely in the food industry today for colorings in cakes, candy, soda and processed meats. The Company believes that the worldwide market for synthetic canthaxanthin is currently in excess of $200 million. Aquasearch is aware of a number of microalgae species that contain a high percentage of canthaxanthin. Similarly, there is a growing demand for natural pigments in cosmetics, skin and hair care products that could be derived from microalgae species. Aquasearch believes it has the technical expertise to identify microalgae species that produce pigments that could be useful in the food processing, cosmetics and consumer products industries, among others. The Company believes that the combined worldwide market for canthaxanthin and three other pigments currently being evaluated by the Company is in excess of $1 billion. The Company's development of additional microalgae pigmentation products involves many significant risks and uncertainties.

     AQUACULTURE FEEDS. Microalgae are the primary source of food for most aquatic species in their larval stages. According to independent sources, the aquaculture market currently produces approximately 18% of the world's fisheries consumption based on 1994 figures (which are the most recent data available) and was estimated to be a $35 billion market in 1996. Aquaculture feeds typically represent the highest cost of production for the aquaculture farmer and many are required to grow or purchase microalgae or microalgae sources for their hatcheries. Problems of contamination are a significant business risk and some farmers are currently purchasing prepared larval feeds. One of the significant obstacles to the development of aquaculture has been the difficulty of feeding the larvae. Aquasearch believes that the AGM can provide a cost-effective technology for growing feed for the aquaculture industry, both for existing species and future aquaculture species. The Company's development of microalgae aquaculture feed products involves many significant risks and uncertainties.

     COSMETICS. Aquasearch believes that microalgae contain several significant features of importance to the cosmetics industry. First, the natural colors that occur in microalgae can be used directly as coloring agents in cosmetics. Second, many species of microalgae possess light blocking compounds that regulate the amount of ultraviolet and other wavelengths they absorb and have potential applications in sunscreens and other products containing sun blocking agents. Last, bioactive agents derived from microalgae may be useful as cosmetics themselves. For example, Aquasearch is aware that an extract from a marine organism is an active ingredient in a wrinkle-reducing skin cream marketed by Estee Lauder. This product currently generates more than $1 million a year in royalties to its developer. Aquasearch believes that the market for cosmetics derived from microalgae is a potentially large market. Aquasearch does not currently have the expertise to develop and commercialize cosmetics products on its own. Aquasearch's strategy will be to establish the AGM as a core technology for the cultivation of commercial quantities of microalgae and to seek collaborative research and development and marketing, sales and distribution relationships with established cosmetics and consumer goods companies in order to develop and commercialize potential microalgae cosmetics products. The Company's development of microalgae cosmetics products involves many significant risks and uncertainties.

MANUFACTURING

     ASTAXANTHIN

     Aquasearch began culturing HAEMATOCOCCUS PLUVIALIS at its current facility in the HOST park in 1995. HAEMATOCOCCUS PLUVIALIS is cultured using a series of photobioreactors of varying sizes to achieve culturing consistency before entering the AGM. The AGM is a large photobioreactor that utilizes computer-controlled equipment to monitor and adjust the turbulence rate, pH, gas exchange, temperature and nutrient levels within the AGM to optimize microalgae growth rates.

     The AGMs are harvested regularly and the extracted amount is pumped from the AGM into open ponds where, using proprietary processes, the microalgae is caused to turn red (biosynthesis of astaxanthin). Once the optimal reddening has occurred, the microalgae are drained from the ponds and dewatered. The microalgae slurry is then further processed, dried and packaged using proprietary equipment and processes.

     The Cultor Distribution and Development Agreement originally called for production targets of 40 kilograms per month by September 1997 and 120 kilograms per month by September 1998. By mutual agreement, the initial Aquasearch production targets were each extended one year and, in addition, the focus of both parties' development efforts were shifted from achieving monthly production targets to achieving long-term production economics. Since the Cultor Distribution and Development Agreement was signed, Cultor has devoted substantial resources to developing its Aquaxan-Registered Trademark- animal feed and animal nutrition product (which incorporates Aquasearch's natural astaxanthin), including conducting extensive product formulation research and feeding trials. During the past several quarters, the Company has achieved and sustained significant improvements in virtually every phase of its production process. As a result of these developments, the Company is expanding its existing one-acre facility to a three-acre facility and increasing its production capacity. Based on the current production rate of existing AGMs, the Company estimates that the expanded facility could produce more than 80 kilograms of astaxanthin per month if sufficient space were available for finishing ponds. However, since space for finishing ponds at the Keahole Point site is constrained, the Company (with Cultor's approval) expects to limit astaxanthin production to approximately 25 kilograms per month at the expanded site. The extra module capacity at the expanded site will be used for further optimization of the astaxanthin production process and the development-up of new microalgal products.

     In view of the recent advancements achieved in astaxanthin production, and pending further discussions with Cultor, Aquasearch currently plans to develop a second site for large-scale astaxanthin production that would be larger than the ten-acre site initially contemplated in the Cultor Distribution and Development Agreement and would have a production capacity significantly greater than 120 kilograms per month. There is currently no agreement between Aquasearch and Cultor as to if, or when, a second site would be constructed, what the size, location or production capacity of such a site would be, or how the construction or scale-up of this facility would be financed. There can be no assurances that Aquasearch and Cultor will reach an agreement regarding the development, timing, location or financing of a second site, whether the Cultor Distribution and Development Agreement would need to be amended or terminated to accommodate these plans, or whether Cultor would have any role in connection with this project. The expansion of the Keahole Point site and the construction and scale-up of any additional production site will involve various risks and uncertainties. See "Risk Factors -- Risks Associated With Scale-Up of Production Facilities."

     OTHER MICROALGAE SPECIES

     In addition to HAEMATOCOCCUS PLUVIALIS, the Company has used its AGM technology to successfully culture the following species of microalgae:
CHLORELLA SOROKINIENSIS, LYNGBYA LAGERHEIMIL, SPIRULINA PLATENSIS and HAEMATOCOCCUS LACUSTRIS. Commercial production of additional species of microalgae will require the development of custom processes to create optimal conditions for the cultivation and harvesting of each species. Based on preliminary studies, Aquasearch believes that the fundamental aspects of the technology used to produce HAEMATOCOCCUS PLUVIALIS will be directly applicable to the production of hundreds other species of microalgae and that principal variations are likely to occur in the modification of harvesting processes rather than adaptation of the AGM.

MARKETING AND SALES

     Aquasearch's primary business strategy is to continue development of its platform technology and to establish its expertise and reputation as a cost effective developer and manufacturer of high value microalgae products. The Company presently plans to develop strategic research and development, sales and marketing and distribution arrangements with established companies that have significant market shares in the fields in which Aquasearch intends to develop and sell products. The Company believes that this approach reduces the time to market for its products and increases the likelihood of market acceptance for its products. Alternatively, Aquasearch does not believe that acquiring or developing the legal, regulatory, sales and marketing expertise necessary to compete with established vertically integrated companies with significant market shares is likely to yield the best return on investment for the Company or its shareholders. In general, Aquasearch intends to follow substantially the same strategy with respect to the development, marketing and sale of future products that it followed in connection with the development, marketing and sale of its natural astaxanthin product; namely, to identify potential corporate partners already familiar with the potential product as part of their own research and development efforts and to enter into strategic development agreements to manufacture value-added products to the specifications of these corporate partners. Once new products are in production, the Company may create one or more separate operating companies with licenses to use the technology solely for the specific microalgae species and end use.

CORPORATE PARTNER RELATIONSHIPS

     SVENSKA FODER

     In July 1995, Aquasearch signed the Svenska Foder Supply Agreement with Svenska Foder, pursuant to which Svenska Foder agreed to act as the exclusive distributor of Aquasearch's natural astaxanthin for animal feed and animal nutrition applications in Sweden, Denmark, Norway and Finland for poultry, pigs, cattle and horses. The Svenska Foder Supply Agreement had a term of three years and required Aquasearch to deliver five kilograms of natural astaxanthin per month. Svenska Foder used the natural astaxanthin in place of synthetic astaxanthin in chicken feed to increase the reddish hue in egg yolks. Recently published studies suggest that natural astaxanthin may have additional benefits with respect to fertility, weight gain and feed efficiency in broiler chickens and layer hens. In December 1996, Cultor sold Svenska Foder to KKR, a Danish animal feeds company, and assumed all of Svenska Foder's rights and obligations under the Svenska Foder Supply Agreement.

     CULTOR

     In May 1996, Aquasearch entered into a three-year exclusive Distribution and Development Agreement with Cultor (recently extended to four years) pursuant to which Aquasearch will act as the exclusive worldwide supplier of natural astaxanthin from microalgae to Cultor in the field of animal feed and animal nutrition and Cultor will act as the exclusive worldwide distributor of Aquasearch's natural astaxanthin in the field of animal feed and animal nutrition. The following description of certain terms and conditions of the Cultor Distribution and Development Agreement does not purport to be complete and is qualified in its entirety by reference to the definitive Agreement.

     The Cultor Distribution and Development Agreement initially provided that from and after September 24, 1997 the target production requirement for the Company and the target purchase requirement for Cultor would be 40 kilograms of natural astaxanthin per month, and that the target production requirement for the Company and the target purchase requirement for Cultor from and after September 24, 1998 would be 120 kilograms of natural astaxanthin per month; however, the Company and Cultor recently agreed to extend the term of the Cultor Distribution and Development Agreement by one year and to amend the production targets to be 40 kilograms per month at the end of the second year (September
1998) and 120 kilograms per month at the end of the third year

(September 1999). By mutual agreement, the initial Aquasearch production targets were each extended one year and, in addition, the focus of both parties' development efforts were shifted from achieving monthly production targets to achieving long-term production economics. Since the Cultor Distribution and Development Agreement was signed, Cultor has devoted substantial resources to developing its Aquaxan-Registered Trademark- animal feed and animal nutrition product (which incorporates Aquasearch's natural astaxanthin), including conducting extensive product formulation research and feeding trials. During the past several quarters, the Company has achieved and sustained significant improvements in virtually every phase of its production process. As a result of these developments, the Company is expanding its existing one-acre facility to a three-acre facility and increasing its production capacity. Based on the current production rate of existing AGMs, the Company estimates that the expanded facility could produce more than 80 kilograms of astaxanthin per month if sufficient space were available for finishing ponds. However, because space for finishing ponds at the Keahole Point site is constrained, the Company (with Cultor's approval) expects to limit astaxanthin production to approximately 25 kilograms per month at the expanded site. The extra module capacity at the expanded site will be used for further optimization of the astaxanthin production process and the development and scale-up of new microalgal products.

     Under the Agreement, Cultor has the obligation to obtain all governmental approvals for, promote and distribute the product, at its own expense, in each country in which it proposes to sell the product. During the term of the Agreement, the Company and Cultor will share equally in the margin (the "Transfer Price") between the production costs of Aquasearch (the "Aquasearch Production Costs") and the net sales price (which is equal to the gross sales price to the end user less volume bonuses, freight and agent's commissions).

     The Cultor Distribution and Development Agreement provides that Cultor and Aquasearch may, at Cultor's option, mutually develop a new joint venture company for the sole purpose of producing and selling natural astaxanthin in the field of animal feed and animal nutrition. The original arrangement called for Aquasearch to contribute a production site to the joint venture for its 50% share of the joint venture company and Cultor to contribute cash equivalent to the value of that production site for its 50% share of the joint venture. Pursuant to this arrangement, Aquasearch would contribute a natural astaxanthin production facility to be constructed in return for its 50% stake in the new company and Cultor would contribute cash equal to the appraised value of the Aquasearch production facility in return for its 50% stake. Under the Agreement, Cultor also has the option to increase its stake in the new company by purchasing from Aquasearch a further 25% of the new company (thus increasing Cultor's stake to 75%) for cash based on a formula. The formula provides that the purchase price for the additional shares to be acquired by Cultor from Aquasearch will equal the greater of (i) $1 million, (ii) half of the current replacement value of the astaxanthin production facilities initially contributed by Aquasearch or (iii) an amount equal to X multiplied by Y; where "X" equals the difference between the Transfer Price and the Aquasearch Production Costs for the six-month period commencing on November 1, 1999 and ending on April 30, 2000 and "Y" equals six (or, in other words, an amount equal to twelve times annual profit in the third year of the contract).

     Because of recent advancements in astaxanthin production capability, the Company, subject to Cultor's approval, plans to develop a second site for large-scale astaxanthin production. It is currently contemplated that this second site would be larger than the production site initially contemplated in the Cultor Distribution and Development Agreement and would have a production capacity significantly greater than the 120 kilograms per month. There is currently no written agreement between Aquasearch and Cultor as to if, or when, a second site will be constructed, or what the size or production capacity of such a site will be. There can be no assurances that Aquasearch and Cultor will reach an agreement regarding the development or timing of a second site, or whether the Cultor Distribution and Development Agreement will need to be amended to accommodate the construction of a larger site with greater production capacity. The expansion of the Keahole Point site and the construction and scale-up of any additional production site will involve various risks and uncertainties. See "Risk Factors -- Risks Associated With Scale-Up of Production Facilities."

     Under the Cultor Distribution and Development Agreement, Aquasearch will license certain technology to the new company to make, use and sell natural astaxanthin within the field of animal feed and animal nutrition only and will retain the right (i) to make, use and sell natural astaxanthin in all fields other than animal feed and nutrition and (ii) to make, use and sell any microalgae products other than natural astaxanthin in all fields, including the field of animal feed and animal nutrition. The Agreement contains detailed provisions regarding the financing and management of the new company, procedures for resolving deadlocks between the parties, mechanisms governing the buy-out of one party by the other, covenants mandating the distribution of 40% of the annual profits of the new company to its shareholders and establishing royalty rates under a marketing agreement that may be entered into between the new company and Cultor, provisions restricting the transfer of ownership interests by Aquasearch and Cultor and providing for rights of first refusal and registration rights, termination provisions and detailed provisions governing the allocation of intellectual property rights upon termination.

     In connection with the execution of the Cultor Distribution and Development Agreement, Cultor and Aquasearch also entered into a Stock Subscription Agreement pursuant to which Cultor purchased 400,000 shares of Aquasearch Common Stock at a purchase price of $0.50 per share.

     The Company believes that the Cultor Distribution and Development Agreement is beneficial to the Company in the following ways. First, the arrangement will substantially reduces the time to market for the Company's natural astaxanthin product because Cultor, at its own expense, will be responsible for obtaining all regulatory approvals and promoting and selling the product. Second, by establishing an exclusive arrangement with Cultor (along with its affiliated entities, the second largest consumer of synthetic astaxanthin in the world), the Company believes it has established an additional barrier to entry to potential competitors. Third, the Company retains all of its intellectual property rights to develop applications for astaxanthin outside the field of animal feed and animal nutrition and will obtain an exclusive license to use all microalgae technology developed by the new company, if any. Fourth, the Company believes that the collaboration with Cultor to develop the market for astaxanthin in animal feed and nutrition will enhance the Company's reputation in the industry and stimulate additional research and development with respect to microalgae products other than astaxanthin. The Company's obligations and performance under the Cultor Distribution and Development Agreement and the potential formation of a new joint venture company with Cultor involve various risks and uncertainties. In addition, in order to meet the production targets under the Cultor Distribution and Development Agreement, Aquasearch must significantly expand and improve its production facilities and processes which will involve various risks and uncertainties.

     Notwithstanding the foregoing, if the Company is unable to develop any commercial uses for natural astaxanthin outside of the field of animal feed and animal nutrition and if the Company is unable to develop, cultivate and sell microalgae products other than astaxanthin, then the Company and its shareholders will have sold the Company's sole product and source of revenues to Cultor for the purchase price set forth in the Cultor Distribution and Development Agreement. The Company believes that its ability to develop additional uses for astaxanthin outside of the field of animal feed and nutrition and its ability to develop microalgae products other than astaxanthin will be significantly enhanced by its collaboration with Cultor in developing the astaxanthin market for animal feed and animal nutrition.

COMPETITION

     The Company's natural astaxanthin product will compete directly with the synthetic astaxanthin product developed and marketed worldwide by Hoffman-LaRoche. Hoffman-LaRoche has significantly greater research and development, technical, financial, management, marketing and sales resources than Aquasearch as well as a worldwide reputation and a dominant market share. In addition, at least two companies, Astacarotene and Cyanotech, have either announced plans to produce natural astaxanthin from microalgae or are producing significant quantities for test and commercial purposes. In particular, Cyanotech has announced its intention to enter into large scale commercial production of natural astaxanthin and entered into a $1.5 million supply agreement in the fiscal quarter ended June 30, 1998. Aquasearch believes that competition in the astaxanthin market will intensify significantly in the near future.

     Alternative sources of pigmentation that have been tested include astaxanthin from shrimp shells, paprika and a yeast strain PFAFFIA RHODOZYMA. Aquasearch believes that only PFAFFIA RHODOZYMA continues to be evaluated as a potential alternative to synthetic or natural astaxanthin. Aquasearch's natural astaxanthin product is expected to compete with synthetic astaxanthin (and any other alternative products) primarily on the basis of product performance, price and proprietary position. In this regard, although Hoffman-LaRoche maintained the market price of synthetic astaxanthin at approximately $2,500 per kilogram for more than a decade when there was no viable competitive product available, there can be no assurance that Hoffman-LaRoche will not cut the price of its synthetic astaxanthin product significantly in response to the introduction of any competing natural astaxanthin product. Any such pricing or other competitive pressure could have a material adverse effect on Aquasearch's business, financial condition, results of operations and relationships with corporate partners. The existence of products of which Aquasearch is not aware, or products that may be developed in the future, may also adversely affect the marketability of Aquasearch's natural astaxanthin product.

     Aquasearch plans to aggressively pursue pharmaceutical drug discovery alliances with potential corporate partners. Aquasearch is not presently aware of any other microalgae company engaged or interested in the possibility of pharmaceutical drug development that also has the capability of large-volume, commercial scale cultivation represented by Aquasearch's AGM technology.

     Aquasearch believes that its AGM and related microalgae cultivation and harvesting technologies currently offer significant technical and economic advantages compared with the open pond systems currently used by certain competitors, including increased yields and the ability to cultivate hundreds of microalgal species that cannot be produced in open pond systems due to substantially higher risks of contamination and lack of control. Aquasearch also believes that its AGM and related microalgae cultivation and harvesting technologies compare favorably with other known closed systems with respect to capital and operating costs. However, the existence of technology of which Aquasearch is not aware, or technology that may be developed in the future, may adversely affect the technical and competitive advantages that Aquasearch currently believes it holds compared with competing open pond and known closed system microalgae cultivation technologies.

     Aquasearch intends to develop other natural products from microalgae that will compete with existing natural and synthetic products. The Company anticipates that competition to develop additional microalgae products will be intense. Aquasearch's future competitors are expected to include major pharmaceutical, food processing, chemical and specialized biotechnology companies, many of which will have financial, technical and marketing resources significantly greater than those of Aquasearch. In addition, specialized biotechnology companies may form collaborations with large established companies to support research, development and commercialization of products that may be competitive with future products of Aquasearch. Also, academic institutions, governmental agencies and other public and private research organizations are conducting research activities and seeking patent protection and may commercialize products competitive with those of Aquasearch on their own or through joint ventures. The existence of products of which Aquasearch is not aware, or products that may be developed in the future, may adversely affect the marketability of additional products developed by Aquasearch.

     Aquasearch's competitive position will also depend on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, successfully perform under the Cultor Distribution and Development Agreement, implement research and development and production plans, obtain patent protection and secure adequate capital sources.

PATENTS, LICENSES AND PROPRIETARY TECHNOLOGY

     Aquasearch relies upon a combination of patents, copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. The Company's future prospects depend in part on its ability to obtain patent protection for its products and processes, to preserve its copyright and trade secrets and to operate without infringing the proprietary rights of third parties. Aquasearch has been awarded one patent in the United States, one patent by the European Patent Office (which is applicable to all member nations of the European Union), and one patent in Australia for its closed system microalgae cultivation process. The Company has additional patents pending internationally and in the United States.

     The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, which are analogous to the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

     Others may have filed and in the future are likely to file patent applications that are similar or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company. In addition, the laws of certain foreign countries may not protect the Company's patent and other intellectual property rights to the same extent as the laws of the United States.

     The Company's future prospects also depend in part on the Company neither infringing patents or proprietary rights of third parties nor breaching any licenses that may relate to the Company's technologies and products. There can be no assurance that the Company will not infringe the patents, licenses or other proprietary rights of third parties. In addition, the Company may in the future receive notices claiming infringement from third parties as well as invitations to take licenses under third party patents. Any legal action against the Company or its strategic partners claiming damages and seeking to enjoin commercial activities relating the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its strategic partners to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its strategic partners would prevail in any such action or that any license (including licenses proposed by third parties) required under any such patent would be made available on commercially acceptable terms, if at all. The Company has not conducted an exhaustive patent search and no assurance can be given that patents do not exist or could not be filed that would have a material adverse effect on the Company's ability to develop and market its products. There are a significant number of United States and foreign patents and patent applications in the Company's area of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with corporate partners. See "Business--Legal Proceedings."

     The enactment of legislation implementing the General Agreement on Trade and Tariffs has resulted in certain changes in United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years after the effective date of filing may result in a substantially shortened term of the Company's patent protection which may adversely affect the Company's patent position.

     While the disclosure and use of the Company's proprietary technology, know-how and trade secrets are generally controlled under agreements with the parties involved, there can be no assurance that all confidentiality agreements will be honored, that others will not independently develop similar or superior technology, that disputes will not arise concerning the ownership of intellectual property, or that dissemination of the Company's proprietary technology, know-how and trade secrets will not occur.

GOVERNMENT REGULATION AND PRODUCT TESTING

     Aquasearch's natural astaxanthin product, potential products and its manufacturing and research activities are or may become subject to varying degrees of regulation by a number of government authorities in the United States and other countries, including the FDA pursuant to the Federal Food, Drug and Cosmetic Act. Each existing or potential microalgae product that is developed or marketed by Aquasearch, its licensees or its strategic partners for use by humans may present unique regulatory problems and risks, depending on the product type, uses and method of manufacture. The FDA regulates, in varying degrees and in different ways, dietary supplements, other food products, medical devices and pharmaceutical products, including their manufacture, testing, exportation, labeling, and, in some cases, advertising.

     Generally, prescription pharmaceuticals and certain types of medical devices are regulated more vigorously than foods, such as dietary supplements. Any future products developed by Aquasearch for use in human nutrition, pharmaceuticals or cosmetics, may require Aquasearch to develop and adhere to GMP as required by the FDA, ISO standards as required in Europe, and any other applicable standards mandated by federal, state, local or foreign laws, regulations and policies. Currently, the Company's production facilities do not comply with GMP or ISO standards and significant capital expenditures and compliance procedures would have to be made and implemented before the Company's production facilities could meet GMP and ISO qualifications.

     The Company is or may become subject to other federal, state and foreign laws, regulations and policies with respect to labeling of its products, importation of organisms, and occupational safety, among others. Federal, state and foreign laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. The Company is working with Cultor with respect to compliance with foreign laws, regulations and policies pertaining to use of its natural astaxanthin product in the field of animal feed and animal nutrition. There can be no assurance that any changes with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on the Company's business, financial condition, results of operations and relationships with corporate partners. There can be no assurance that any of the Company's potential products will satisfy applicable regulatory requirements.

     The Company's natural astaxanthin product is viewed as a food ingredient by regulatory authorities in Sweden. Regulatory authorities in other jurisdictions may view the Company's natural astaxanthin product as a food additive. All new color additives for ultimate human consumption in the United States require premarket clearances from the FDA. Therefore, Aquasearch's natural astaxanthin product and any additional food color products for use in the United States will require FDA clearance, unless they meet the requirements of current color additive regulations. The process of obtaining clearances for a new color additive is expensive and time consuming (although significantly less expensive than the process related to obtaining clearances for a new pharmaceutical).

Extensive information is required on the toxicity of the additive, including carcinogenicity studies and other animal testing. Although the FDA approved the Hoffman-LaRoche synthetic astaxanthin product as a food additive in 1995, there can be no assurance that the FDA will grant similar approval for Aquasearch's natural astaxanthin product. As of the date of this Prospectus, neither the Company nor any of its corporate partners, has applied for FDA clearance for the Company's natural astaxanthin product as a food additive. No assurances can be given that any potential Aquasearch food color product will be cleared by the FDA on a timely basis, if at all.

     Although the FDA approved the Hoffman-LaRoche synthetic astaxanthin product as a food ingredient in 1995, there can be no assurances that the FDA will grant similar approval for Aquasearch's natural astaxanthin product.

     Regulatory approvals in other markets in which Aquasearch's natural astaxanthin product is likely to be distributed, including in particular, the European Union, Japan, Canada and Australia, vary by market. Currently, the Aquasearch natural astaxanthin product has been approved in Sweden for use in poultry feed and is considered by the Swedish authorities as a feed ingredient rather than a food additive. The Company believes that the approval process in Australia, Japan and certain other Asian countries will come under their "natural" status and be approved relatively quickly; however, there can be no assurances in this regard. The Aquasearch natural astaxanthin product has not been submitted for approval by the European Union, and there can be no assurance that the determination by Swedish authorities will have any influence on the determination to be made by the European Union.

     Under the terms of the Cultor Distribution and Development Agreement, Cultor has the responsibility to obtain any FDA and other approvals necessary in each country in which Cultor determines to distribute the product.

     The Company is also subject to numerous environmental and safety laws and regulations, including those governing the use and disposal of hazardous materials. Any violation of, and the cost of compliance with, these regulations could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with corporate partners.

EMPLOYEES

     As of July 31, 1998, Aquasearch has 18 full-time employees, of whom three have Ph.D.s, nine are involved in the production and harvesting process, five are involved in research and development and four are involved in administration and support. The Company considers relations with its employees to be good. None of the Company's employees is covered by a collective bargaining agreement.

PROPERTIES

     The Company is located in the HOST Business Park in Kailua-Kona, Hawaii. This facility currently consists of approximately five leased acres containing a number of AGMs, reddening ponds, a processing facility, a laboratory, administrative offices and additional space for production and research and development. All products are currently produced at this facility. Aquasearch has no production facilities or offices outside the State of Hawaii.

     The Company has initiated the application process for a thirty-year lease of its current five acre parcel from the Natural Energy Laboratory of Hawaii Authority ("NELHA"), the state entity which administers the HOST Business Park. Leases of thirty years have historically been awarded to companies once they have completed their research and development stage, which the Company plans to complete this year. The government-administered process to award a thirty-year lease has usually taken less than two years. More than half of the 800-acre HOST Business Park facility is currently undeveloped and the Company believes that, as one of the fastest growing and largest employers in HOST Business Park, its lease application is likely to be considered favorably, although there can be no assurances in this regard.

     Construction to expand the Company's existing one-acre research and development/production facility to a three-acre facility began in early 1998. The design and engineering process for this expansion was initiated in April 1996 when Aquasearch solicited bids from various engineering firms. As a result of the bidding process, Aquasearch retained Harris Group, Inc. of Seattle, an engineering firm with extensive experience in the design of biotech, microbe-based production plants, to design the build-out of the facility. The engineering process for this expansion was completed in September 1996. More recently, the engineering plans for expanded production capability have been updated in collaboration with the significant involvement of Cultor engineering personnel.

     In late 1997 the Company retained a local team including architects, engineers and contractors to complete the design process and to obtain the necessary construction permits. In late 1997, Aquasearch was granted the necessary permits to begin construction. Construction of the expanded facility began in early 1998 and is scheduled to be completed in November 1998 at an estimated cost of $1.8 million.

     On November 14, 1996, the Company executed a Letter of Intent with C. Brewer and Company, Limited ("C. Brewer") with respect to the acquisition by the Company of between 80 and 90 acres of property in the Ka'u region of the Big Island of Hawaii valued at between $900,000 and $1,000,000 in exchange for the issuance to C. Brewer of between 2,570,000 and 2,850,000 shares of Common Stock of the Company (the "C. Brewer Common Stock") at a purchase price of $0.35 per share. In addition, C. Brewer acquired a three-year warrant to purchase up to 500,000 shares of Common Stock at a purchase price of $1.25 per share. In the light of the Company's recent advances in production technology and yields, the consummation of this transaction will be delayed until the Company and Cultor determine the best strategy and location for future development of a natural astaxanthin production facility dedicated solely to satisfying the requirements of an expanded Aquasearch/Cultor relationship.

LEGAL PROCEEDINGS

     On July 13, 1998, Cyanotech filed a complaint (the "Complaint") in the United States District Court for the District of Hawaii (Case No. CV98-00600ACK) against the Company. In the Complaint, Cyanotech seeks declaratory judgment of noninfringement of the Company's U.S. Letters Patent No. 5,541,056 (the "5,541,056 Patent"); invalidity of the 5,541,056 Patent; and non-misappropriation of the Company's trade secrets relating to closed culture production of astaxanthin. Cyanotech filed the complaint after the Company expressed to Cyanotech its concern that Cyanotech's use of closed system technology may violate the 5,541,056 patent and constitute misappropriation of trade secrets. The Company does not believe that Cyanotech's claims are meritorious. However, the Company may be required to dedicate significant management time and incur significant legal fees and expenses to pursue this action, which could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with corporate partners. In addition, in the event that Cyanotech were to prevail in this action, a declaration of invalidity of the 5,541,056 Patent could have a material adverse effect on the Company's business, financial condition, results of operations and relationships with corporate partners.

     On September 11, 1998, the Company filed an answer denying all of Cyanotech's allegations and a counter claim, alleging infringement of the 5,541,056 Patent; misappropriation of trade secrets; unfair competition; and breach of contract relative to its 1994 Dissolution Agreement with Cyanotech.
                                          46

SCIENTIFIC ADVISORY BOARD

     The Aquasearch Scientific Advisory Board is composed of leading experts in aquaculture, marine biology and fluid dynamics and the chemistry, photobiology, genetics and mass culture of microalgae. The Scientific Advisory Board provides guidance to the Company regarding the optimization of its production and processing methods and research and development pertaining to both existing and potential microalgae products. The Scientific Advisory Board held its inaugural meeting in May 1996 and was originally scheduled to meet approximately four times per year. The Company intends to replace such meetings by mid-1998 with various forms of electronic communication. Between meetings, individual Scientific Advisory Board members consult with the Company on an as-needed basis. Aquasearch believes that the individual and collective knowledge and experience of its Scientific Advisory Board provides the Company with an important competitive advantage. The current members of the Aquasearch Scientific Advisory Board are as follows:

     DR. FAROOQ AZAM received a B.Sc. in Chemistry and Physics in 1962, and M.SC. in Chemistry and Biochemistry in 1964 from the University of Panjab, Lahore, Pakistan; he received a Ph.D. in Microbiology, Czechoslovak Academy of Sciences, Prague in 1968. Dr. Azam is a Professor of Biology at Scripps Institution of Oceanography in La Jolla, California and one of the world's leading marine microbiologists. Dr. Azam is noted for his discovery of the "microbial loop," a pathway that diverts much of the ocean's productivity into bacteria and other microbes. Before this pathway was discovered in the 1980's it was generally believed that most of the ocean's productivity was passed up the food chain to fishes and other predators. Dr. Azam's contributions changed the field of marine biology.

     DR. JOHN BARDACH received a B.Sc. in Zoology from Queen's University, Canada in 1946 and a Ph.D. in Zoology from University of Wisconsin in 1949. Dr. Bardach has served as Director of the Bermuda Biological Station, the Hawaii Institute of Marine Biology and the East-West Center, as well as Professor at the University of Hawaii. Dr. Bardach's numerous international appointments have included Chairmanship of the U.S. National Academy of Sciences Panel on Aquatic Food Sources, the World Bank-FAO Panel on Aquaculture Research Needs of Developing Countries, and the State of Hawaii Aquaculture Advisory Council. Three of his books, HARVEST OF THE SEA, AQUACULTURE (now in its 25th printing) and SUSTAINABLE AQUACULTURE (published in 1997), establish him as one of the fathers of modern aquaculture.

     DR. ROBERT R. BIDIGARE received a B.S. (SUMMA CUM LAUDE) in Aquatic Biology from Eastern Michigan University in 1977 and a Ph.D. in Biological Oceanography from Texas A&M University in 1981. Dr. Bidigare currently is Associate Professor of Oceanography at University of Hawaii. Dr. Bidigare serves on the Advisory Board for the National Center for the Culture of Marine Phytoplankton, is a member of the NASA SeaWIFS Science Working Team and an observer on the International Oceanographic Commission Group of Experts on Standards and Reference Materials. Dr. Bidigare has authored more than 75 scientific papers, and is a recognized expert on plant pigment chemistry, bio-optics and biochemistry of microalgae.

     DR. JOHN CULLEN received a B.Sc. (Honors in Biology) from University of California, Santa Cruz in 1974 and a Ph.D. in Biological Oceanography from Scripps Institution of Oceanography, University of California, San Diego, in 1980. Dr. Cullen has held faculty positions at the University of Texas, the Bigelow Laboratory for Ocean Sciences and Dalhousie University in Halifax, Canada, where he now holds the Chair of Environmental Observation Technology. Dr. Cullen's research has focused in the area of microalgae growth rates, productivity, nutrient requirements and bio-optics.

     DR. JOHN DORE received his Ph.D. in Biological Oceanography from the University of Hawaii in 1995. Dr. Dore conducted his Ph.D. research on the microbially-mediated chemical processes of nitrogen cycling. As a graduate student, Dr. Dore received fellowships from the Research Corporation of the University of Hawaii (1991-1992) and Achievement Rewards for College Scientists (1989-1990). As a Post-Doctoral Researcher at the

University of Hawaii for the past year he has been studying growth and carbon isotope chemistry of microalgae in continuous cultures. Dr. Dore has published 17 scientific articles. Dr. Dore is a full-time employee of Aquasearch, responsible for production as well as research and development in the area of algal nutrition.

     DR. WILLIAM FENICAL received a B.S. in Biochemistry from California State Polytechnic University in 1963, an M.S. in Organic Chemistry from San Jose State University in 1965 and a Ph.D. in Organic Chemistry from University of California, Riverside in 1968. Dr. Fenical joined the faculty of Scripps Institution of Oceanography, University of California, San Diego, in 1973, where he has served as Director of the University of California-wide Institute of Marine Resources (1988-1993) and Director of the Marine Research Division since 1989. Dr. Fenical is recognized as one of the world's authorities on the chemistry of marine natural products, an area in which he has published more than 250 scientific articles. Dr. Fenical has served as an advisor on marine natural product chemistry to the National Institutes of Health, the National Research Council, and numerous pharmaceutical companies, including Sterling Winthrop, Ligand, Pharmagenesis and Bristol-Myers. He serves on the editorial boards of the JOURNAL OF NATURAL PRODUCTS, MOLECULAR MARINE BIOLOGY AND BIOTECHNOLOGY, and the JOURNAL OF MARINE BIOTECHNOLOGY. He holds seven patents for novel chemical compounds of a biomedical nature, including a wrinkle reducing agent that is the active ingredient in a skin cream marketed by Estee Lauder, which produces more than $1 million per year in royalties for the University of California.

     DR. MALCOLM GREGORY received a B.Sc. (HONOURS) in Applied Microbiology from the Bath University of Technology, UK in 1981, and a Ph.D. in Algaculture from King's College, University of London, in 1985, where he focused his research on cultivation of microalgae in tubular reactors. Dr. Gregory has more than fifteen years experience in bioprocess engineering, specializing in process control. With Cyanamid of Great Britain, he implemented control systems for bulk antibiotics production. At the Interdisciplinary Research Centre for Process Systems Engineering at University College, London, a world-renowned center for excellence in biochemical engineering, he developed novel process control methods now adopted in industry. He is an expert in microbiological process control.

     DR. MARK E. HUNTLEY received a B.Sc. degree (SUMMA CUM LAUDE) in Biology from the University of Victoria, Canada in 1976 and earned a Ph.D. in Biological Oceanography from Dalhousie University in Halifax, Canada in 1980. Dr. Huntley is a research biologist at Scripps Institution of Oceanography, University of California, San Diego, and President, Chief Executive Officer and Chairman of the Board of Directors of Aquasearch. Dr. Huntley has won numerous awards and grants in his field, published more than 75 articles and a book, and lectured throughout the world. He serves on the Executive Committee of the Global Ocean Ecosystem Dynamics program, a component of the U.S. Global Change Research Program, and the only element of the International Geosphere-Biosphere Program that is examining the impact of global climate change on marine ecosystems. He has served as an advisor to numerous international, national and state agencies, including the United States State Department, the United States Department of Interior and the White House Office of Science and Technology Policy. Dr. Huntley is a co-founder of Aquasearch and a co-inventor of the Aquasearch Growth Module.

     DR. EDWARD A. LAWS received a B.A. (MAGNA CUM LAUDE) in Chemistry from Harvard College in 1967 and a Ph.D. in Chemical Physics from Harvard College in 1971. He was an instructor in Oceanography at Florida State University from 1971 through 1974, and then joined the faculty at the University of Hawaii, where he is now a Professor of Oceanography. Dr. Laws has served as Chairman of the Oceanography Department, School of Ocean and Earth Science and Technology at the University of Hawaii, which was ranked by the National Academy of Sciences in 1995 as the fifth best program of its kind in the nation. Dr. Laws recently was appointed Assistant Vice President, Graduate Research and Education, of the University of Hawaii. Dr. Laws is an expert on the large-scale cultivation of microalgae, an area in which he has focused his research and has graduated a number of Ph.D.s.

     DR. PEARN NIILER received his B.S. degree from Lehigh University in 1960, earned honors as a Fulbright Scholar at Cambridge University, England in 1961, and was awarded a Ph.D. as a Woodrow Wilson Fellow from Brown University in 1964. Dr. Niiler has taught and conducted research at Harvard College, Nova University and Oregon State University. He is currently a Professor of Oceanography at Scripps Institution of Oceanography, University of California, San Diego, where he heads one of the largest oceanographic research programs in the nation. Dr. Niiler has published more than 125 scientific papers and has invented various oceanographic instrumentation technologies that are now in commercial production with sales of $6 million annually. Dr. Niiler is an expert in applied mathematics and fluid mechanics and was a co-inventor of processes used in the Aquasearch Growth Module.

     DR. MIGUEL OLAIZOLA received his Ph.D. in Biological Oceanography from the State University of New York at Stony Brook in 1993. Dr. Olaizola devoted his graduate and post-graduate research to the study of carotenoid biosynthesis in microalgae, primarily diatoms and cyanobacteria. During 1995 and 1996, Dr. Oliazola was a Post-Doctoral Researcher at Scripps Institution of Oceanography, University of California, San Diego, where he studied microalgal growth and physiology. Dr. Oliazola is a full-time employee of Aquasearch, responsible for pigment biosynthesis.

     DR. DONALD REDALJE received his B.S. in Environmental Biology from the University of California, Santa Barbara in 1971 and his Ph.D. from University of Hawaii in 1980. He has conducted research and taught at Scripps Institution of Oceanography, University of California, San Diego, the Naval Postgraduate School, Moss Landing Marine Laboratory, and the University of Southern Mississippi, where he recently served as Director of the Center for Marine Science. Dr. Redalje is internationally recognized for his development of a method to measure the productivity of microalgae, and is an expert on the biochemistry and physiology of marine plants. Dr. Redalje is a co-founder of Aquasearch and co-inventor of the Aquasearch Growth Module.

     DR. ALADAR SZALAY received a M.Sc. in Biochemistry from the Martin Luther University, Germany in 1966, and a Ph.D. in Biochemistry from the Martin Luther University, Germany in 1972. He carried out post-doctoral research on plant genetics at the California Institute of Technology. Dr. Szalay is founding Director of the Center for Molecular Biology and Gene Therapy at the School of Medicine of Loma Linda University in California. His career has been built on the genetic engineering of plants, including microalgae, with nutritionally and medically important traits. He is an expert on the genetics of microalgae. Dr. Szalay holds numerous patents in the area of genetic engineering, including transgenic patents and methods for preparing and using artificial chromosomes. He has acted as an advisor to a variety of institutions and companies, including Rockefeller Foundation, Allied Chemical, Siemens AG, and Boehringer Mannheim.

     Most members of the Scientific Advisory Board are not employed by the Company and each of these members may have commitments to other entities that could limit their availability to the Company. There can be no assurance that the Company will be able to retain its key Scientific Advisory Board members.

                                      MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of Aquasearch and their respective ages and positions with Aquasearch are set forth in the following table.


 NAME                          AGE      POSITION
 --------------------------    ---      -------------------------------------

 Mark E. Huntley, Ph.D. ....   48       President, Chief Executive Officer,
                                        and Chairman
 Pearn P. Niiler, Ph.D. ....   60       Director
 Earl S. Fusato.............   51       Chief Financial Officer, Secretary and
                                        Director
 Edward E. David, Ph.D. ....   73       Director
 David G. Watumull..........   48       Executive Vice-President, Strategic
                                        Development and Corporate Finance

     MARK E. HUNTLEY, PH.D., is a co-founder of Aquasearch, a co-inventor of the Aquasearch Growth Module and has served as the President, Chief Executive Officer and Chairman of the Board since inception. Dr. Huntley has served as a research biologist at Scripps Institution of Oceanography, University of California, San Diego since 1980. Dr. Huntley has won numerous awards and grants in his field, published more than 75 articles and a book, and lectured throughout the world. Dr. Huntley serves on the Executive Committee of the Global Ocean Ecosystem Dynamics program, a component of the United States Global Change Research Program, and the only element of the International Geosphere-Biosphere Program that is examining the impact of global climate change on marine ecosystems. Dr. Huntley has served as an advisor to numerous international, national and state agencies, including The United States State Department, the United States Department of the Interior and the White House Office of Science and Technology Policy. Dr. Huntley received a B.Sc. degree (SUMMA CUM LAUDE) in Biological Oceanography from the University of Victoria, Canada 1976 and a Ph.D. in Biological Oceanography from Dalhousie University in Halifax, Canada in 1980.

     PEARN P. NIILER, PH.D., has been a consultant to the Company since 1990 and has served as a director of the Company since 1991. Dr. Niiler is an expert in applied mathematics and fluid dynamics and was a co-inventor of various processes used in the Aquasearch Growth Module. Dr. Niiler is a Professor of Oceanography at Scripps Institution of Oceanography, University of California, San Diego, where he heads one of the largest oceanographic research programs in the nation. Dr. Niiler has taught and conducted research at Harvard College, Nova University and Oregon State University and has published more than 125 scientific papers. Dr. Niiler received his B.S. degree from Lehigh University, earned honors as a Fulbright Scholar at Cambridge University, England, and was awarded a Ph.D. as a Woodrow Wilson Fellow from Brown University.

     EARL S. FUSATO joined the Company as Chief Financial Officer in April 1997. Mr. Fusato served as chief financial officer for RESCO, Inc., a Hawaii based real estate firm from 1992 to 1994, and as a sales representative and consultant in the real estate industry from 1994 to April 1997. During the period from 1983 to 1992, Mr. Fusato served in various financial positions with VeriFone, including Vice President, Finance from 1983 to 1987 and Treasurer from 1987 to 1990. Prior to that, Mr. Fusato spent 13 years as an auditor at KPMG Peat Marwick, LLP and Ernst & Young, LLP. Mr. Fusato is a Certified Public Accountant.

     EDWARD E. DAVID, PH.D., has served as a director of the Company since September 1997. Dr. David is currently President of EED, Inc., an industrial and governmental consulting firm, and Vice President and Principal of the Washington Advisory Group, a science and technology consulting firm. Dr. David served as President of Exxon Research and Engineering from 1977 to 1986; as Executive Vice President of Research and Development of Gould Inc. and as President of Gould Laboratories from 1973 to 1977; and as Executive Director of the Communications Systems Division of Bell Laboratories from 1965 to 1970. Dr. David served as Science Advisor to the President of the United States and Director of the White House Office of Science and Technology from 1970 to 1973. Dr. David holds 12 honorary degrees, has received numerous national awards and is a member of the National Academy of Engineering and the National Academy of Sciences.

     DAVID G. WATUMULL joined the Company in 1998 as Executive Vice-President, Strategic Development and Corporate Finance; he is responsible for new business development and corporate capital needs. As a consultant to the Company since September 1997, Mr. Watumull has been instrumental in securing most of the additional $5 million raised by Aquasearch in the last eighteen months. Mr. Watumull served as Senior Vice-President at First Honolulu Securities, Inc. ("First Honolulu Securities"), a Honolulu based broker-dealer and investment banker, and as Chief Investment Officer of First Honolulu Securities's asset management division, First Honolulu Securities Asset Management, from 1993 to 1997. At First Honolulu Securities, Mr. Watumull was responsible for a $1.3 million private placement financing secured through First Honolulu Securities for Aquasearch as well as the introduction of Mr. Fusato to the Company. Mr. Watumull was also directly involved in the negotiations leading to the Letters
of Intent with C. Brewer Ltd. and Inflazyme Pharmaceuticals.   From 1993 to 1997
at First Honolulu Securities, Mr. Watumull was a biotechnology industry analyst with clients that included the Wisconsin State Investment Board. Prior to his duties with First Honolulu Securities, Mr. Watumull owned his own investment management firm specializing in biotechnology. From 1983 to 1992, he worked as a money manager and retail broker at Paine Webber in Honolulu. Mr. Watumull attended Claremont Men's College (now Claremont McKenna), majoring in Mathematics.

BOARD OF DIRECTORS COMMITTEES AND OTHER INFORMATION

     All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors or officers of the Company.

     The Board of Directors currently has an Audit Committee and a Compensation Committee. The Audit Committee oversees the actions taken by the Company's independent auditors and reviews the Company's internal financial and accounting controls and policies. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers, employees and consultants of the Company and administers the Company's incentive compensation and benefit plans.

DIRECTOR COMPENSATION

     Directors of the Company do not receive cash for services they provide as directors. From time to time, certain directors who are not employees of the Company have served as consultants to the Company for which they have been paid customary fees based on the value of the services rendered and/or received grants of options to purchase shares of the Company's Common Stock. The Company does not provide additional compensation for committee participation or special assignments of the Board of Directors.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth the information, on an accrual basis, with respect to the compensation of Mark E. Huntley, Ph.D., the Chief Executive Officer of the Company, for the four fiscal years ended October 31, 1997.





                            YEAR ENDED   SALARY/OTHER                      NO. OF SECURITIES
     NAME AND POSITION      OCTOBER 31,  COMPENSATION   STOCK AWARDS(1)    UNDERLYING OPTIONS
---------------------------------------------------------------------------------------------
 Mark E. Huntley, Ph.D.,      1997       $      0(2)                $0                     0
 President and Chief          1996       $      0(2)                $0                     0
 Executive Officer            1995       $      0(2)          $198,000(3)          1,665,250(4)
                              1994       $      0(2)          $ 60,000(5)                  0


--------------------
(1) The dollar value of each of the restricted stock awards in the table above was determined by multiplying the closing bid price of the Company's Common Stock on the date of grant of the stock award by the number of shares awarded.
(2) Dr. Huntley has at all times during 1994, 1995, 1996 and 1997 served as a consultant to the Company while continuing his employment as a research biologist at Scripps Institute of Oceanography, University of California, San Diego. Pursuant to the rules and regulations of the Commission, however, Dr. Huntley's position as President and Chief Executive Officer of the Company qualifies him as an employee of the Company. Notwithstanding this, all compensation paid to Dr. Huntley to date has been as though he was an independent consultant to the Company.
(3) On August 24, 1995, the Company returned to Dr. Huntley 1,320,000 shares of Common Stock from the 4,635,575 shares of Common Stock that Dr. Huntley had gifted to the Company in 1989. Although the Company had intended this transaction to qualify as a return of capital to Dr. Huntley without any tax or other consequences to the Company or Dr. Huntley, under the rules and regulations of the Commission, this transaction qualifies as a stock grant in return for prior services. The closing bid price of the Common Stock on the date of grant was $0.15 per share.
(4) On August 1, 1995, the Board of Directors granted a stock option to Dr. Huntley, with a term of seven years, payable, if exercised, by a promissory note payable over 3 years with interest at 5% per annum, to purchase up to 1,665,250 shares of Common Stock at an exercise price of $0.0625 per share.
(5) On May 2, 1994, the Board of Directors authorized and approved the issuance of 400,000 shares of Common Stock to Dr. Huntley for past services. The closing bid price of the Company's Common Stock on May 2, 1994 was at $0.08 per share.

     The total annual salary and bonus for any other executive officer did not exceed $100,000 for the fiscal year ended October 31, 1997.

OPTION GRANTS IN FISCAL 1997

STOCK OPTION GRANTS

     The following are grants of stock options made to executive officers and directors during the fiscal year ended October 31, 1997.



                                                        % OF TOTAL OPTIONS
                              NUMBER OF SECURITIES     GRANTED TO MANAGEMENT    EXERCISE OR BASE PRICE
     NAME AND POSITION         UNDERLYING OPTIONS         IN FISCAL YEAR                ($/SH)                EXPIRATION DATE
-------------------------     --------------------     ---------------------    ----------------------        ---------------
 Earl S. Fusato, Chief            1,500,000(1)                41.4%               $      0.36/share              1/28/2007
 Financial Officer                1,000,000(2)                27.6%               $      1.00/share              4/07/2007
 Edward E. David,                                                                 $      0.25/share
 Director                            50,000(3)                 1.4%                                              7/27/2004
 David Watumull,                  1,072,000(4)                29.6%               $      0.25/share              8/01/2004
 Executive Vice President

(1) On January 28, 1997, the Company granted a nonstatutory stock option to Mr. Fusato to purchase 1,500,000 shares at $0.36 per share that vests over five years.
(2) On April 7, 1997, in connection with Mr. Fusato's purchase of 1,000,000 shares of the Company's common stock, the Company granted him a nonstatutory stock option to purchase 1,000,000 shares of Common Stock at $1.00 per share. This option is fully vested.
(3) On July 28, 1997, in connection with Dr. David's purchase of 50,000 shares of the Company's common stock, the Company granted him a nonstatutory stock option to purchase 50,000 shares of Common Stock at $0.25 per share. This option is fully vested.
(4) On August 31, 1997, the Company granted a nonstatutory stock option to Mr. Watumull to purchase 1,072,000 shares of the Company's common stock at $0.25 per share. This option is vested at the time of grant with respect to 112,000 shares and the remaining 960,000 shares vest over four years beginning February 1, 2000; the 960,000 shares are subject to acceleration upon Mr. Watumull achieving certain milestones related to strategic development and financing. If Mr. Watumull should terminate his relationship to the Company as either an employee or a consultant, he retains only the options vested at the time of termination, and the exercise period terminates three months thereafter.

STOCK OPTIONS EXERCISED DURING FISCAL YEAR

     No stock options or stock appreciation rights were exercised by any executive officers or directors of the Company during the fiscal year ending October 31, 1997.

OPTION VALUES

     The following table sets forth information with respect to the value of unexercised options held by executive officers as of October 31, 1997:


                            FISCAL YEAR-END OPTION VALUES




                                                   NUMBER OF                         VALUE OF UNEXERCISED
                                       SECURITIES UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                           OPTIONS AT FISCAL YEAR END                FISCAL YEAR END(1)
                                       ---------------------------------        -----------------------------

 NAME                                  EXERCISABLE         UNEXERCISABLE        EXERCISABLE     UNEXERCISABLE
 ------------------------------        ---------------------------------        -----------------------------
 Mark E. Huntley, Ph.D.,
 President and
 Chief Executive Officer . . . .        1,665,250               -0-               $378,906                -0-



(1) Value of unexercised options is based on the closing bid price of the Company's Common Stock on the Nasdaq Electronic Bulletin Board on October 31, 1997 ($0.29) minus the exercise price.

LTIP AWARDS DURING FISCAL YEAR

     No long term incentive plan awards were made to any executive officers or directors of the Company during the fiscal year ending October 31, 1997.

COMPENSATION OF DIRECTORS

     As of October 31, 1997, no director had received any compensation for any service provided to the Company as a director.

EMPLOYMENT CONTRACTS

     There are currently no employment contracts or change-in-control arrangements between the Company and any director or executive officer.

EMPLOYEE BENEFIT PLANS

     1997 EMPLOYEE COMPENSATION PACKAGE. In October 1997, the Board of Directors adopted the 1997 Employee Compensation Package. The 1997 Employee Compensation Package provides for employee compensation to consist of three components: (i) base salary; (ii) a cash bonus, equal to 25% of quarterly salary, payable at the end of each quarter, but only if the Company's performance equals or exceeds certain cost, revenue and achievement targets jointly agreed to by management; and (iii) an annual award of stock options to all employees under the 1996 Stock Option Plan.

     1996 STOCK OPTION PLAN. In March 1996, the Board of Directors adopted the 1996 Stock Option Plan. The 1996 Stock Option Plan provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees and consultants. A total of 5,000,000 shares of Common Stock have been reserved for issuance under the 1996 Stock Option Plan, all of which are currently available for grant. The 1996 Stock Option Plan will be administered by the Board of Directors, except that with respect to option grants to executive officers, the 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Options and stock purchase rights granted under the 1996 Stock Option Plan will vest as determined by the relevant administrator, and may accelerate and become fully vested in the event of an acquisition of the Company if so determined by the relevant administrator. The exercise price of options and stock purchase rights granted under the 1996 Stock Option Plan will be as determined by the relevant administrator, although the exercise price of incentive stock options must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The Board of Directors may amend or modify the 1996 Stock Option Plan at any time. The 1996 Stock Option Plan will terminate in March 2006, unless terminated earlier by the Board of Directors.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company has adopted provisions in its Restated Articles of Incorporation that eliminate the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances to the fullest extent permitted by law and authorize the Company to indemnify its directors and officers to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Restated Articles of Incorporation provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Colorado law, including circumstances in which indemnification is otherwise discretionary under Colorado law. The Company has entered into indemnification agreements with its officers and directors containing provisions which will in some respects be broader than the specific indemnification provisions contained in the Colorado Corporations Code. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At present, there is no pending material litigation or proceeding involving a director or officer of the Company where indemnification will be required or permitted. The Company is not aware of any threatened material litigation or proceeding which may result in a claim for such indemnification.

                                PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of the date of this Prospectus for (i) each entity or group that is known by the Company to beneficially own five percent or more of the outstanding Common Stock of the Company, (ii) each director, (iii) each executive officer and (iv) the Company's directors and officers as a group. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each shareholder identified in the table possesses voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.




                                                                                  PERCENTAGE OF SHARES   PERCENTAGE OF SHARES
                                                               NUMBER OF SHARES    BENEFICIALLY OWNED     BENEFICIALLY OWNED
 DIRECTORS AND OFFICERS(1)                                    BENEFICIALLY OWNED   BEFORE OFFERING(1)      AFTER OFFERING(2)
----------------------------------------------------------    ------------------  --------------------   --------------------
 Mark E. Huntley, Ph.D.(3)
      c/o Aquasearch, Inc.
      73-4460 Queen Ka'ahumanu Highway
      Suite 110
      Kailua-Kona, Hawaii 96740  . . . . . . . . . . . . .            5,683,186            8.1%                  8.1%
 Earl S. Fusato (4)
      c/o Aquasearch, Inc.
      73-4460 Queen Ka'ahumanu Highway
      Suite 110
      Kailua-Kona, Hawaii 96740  . . . . . . . . . . . . .            8,454,529            11.9%                 5.1%
 Pearn P. Niiler, Ph.D. (5)
      c/o Aquasearch, Inc.
      73-4460 Queen Ka'ahumanu Highway
      Suite 110
      Kailua-Kona, Hawaii 96740  . . . . . . . . . . . . .            1,918,402             2.7%                 2.7%
 Edward E. David, Sc.D. (6)
      c/o Aquasearch, Inc.
      73-4460 Queen Ka'ahumanu Highway
      Suite 110
      Kailua-Kona, Hawaii 96740  . . . . . . . . . . . . .              150,000             *                      *
 David Watumull (7)
      c/o Aquasearch, Inc.
      73-4460 Queen Ka'ahumanu Highway
      Suite 110
      Kailua-Kona, Hawaii 96740  . . . . . . . . . . . . .              312,000             *                      *
 All directors and officers as a group (5 persons) . . . .           16,518,117            22.2%                15.7%


 5% SHAREHOLDERS
----------------------------------------------------------
 Jean Sawyer Weaver Trust, Jean Sawyer Weaver, Trustee(8)
 c/o Aquasearch, Inc.
      73-4460 Queen Ka'ahumanu Highway
      Suite 110
      Kailua-Kona, Hawaii 96740  . . . . . . . . . . . . .            7,541,223            10.8%                 1.7%
 Gregory F. Kowal(9)
      900 Fort  Street, #950
      Honolulu, Hawaii 96822 . . . . . . . . . . . . . . .            4,746,735             6.8%                 2.3%

---------------------------
*    Less than one percent


(1) Applicable percentage of beneficial ownership before the offering made hereby is based on 68,564,013 shares outstanding as of September 30, 1998, together with applicable options for each shareholder.

     Beneficial ownership is determined in accordance with the rules and regulations of the Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after September 30, 1998 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other shareholder.
(2) Applicable percentage of beneficial ownership after the offering made hereby assumes the sale of all 20,075,648 outstanding shares of Common Stock offered hereby.
(3) Includes options to purchase 1,665,250 shares of Common Stock at an exercise price of $0.0625 per share, with a term of seven years, payable by a promissory note payable over 3 years with interest at 5% per annum.
(4) Includes options to purchase 500,000 shares and 1,000,000 shares of Common Stock at an exercise price of $0.36 and $1.00 per share, respectively, that are exercisable within 60 days of September 30, 1998 and warrants to acquire 115,384 and 873,713 shares of Common Stock at $1.00 and $0.50 per share, respectively, that are immediately exercisable.
(5) Includes options to purchase 1,291,050 shares of Common Stock at an exercise price of $0.0625 per share, with a term of seven years, payable by a promissory note payable over 3 years with interest at 5% per annum.
(6) Includes options to purchase 50,000 shares of Common Stock at an exercise price of $0.25 that are immediately exercisable.
(7) Includes options to purchase 312,000 shares at an exercise price of $0.25 per share that are immediately exercisable.
(8) Includes warrants to acquire 1,100,000 shares of Common Stock at $0.50 per share that are immediately exercisable.
(9) Includes warrants to acquire 476,190 and 500,000 shares of Common Stock at $1.00 and $0.50 per share, respectively, that are immediately exercisable.

                               SELLING SECURITY HOLDERS

     The following table sets forth certain information with respect to the beneficial ownership by the Selling Security Holders of shares of the Company's Common Stock. The shares offered by this Prospectus were issued by the Company upon conversion of $3,305,000 aggregate principal amount of the Company's 1998 Convertible Notes by the persons listed in the table below. Applicable percentage of beneficial ownership before the offering made hereby is based on 68,564,013 shares outstanding as of September 30, 1998, together with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules and regulations of the Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after September 30, 1998 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other shareholder. The Selling Security Holders may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.



                                                    BENEFICIAL OWNERSHIP        NUMBER OF SHARES      BENEFICIAL OWNERSHIP
NAME                                                   BEFORE OFFERING            OFFERED(1)             AFTER OFFERING
----------------------------------------------    ------------------------      ----------------    ----------------------
                                                     NUMBER       PERCENT                              NUMBER      PERCENT
                                                  ------------------------                          ----------------------
Jean Eliza Weaver Brickley(2). . . . . . . .         699,510         1.0%          599,510            100,000          *
Margret Daul(3). . . . . . . . . . . . . . .         699,510         1.0%          599,510            100,000          *
Jean Farmer(4) . . . . . . . . . . . . . . .         670,184         1.0%          570,184            100,000          *
Earl S. Fusato, Trustee, Earl S.
Fusato Rev. Trust(5) . . . . . . . . . . . .       8,454,529        11.9%        4,821,340          3,633,189        5.1%
Gregory F. Kowal(6). . . . . . . . . . . . .       4,746,735         6.8%        3,205,128          1,581,607        2.3%
Linda and Joe Maloney(7) . . . . . . . . . .         684,409         1.0%          584,409            100,000          *
James Stewart Miller Rev Liv Trust,
James Stewart Miller, Trustee (8). . . . . .         417,468           *           142,468            275,000          *
Lance S. and Elaine Nakamura(9). . . . . . .       2,633,208         3.8%        1,574,673          1,058,535        1.5%
Viiu Niiler and Charles Cole(10) . . . . . .         474,265           *           324,265            150,000          *
Scott Family Trust, Thomas Scott,
Trustee(11). . . . . . . . . . . . . . . . .       1,437,579         2.1%          663,102            774,477        1.1%
Jean Sawyer Weaver Trust, Jean Sawyer
 Weaver, Trustee(12) . . . . . . . . . . . .       7,541,223        10.8%        6,391,223          1,150,000        1.7%
Sarah Anna Randsell Weaver(13) . . . . . . .         699,837         1.0%          599,837            100,000          *

---------------------
*    Less than 1%.


(1) Assumes that all 20,075,648 outstanding shares offered by this Prospectus are sold, that the 1998 Warrants are not exercised, and that no beneficially owned shares are sold other than by this Prospectus.
(2) Includes warrants to acquire 100,000 shares of Common Stock at $0.50 per share that are immediately exercisable.
(3) Includes warrants to acquire 100,000 shares of Common Stock at $0.50 per share that are immediately exercisable.
(4) Includes warrants to acquire 100,000 shares of Common Stock at $0.50 per share that are immediately exercisable.
(5) Includes options to purchase 500,000 shares and 1,000,000 shares of Common Stock at an exercise price of $0.36 and $1.00 per share, respectively, that are exercisable within 60 days of September 30, 1998 and warrants to acquire 115,384 and 873,713 shares of Common Stock at $1.00 and $0.50 per share, respectively, that are immediately exercisable.

(6) Includes warrants to acquire 476,190 and 500,000 shares of Common Stock at $1.00 and $0.50 per share, respectively,that are immediately exercisable.
(7) Includes warrants to acquire 100,000 shares of Common Stock at $0.50 per share that are immediately exercisable.
(8) Includes warrants to acquire 25,000 shares of Common Stock at $0.50 per share that are immediately exercisable.
(9) Includes warrants to acquire 261,363 and 250,000 shares of Common Stock at $1.00 and $0.50 per share, respectively,that are immediately exercisable.
(10) Includes warrants to acquire 50,000 shares of Common Stock at $0.50 per share that are immediately exercisable.
(11) Includes warrants to acquire 292,207 and 120,000 shares of Common Stock at $1.00 and $0.50 per share, respectively,that are immediately exercisable.
(12) Includes warrants to acquire 1,100,000 shares of Common Stock at $0.50 per share that are immediately exercisable.
(13) Includes warrants to acquire 100,000 shares of Common Stock at $0.50 per share that are immediately exercisable.

     Selling Security Holder Earl Fusato has been the Company's Chief Financial Officer and a member of its Board of Directors since the spring of 1997.

                                 CERTAIN TRANSACTIONS

     From February to March 1998, the Company sold to Earl S. Fusato, the Company's Chief Financial Officer, Secretary and a member of its Board of Directors, certain short-term notes in the aggregate principal amount of
$250,000 with an interest rate of 10% per annum.   The notes are payable in full
on September 30, 1998. In connection with the issuance of the notes, the Company issued to Mr. Fusato warrants to purchase a total of 113,713 shares of its Common Stock. The warrants have an exercise price of $0.50 per share and have a term of three years.

     During the period from June 1997 to September 1998, the Company sold $3,305,000 aggregate principal amount of Convertible Notes ("1998 Convertible Notes") to a total of twelve "accredited investors" as defined under Rule 501 of the Securities Act (the "Selling Security Holders"). In connection with the issuance of the 1998 Convertible Notes, the Company also issued to the Selling Security Holders a total of 3,305,000 Warrants (the "1998 Warrants") to purchase a total of 3,418,713 shares of Common Stock. The 1998 Warrants have an exercise price of $0.50 per share and have a term of three years. As part of this transaction, the Earl S. Fusato Revocable Trust, Earl S. Fusato, Trustee, purchased a $760,000 Convertible Note and 760,000 Warrants. Between July and September 1998, the Selling Security Holders converted the 1998 Convertible Notes into 20,075,648 shares of Common Stock, all of which are being registered in this offering.

     In April 1997, the Company sold 1,000,000 shares of Common Stock at $0.21 per share to Mr. Fusato. The total proceeds to the Company were $210,000. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

     During the period from October 1996 to April 1997, the Company sold an aggregate of 5,044,570 Units, consisting of one share of Common Stock and one Common Stock Purchase Warrant (the "Warrants"), in a private placement under
Section 4(2) of the Securities Act of 1933, as amended. During the course of the private placement, the Earl S. Fusato Revocable Living Trust purchased 115,384 Units at $0.26 per Unit. The Warrants have a term of three years and are exercisable at $1.00 per share, subject to adjustment. The Warrants are redeemable by the Company at $.01 per Warrant during their three-year exercise period upon 30 days' notice anytime that the closing bid price per share of the Common Stock exceeds $1.50 per share (subject to adjustment) for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption. The gross proceeds from this offering were $1,275,980.

                              DESCRIPTION OF SECURITIES

     The authorized securities of the Company consist of: (i) 100,000,000 shares of Common Stock, par value $0.0001 per share (the "Common Stock"); (ii) 5,000,000 shares of blank check Preferred Stock (the "Preferred Stock"); (iii) warrants to purchase an aggregate of 25,974 shares of Common Stock at an exercise price of $0.21 per share issued to three investors in connection with the 1996 bridge financing (the "Bridge Loan Warrants"); (iv) the 1997 Warrants to purchase an aggregate of 5,347,244 shares of Common Stock at an exercise price of $1.00 per share issued to 43 persons in connection with the 1997 private placement; (v) the 1998 Warrants to purchase a total of 3,418,713 shares of Common Stock at an exercise price of $0.50 per share.

     The following summary of certain provisions of the Common Stock, the Preferred Stock, the Bridge Loan Warrants, the 1997 Warrants and the 1998 Warrants does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Articles of Incorporation, the Bridge Loan Warrants, the 1997 Warrants and the 1998 Warrants, where such rights are set forth in full, and the provisions of applicable law.

COMMON STOCK

     As of September 30, 1998, there were outstanding: (i) 68,564,013 shares of Common Stock held of record by approximately 2,000 shareholders, (ii) options to purchase an aggregate of 9,883,751 shares of Common Stock, (iii) the Bridge
Loan Warrants, (iv) the 1997 Warrants and (v) the 1998 Warrants. The holders of Common Stock are entitled to one vote for each share held of record upon such matters and in such manner as may be provided by law. Subject to preferences applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of the Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock issuable upon exercise of the Bridge Loan Warrants, the 1997 Warrants and the 1998 Warrants will be, fully paid and nonassessable. See "Dividend Policy."

PREFERRED STOCK

     As of the date of this Prospectus, up to 5,000,000 shares of Preferred Stock were authorized to be issued, but none were issued or outstanding. The Board of Directors has the authority, without further action by the shareholders, to issue Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or to serve as an entrenchment device for incumbent management. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.

WARRANTS

     BRIDGE LOAN WARRANTS. In connection with the August 1996 bridge financing, the Company issued warrants to purchase a total of 25,974 shares of Common Stock at an exercise price of $0.21 per share to the holders of certain Bridge Loan Notes. The Bridge Loan Notes have been paid in full. The Bridge Loan Warrants are entitled to certain registration rights with respect to the Common Stock issuable upon exercise of the Bridge Loan Warrants.

     1997 WARRANTS. The Company closed a private offering of a total of 5,044,570 Units to "accredited investors" as defined in Rule 501 under the Securities Act in early 1997. Each Unit consisted of one share of Common Stock (the "Unit Common Stock"), and one redeemable Warrant to purchase one share of Common Stock (the "Warrant Common Stock"). The 1997 Warrants are exercisable at $1.00 per share, subject to adjustment, at any time prior to December 31, 1999. The 1997 Warrants will be redeemable by the Company at $.01 per Warrant at any time prior to December 31, 1999 upon 30 days' notice anytime that the closing bid price per share of the Common Stock exceeds $1.50 per share (subject to adjustment) for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption. The Placement Agent for this offering, First Honolulu Securities, received 302,674 Common Stock Purchase Warrants (equal to 6% of the number of Units sold) (the "First Honolulu Warrants"). The terms of the First Honolulu warrants are identical to the terms of the 1997 Warrants. The resale of the Warrant Common Stock underlying the 1997 Warrants and the First Honolulu Warrants was registered pursuant to Registration Statement No. 333-16047. The 1997 Warrants and the First Honolulu Warrants are not separately transferable.

     1998 WARRANTS. During the period from June 1997 to September 1998, the Company sold an aggregate of $3,305,000 aggregate principal amount of its 1998 Convertible Notes to a total of twelve "accredited investors" as defined under Rule 501 of the Securities Act. In July 1998, the holders of $2.8 million aggregate principal amount of the 1998 Convertible Notes exercised their option to convert their Notes into a total of 16,870,520 shares of Common Stock. In September 1998, the holders of $0.5 million aggregate principal amount of the 1998 Convertible Notes exercised their option to convert their Notes into a total of 3,205,128 shares of Common Stock. In connection with the issuance of the 1998 Convertible Notes, the Company also issued to the Selling Security Holders 1998 Warrants to purchase a total of 3,418,713 shares of Common Stock. The 1998 Warrants have an exercise price of $0.50 per share and term of three years.

TRANSFER AGENT

     The Transfer Agent and Registrar for the Common Stock, the 1997 Warrants and the 1998 Warrants is American Securities Transfer & Trust, Inc.

                                 PLAN OF DISTRIBUTION

     The sale of the Securities by the Selling Security Holders may be effected from time to time in transactions in the over-the-counter market, in privately negotiated transactions, through the writing of options on the Securities, or through a combination of such methods of sale, at fixed prices, that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). Any broker-dealer may act as a broker-dealer on behalf of one or more of the Selling Security Holders in connection with the offering of certain of the Securities by the Selling Security Holders.

     The Selling Security Holders and any broker-dealers who act in connection with the sale of the Securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act.

                                    LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                       EXPERTS

     The financial statements of Aquasearch, Inc. as of October 31, 1997 and 1996, and for the years then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, and as of and for the period from inception to October 31, 1995, by Johnson, Holscher & Company, P.C., independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 FINANCIAL STATEMENTS

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                            INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors ........................................   F-2

Independent Auditor's Report ..........................................   F-3

Audited Financial Statements:

Balance Sheets as of October 31, 1995, 1996 and 1997 ..................   F-4

Statements of Loss and Accumulated Deficit from Inception to October
     31, 1997 and for the Fiscal Years Ended October 31, 1995, 1996 and
     1997 .............................................................   F-5

Statements of Cash Flows from Inception to October 31, 1997 and for the
     Fiscal Years Ended October 31, 1995, 1996 and 1997 ...............   F-6

Statements of Stockholders' Equity (Deficit) from Inception to October
     31, 1997 .........................................................   F-7

Notes to Financial Statements .........................................   F-11

Unaudited Financial Statements:

Balance Sheets as of October 31, 1997 and July 31, 1998 (Unaudited) ...   F-22

Statements of Loss and Accumulated Deficit for the Period from
     Inception to July 31, 1998, for the Three Months Ended July 31,
     1998 and for the Nine Months Ended July 31, 1998 (Unaudited) .....   F-23

Statements of Loss and Accumulated Deficit for the Period from
     Inception to July 31, 1998, for the Three Months Ended July 31,
     1997 and for the Nine Months Ended July 31, 1997 (Unaudited) .....   F-24

Statements of Cash Flows for the Period from Inception to April 30,
     1998, for the Nine Months Ended July 31, 1997 and for the Nine
     Months Ended July 31, 1998 (Unaudited) ...........................   F-25

Notes to Financial Statements (Unaudited) .............................   F-26

                            REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Aquasearch, Inc.

We have audited the accompanying balance sheets of Aquasearch, Inc. (a development stage enterprise) as of October 31, 1997 and 1996, and the related statements of loss and accumulated deficit, cash flows, and stockholders' equity (deficit) for the years then ended and for the period from inception to October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of and for the period from inception to October 31, 1995, were audited by other auditors whose report dated December 2, 1995 except for Note 5 dated January 26, 1996, and Note 8 dated April 6, 1997, expressed an unqualified opinion on those statements. The financial statements for the period from inception to October 31, 1995 include no revenues and a net loss of $1,616,518. Our opinion on the statements of loss and accumulated deficit, cash flows, and stockholders' equity (deficit) for the period from inception to October 31, 1997, insofar as it relates to amounts for prior periods through October 31, 1995, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Aquasearch, Inc. (a development stage enterprise) as of October 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended and the period from inception to October 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and working capital deficit at October 31, 1997 raise substantial doubt about its ability to continue as a going concern. The
October 31, 1997 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                   /s/ Ernst & Young LLP

January 31, 1998
Honolulu, Hawaii

                             INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Aquasearch, Inc.
San Diego, California


     We have audited the accompanying balance sheets of Aquasearch, Inc. (a development stage enterprise) (a Colorado corporation) as of October 31, 1995, 1994 and 1993, and the related statements of loss and accumulated deficit, cash flows, and stockholders' equity for the years then ended and for the period from inception to October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquasearch, Inc. (a development stage enterprise) as of October 31, 1995, 1994 and 1993, and the results of its operations, cash flows, and changes in stockholders' equity for the years then ended and for the period from inception to October 31, 1995, in conformity with generally accepted accounting principles.

Englewood, Colorado
December 2, 1995 except
Note 5 dated January 26, 1996
and Note 8 dated April 6, 1997                       /s/ Johnson, Holscher & Co.
                                                    PROFESSIONAL CORPORATION

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)
                                    BALANCE SHEETS


                                                                                                OCTOBER 31
                                                                        ---------------------------------------------------------
                                                                                                                       1995
                                                                              1997                1996            (AS RESTATED)
                                                                         ----------------    ----------------    ----------------
                                                                                                                    (NOTE 8)
Assets
Current assets:
     Cash..........................................................         $    47,006         $   187,166         $    27,208
     Cash in escrow................................................                   -             460,980                   -
     Accounts receivable...........................................               1,219               1,933                   -
     Stock subscriptions receivable................................                   -                   -              35,000
     Prepaid expenses..............................................              24,439               5,534               9,177
     Refundable deposits...........................................               4,570               3,145               2,535
                                                                            -----------         -----------         -----------
Total current assets...............................................              77,234             658,758              73,920
                                                                            -----------         -----------         -----------


Notes receivable...................................................              30,516                   -                   -
Plant and equipment:
     Plant.........................................................             738,889             676,709             408,219
     Equipment.....................................................             173,052              68,349               7,740
     Less accumulated depreciation.................................            (104,894)            (35,876)               (320)
                                                                            -----------         -----------         -----------
Net plant and equipment............................................             807,047             709,182             415,639
Total assets.......................................................         $   914,797         $ 1,367,940         $   489,559
                                                                            -----------         -----------         -----------
                                                                            -----------         -----------         -----------

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
     Accounts payable..............................................         $   446,344         $   466,165         $   233,181
     Deposits held.................................................                   -             460,980                   -
     Notes payable (NOTE 2)........................................             575,000             150,000                   -
                                                                            -----------         -----------         -----------
Total current liabilities..........................................           1,021,344           1,077,145             233,181
                                                                            -----------         -----------         -----------

Stockholders' Equity (Deficit)
     Preferred stock (5,000,000 shares authorized) (Note 1)........                   -                   -                   -
     Common stock ($0.0001 par value, 100,000,000 shares authorized,
     47,819,881, 40,829,331 and 32,583,688 shares outstanding at
     October 31, 1997, 1996 and 1995 respectively).................               5,904               5,204               4,379
     Additional paid-in capital....................................           4,699,470           3,234,309           1,902,785
     Deficit accumulated during the development stage..............          (4,811,921)         (2,948,718)         (1,650,786)
                                                                            -----------         -----------         -----------
Total stockholders' equity (deficit)...............................            (106,547)            290,795             256,378
                                                                            -----------         -----------         -----------
Total liabilities and stockholders' equity (deficit)...............         $   914,797         $ 1,367,940         $   489,559
                                                                            -----------         -----------         -----------
                                                                            -----------         -----------         -----------


                               SEE ACCOMPANYING NOTES.

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF LOSS AND ACCUMULATED DEFICIT



                                                                                     FOR THE YEARS ENDED OCTOBER 31,
                                                                          ----------------------------------------------------
                                                          FROM
                                                       INCEPTION TO                                                   1995
                                                        OCTOBER 31,                                              (AS RESTATED)
                                                           1997               1997               1996               (NOTE 8)
                                                      --------------      -------------      -------------      --------------
Operations
Sales...............................................          11,077              1,077             10,000                   -
Cost of sales.......................................          23,464              2,238             21,226                   -
                                                          ----------         ----------         ----------          ----------
Gross loss from operations..........................         (12,387)            (1,161)           (11,226)                  -

Research and development costs......................       1,886,536            793,770            648,601              89,264
General and administrative expenses.................       2,705,248          1,072,051            640,702             393,171
                                                          ----------         ----------         ----------          ----------

Loss from operations................................      (4,604,171)        (1,866,982)        (1,300,529)           (482,435)

Other Income (Expense)
Interest............................................          (5,182)             4,465              2,597              (1,762)
Other...............................................          (6,702)              (686)                 -              (2,616)
Investment in joint venture.........................        (147,096)                 -                  -                   -
                                                          ----------         ----------         ----------          ----------
Total other income (expense)........................        (158,980)             3,779              2,597              (4,378)
                                                          ----------         ----------         ----------          ----------
Loss before income taxes and extraordinary item.....      (4,763,151)        (1,863,203)        (1,297,932)           (486,813)
Extraordinary item - loss on write down of
assets to liquidation basis.........................         (14,502)                 -                  -                   -
                                                          ----------         ----------         ----------          ----------
Loss before income taxes............................      (4,777,653)        (1,863,203)        (1,297,932)           (486,813)

Federal and State income taxes......................               -                  -                  -                   -
                                                          ----------         ----------         ----------          ----------
Net loss............................................      (4,777,653)        (1,863,203)        (1,297,932)           (486,813)

Accumulated Deficit
Balance, beginning of period........................         (34,268)        (2,948,718)        (1,650,786)         (1,163,973)
                                                          ----------         ----------         ----------          ----------
Balance, end of period..............................     $(4,811,921)       $(4,811,921)       $(2,948,718)        $(1,650,786)
                                                          ----------         ----------         ----------          ----------
                                                          ----------         ----------         ----------          ----------

Loss per share......................................     $     (0.21)       $     (0.04)       $     (0.03)        $     (0.02)
                                                          ----------         ----------         ----------          ----------
                                                          ----------         ----------         ----------          ----------

Weighted average shares outstanding.................      22,936,599         44,646,653         37,679,955          25,541,021
                                                          ----------         ----------         ----------          ----------
                                                          ----------         ----------         ----------          ----------



                               SEE ACCOMPANYING NOTES.

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                               STATEMENTS OF CASH FLOWS


                                                                                            FOR THE YEARS ENDED OCTOBER 31
                                                                                    ---------------------------------------------
                                                                     FROM                                               1995
                                                                 INCEPTION TO                                       (AS RESTATED)
                                                               OCTOBER 31, 1997          1997             1996         (NOTE 8)
                                                               -----------------    ------------     ------------   -------------
Cash Flows from Operating Activities
Net loss..................................................          $(4,777,653)    $(1,863,203)     $(1,297,932)   $ (486,813)
Adjustments to reconcile net loss to net cash used in
operating activities:
     Amortization.........................................                3,527               -                -             -
     Depreciation.........................................              110,601          69,018           35,556           320
     Expenses paid with common stock......................              755,319         311,154           62,800       210,998
     Loss on write down of assets to liquidation basis....                5,392               -                -             -
     Changes in:
          Other current assets............................              (28,808)        (20,330)           3,033       (10,505)
          Receivables.....................................               (1,219)            714           33,067       (35,000)
          Accounts payable................................              362,631         (19,821)         232,968       110,536
          Deposits held...................................                    -        (460,980)         460,980       (85,000)
                                                                     ----------      ----------       ----------    ----------
Cash used in operating activities.........................           (3,570,210)     (1,983,448)        (469,528)     (295,464)

Cash Flows from Investing Activities
Purchase of fixed assets..................................             (821,525)       (166,883)        (329,099)     (315,180)
                                                                     ----------      ----------       ----------    ----------
Cash used in investing activities.........................             (821,525)       (166,883)        (329,099)     (315,180)

Cash Flows from Financing Activities
Cash (held in) released from escrow.......................                    -         460,980         (460,980)       85,000
Increase in notes receivable..............................              (30,516)        (30,516)               -             -
Issuance of common stock..................................            4,136,322       1,320,129        1,326,600       571,580
Increase (decrease) in notes payable......................              604,800         425,000          150,000             -
Offering costs............................................             (271,919)       (165,422)         (57,035)      (19,941)
                                                                     ----------      ----------       ----------    ----------
Cash provided by financing activities.....................            4,438,687       2,010,171          958,585       636,639
                                                                     ----------      ----------       ----------    ----------
Net increase (decrease) in cash...........................               46,952        (140,160)         159,958        25,995
Cash, beginning of the period.............................                   54         187,166           27,208         1,213
                                                                     ----------      ----------       ----------    ----------
Cash, end of the period...................................          $    47,006     $    47,006      $   187,166   $    27,208
                                                                     ----------      ----------       ----------    ----------
                                                                     ----------      ----------       ----------    ----------



                               SEE ACCOMPANYING NOTES.

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                          FROM INCEPTION TO OCTOBER 31, 1997


                                                        COMMON STOCK
                                                 ---------------------------
                                                                                                                       TOTAL
                                                                                   ADDITIONAL                      STOCKHOLDERS'
                                                   NUMBER OF                         PAID-IN       ACCUMULATED         EQUITY
                                                     SHARES         AMOUNT          CAPITAL         DEFICIT          (DEFICIT)
                                                 -----------     -----------      -----------      -----------     --------------
Balance, October 31, 1988....................     20,000,000     $     2,000      $    72,730      $ (101,984)     $     (27,254)

Sale of stock ($0.05 per share)..............      4,000,000             400          166,291               -            166,691

Treasury shares acquired at no cost..........    (11,198,838)              -                -               -                  -

Exercise of A warrants for stock
     ($0.12 per share).......................        556,000              56           66,664               -             66,720

Loss for the year ended
     October 31, 1989........................              -               -                -        (183,333)          (183,333)
                                                 -----------     -----------      -----------      ----------        -----------

Balance, October 31, 1989....................     13,357,162           2,456          305,685        (285,317)            22,824

Sale of stock ($0.07 per share)..............        140,000              14            9,786               -              9,800

Stock issued for services ($0.05 per share)..        300,000              30           13,515               -             13,545

Exercise of A warrants for stock
     ($0.12 per share).......................      2,792,000             279          328,540               -            328,819

Loss for the year ended
     October 31, 1990........................              -               -                -        (163,839)          (163,839)
                                                 -----------     -----------      -----------      ----------        -----------

Balance, October 31, 1990....................     16,589,162           2,779          657,526        (449,156)           211,149

Sale of stock ($0.04 per share)..............        125,000              13            5,987               -              6,000

Stock issued in consideration for loans
      ($0.04 per share)......................        290,000              29           11,571               -             11,600

Loss for the year ended October 31, 1991.....              -               -                -        (251,401)          (251,401)
                                                 -----------     -----------      -----------      ----------        -----------

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                     (CONTINUED)



                                                        COMMON STOCK
                                                 ---------------------------
                                                                                                                       TOTAL
                                                                                   ADDITIONAL                      STOCKHOLDERS'
                                                   NUMBER OF                         PAID-IN       ACCUMULATED         EQUITY
                                                     SHARES         AMOUNT          CAPITAL         DEFICIT          (DEFICIT)
                                                 -----------     -----------      -----------      -----------     --------------
Balance, October 31, 1991....................     17,004,162     $     2,821      $   675,084      $ (700,557)     $     (22,652)

Sale of stock ($0.15 per share)..............         20,000               2            2,998               -              3,000

Stock issued for services ($0.0001 to
      $0.04 per share).......................        453,500              45            6,134               -              6,179

Loss for the year ended
     October 31, 1992........................              -               -                -         (81,128)           (81,128)
                                                 -----------     -----------      -----------      ----------        -----------

Balance, October 31, 1992....................     17,477,662           2,868          684,216        (781,685)           (94,601)

Sale of stock ($0.08 per share)..............      3,175,000             318          244,071               -            244,389

Stock issued for services
     ($0.08 per share).......................        673,751              68           54,083               -             54,151

Conversion of notes and advances for
      stock ($0.08 per share)................        861,900              87           69,315               -             69,402

Loss for the year ended
     October 31, 1993........................              -               -                -        (142,198)          (142,198)
                                                 -----------     -----------      -----------      ----------        -----------

Balance, October 31, 1993....................     22,188,313           3,341        1,051,685        (923,883)           131,143

Sale of stock ($0.03 per share) .............        250,000              25            7,475               -              7,500

Stock issued for services
     ($0.08 per share).......................      1,025,000             101           81,900               -             82,001

Loss for the year ended
     October 31, 1994........................              -               -                -        (240,090)          (240,090)
                                                 -----------     -----------      -----------      ----------        -----------

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                     (CONTINUED)


                                                        COMMON STOCK
                                                 ---------------------------
                                                                                                                       TOTAL
                                                                                   ADDITIONAL                      STOCKHOLDERS'
                                                   NUMBER OF                         PAID-IN        ACCUMULATED         EQUITY
                                                     SHARES         AMOUNT          CAPITAL          DEFICIT          (DEFICIT)
                                                 -----------     -----------      -----------      ------------     --------------
Balance, October 31, 1994....................     23,463,313     $     3,467      $ 1,141,060      $ (1,163,973)    $      (19,446)

Sale of stock ($0.0625 to $0.10 per share)...      7,622,500             762          550,883                -            551,645

Stock issued for services ($0.10 per share)..        177,875              18           12,974                -             12,992

Reissue stock previously canceled
     at no cost..............................      1,320,000             132             (132)               -                  -

Loss for the year ended
     October 31, 1995........................              -               -                -         (288,813)          (288,813)
                                                 -----------     -----------      -----------      -----------        -----------
Balance, October 31, 1995,
     as previously reported..................     32,583,688           4,379        1,704,785       (1,452,786)           256,378

Correction of reissuance of stock
      previously canceled (NOTE 8)...........              -               -          198,000         (198,000)                 -
                                                 -----------     -----------      -----------      -----------        -----------

Balance, October 31, 1995, as restated.......     32,583,688           4,379        1,902,785       (1,650,786)           256,378

Sale of stock ($0.125 to $0.50 per share)....      7,901,643             791        1,268,758                -          1,269,549

Stock issued for services ($0.125 to
     $0.62 per share)........................        344,000              34           62,766                -             62,800

Loss for the year ended
     October 31, 1996........................              -               -                -       (1,297,932)        (1,297,932)
                                                 -----------     -----------      -----------      -----------        -----------

                                   AQUASEARCH, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                     (CONTINUED)



                                                        COMMON STOCK
                                                 ---------------------------
                                                                                                                       TOTAL
                                                                                   ADDITIONAL                      STOCKHOLDERS'
                                                   NUMBER OF                         PAID-IN        ACCUMULATED         EQUITY
                                                     SHARES         AMOUNT          CAPITAL          DEFICIT          (DEFICIT)
                                                 -----------     -----------      -----------      ------------     --------------
Balance, October 31, 1996....................     40,829,331     $     5,204      $ 3,234,309      $ (2,948,718)    $     290,795

Sale of stock ($0.21 to $0.44 per
      share).................................      5,095,727             510        1,123,681                -          1,124,191

Stock issued for services ($0.17 to
     $0.892 per share).......................        103,138              11           35,336                -             35,347

Exercise of options for stock
     ($0.625 per share)......................        488,250              49           30,467                -             30,516

Penalty shares ($0.2116 per share)
     (NOTE 2)................................      1,303,435             130          275,677                -            275,807

Loss for the year ended October 31, 1997.....              -               -                -        (1,863,203)       (1,863,203)
                                                 -----------     -----------      -----------       -----------       -----------


Balance, October 31, 1997....................     47,819,881     $     5,904      $ 4,699,470       $(4,811,921)      $  (106,547)
                                                 -----------     -----------      -----------       -----------       -----------
                                                 -----------     -----------      -----------       -----------       -----------


                               SEE ACCOMPANYING NOTES.

                                   AQUASEARCH, INC.

                           (A DEVELOPMENT STAGE ENTERPRISE)

                            NOTES TO FINANCIAL STATEMENTS

                           OCTOBER 31, 1997, 1996 AND 1995

1.   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     Aquasearch, Inc. (Aquasearch), a Colorado corporation founded in February 1988, is a development stage company that develops and commercializes natural products from microalgae using its proprietary, large-scale photobioreactor technology known as the Aquasearch Growth Module. The Company's principal operations are located in Kailua-Kona, Hawaii.

     Microalgae are a diverse group of over 30,000 species of microscopic plants that have a wide range of physiological and biochemical characteristics. Microalgae produce many different and unusual fats, sugars, proteins, amino acids, vitamins, enzymes, pigments and other bioactive compounds that have existing and potential commercial applications in such fields as animal and human nutrition, food colorings, cosmetics, diagnostic products, pharmaceuticals, research grade chemicals, pigments and dyes. Microalgae grow ten times faster than the fastest growing land-based crops and represent a largely unexploited and renewable natural resource with a biodiversity comparable to that of land-based plants.

     Aquasearch's first commercial product is astaxanthin, a naturally occurring red pigment derived from a freshwater microalgae. The primary market for astaxanthin currently is aquaculture. Free swimming salmon and shrimp acquire pink flesh from natural astaxanthin contained in microalgae and other species ingested in the wild. Farmed salmon and shrimp, however, currently acquire pink flesh from the addition of synthetic astaxanthin (or a less effective substitute product) to their feed.

     Because no significant sales have occurred and because the Company has devoted most of its efforts since inception to research and development, the Company is considered to be in the development stage.

BASIS OF PRESENTATION

     The Company's financial statements have been presented on the basis that it is able to continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses since inception totaling approximately $4.8 million. At October 31, 1997, the Company had a working capital deficit of approximately $950,000. During the year ended October 31, 1997, the Company sold additional shares of stock through a private placement and issued convertible notes, which were sufficient to fund its immediate operating financial needs.

     In May 1996, the Company entered into a three-year (recently extended to four years) Distribution and Development Agreement with Cultor, Ltd. (Cultor). Aquasearch will act as the exclusive worldwide supplier of natural astaxanthin derived from microalgae to Cultor in the field of animal feed and animal nutrition and Cultor will act as the exclusive worldwide distributor of Aquasearch's natural astaxanthin product in the field of animal feed and animal nutrition. Cultor is a $2.0 billion Finnish food conglomerate that is a leading worldwide producer of animal feed and animal nutrition products. The terms of the extended Cultor agreement require that from September 1998 the Company is to provide Cultor with 40 kilograms of natural astaxanthin per month increasing to 120 kilograms per month beginning in September 1999. The agreement provides that Aquasearch and Cultor share equally in the gross margin of the product shipped.

     The agreement also provides that Cultor and Aquasearch may, at Cultor's option, mutually develop a new joint venture company for the sole purpose of producing and selling natural astaxanthin in the field of animal feed and animal nutrition. Pursuant to this arrangement, Aquasearch would contribute a ten-acre natural astaxanthin production facility that is planned to be constructed in late 1998 in return for its 50% stake in the new company and Cultor would contribute cash equal to the appraised value of the facility for its 50% stake.

     In connection with the execution of the agreement, Cultor purchased 400,000 shares of the Company's common stock at a purchase price of $0.50 per share.

     The Company has begun planning for the expansion of its present one-acre research and development facility to a four-acre research and development/production facility that will allow it to meet its September 1998 40 kilogram per month target production requirement under the Cultor Agreement. To complete the expansion, the Company estimates that it must obtain between $4 and $7 million of additional capital. In order to meet the September 1999 120 kilogram per month target, the Company anticipates that it must construct a ten-acre production facility.

     The Company currently projects that it will require between $1.5 and $2.0 million in operating capital in 1998, before any planned capital expenditures related to the construction of its new production facility. The Company is presently pursuing additional sources of capital in order to maintain and expand its operations in fiscal 1998. These capital sources include government contracts and grants, product sales, license agreements and equity and debt financing.

     The Company's continued existence is dependent upon its ability to obtain working capital and long-term financing to meet its obligations on a timely basis and to fund expansion of its production facilities and continued research and development of new microalgae products. The Company is presently unable to reasonably determine the likelihood of obtaining such financing. In addition, the failure of the Company to gain additional customers for its natural astaxanthin product in other applications and customers for its other potential products, the loss of Cultor or any potential corporate partner as a customer, or a significant reduction in the level of sales to Cultor or any potential corporate partner could have a material adverse effect on the Company's business, financial condition and results of operations.

     The accompanying financial statements do not include any adjustments, including those related to the classification of recorded asset amounts or the amounts or classification of liabilities, that might result from the outcome of the aforementioned uncertainties.

CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

CASH IN ESCROW AND DEPOSITS HELD

     Cash in escrow and deposits held represent funds received from prospective purchasers of the Company's common stock for which written confirmation and representation letters, as required by the private placement memorandum, were not received as of the balance sheet date.

PLANT AND EQUIPMENT

     Plant and equipment is stated at cost. Depreciation is provided on the straight-line method over ten years for plant and five years for equipment.

PREFERRED STOCK

     The Company has authorized 5,000,000 shares of "blank check" preferred stock, with such designations, rights, preferences, privileges and restrictions to be determined by the Company's Board of Directors. No preferred stock has been issued as of October 31, 1997.

STOCK ISSUED FOR SERVICES

     Stock issued for services is based on management's estimate of the fair value of the Company's restricted stock at the date of issue or the fair value of the services received, whichever is more reliably measurable.

INCOME TAXES

     The Company uses the asset and liability method of accounting for income taxes as required by Statement of Financial Accounting Standards No. 109 (SFAS
109), ACCOUNTING FOR INCOME TAXES. SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities.

     Since its inception, the Company has incurred net operating losses. Accordingly, no provision has been made for income taxes.

LOSS PER SHARE

     Loss per share was based on the average common shares outstanding during the period. Average common share equivalents have not been included in the computation of loss per share as their effect would be anti-dilutive.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash, cash in escrow, accounts payable, deposits held and notes payable are deemed to approximate fair value due to their short-term nature.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.   COMMON STOCK AND COMMON STOCK WARRANTS

     On January 12, 1989, the Company sold to the public 4,000,000 shares of its $0.0001 par value common stock. The shares were sold as part of a unit for $0.05 per unit. Each unit consisted of one share of common stock and one common stock purchase warrant ("A" warrant). The "A" warrant entitled the holder thereof to purchase one additional share of common stock and one common stock purchase warrant ("B" warrant) for $0.12 per share. The "B" warrant entitles the holder to purchase one additional share of common stock for $1.00. The warrants may be redeemed by the Company at $0.0001 per warrant. The offering netted $165,691 to the Company on the date of closing.

     During the years ended October 31, 1989 and 1990, 3,348,000 "A" warrants were exercised at $0.12 per share which netted the Company $393,523 (after issue costs). All remaining "A" warrants have been canceled. The 3,348,000 "B" warrants expired on September 15, 1996.

     In August and September 1996, the Company obtained approximately $150,000 of short-term bridge financing from four individual investors pursuant to a note and warrant purchase agreement dated August 1, 1996. The notes matured on September 30, 1996.

     In conjunction with the execution of the notes, the investors received a total of 25,974 warrants entitling the holder to purchase one share of common stock at an exercise price of $0.21 per share. The warrants expire on December 31, 1999.

     During the period from October 1996 to April 1997, the Company sold an aggregate of 5,044,570 units, consisting of one share of Common Stock and one Common Stock Purchase Warrant (the "Warrants"), to accredited investors (the "Unit Investors") in a private placement (the "Unit Offering"). The purchase price of the units ranged from $0.21 per unit to $0.44 per unit. The Warrants have a term of three years and are exercisable at $1.00 per share, subject to adjustment. The Warrants are redeemable by the Company at $0.01 per Warrant during their three-year exercise period upon 30 days' notice anytime that the closing bid price per share of the Common Stock exceeds $1.50 per share (subject to adjustment) for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption. The gross proceeds from the Unit Offering were $1,275,980. The placement agent for this Offering received total commissions of $76,559 (equal to 6% of the gross proceeds from the sale of the units) and 302,674 Common Stock Purchase Warrants (equal to 6% of the number of units sold). The terms of the Warrants issued are identical to the terms of the Warrants issued to the Unit Investors in the Unit Offering.

     In addition to the above shares, the Company issued 1,303,000 shares of Common Stock to the Unit Investors as compensation for the failure by the Company to cause the registration statement of the shares purchased in the Unit Offering to be declared effective by the Securities and Exchange Commission on or before May 29, 1997. The registration statement was declared effective on November 12, 1997. The shares have been reflected as issued and outstanding as of October 31, 1997.

     In November 1996, the Company executed a letter of intent with C. Brewer and Company, Limited (C. Brewer) with respect to the acquisition of between 80 and 90 acres of property on the Big Island of Hawaii valued at between $900,000 and $1,000,000 in exchange for C. Brewer's acquisition of approximately 6% of the outstanding common stock of the Company. In connection with this transaction, C. Brewer also acquired a warrant to purchase up to 500,000 shares of the Company's common stock at an exercise price of $1.25 per share. This transaction has not been consummated as of October 31, 1997.

     During the two quarters ended October 31, 1997, the Company issued one-year convertible notes payable totaling $560,000. The holders of these notes have an option to convert to equity under a planned private placement in fiscal 1998. The convertible notes payable carry an interest rate of 10 percent per annum and warrants to purchase 100 shares of common stock at $0.50 per share for each $1,000 aggregate principal amount of convertible notes. The holders are shareholders and an officer/director of the Company. As of October 31, 1997, none of the described warrants were issued.

     As of October 31, 1997, there were a total of 5,373,218 common stock purchase warrants issued and outstanding, of which 5,347,244 warrants had an exercise price of $1.00 per share and 25,974 warrants had an exercise price of $0.21 per share. No warrants were exercised during the year ended October 31, 1997. At October 31, 1997, the Company had reserved a sufficient number of shares of its common stock for issuance pursuant to the exercise of the warrants.

3.   COMMON STOCK OPTIONS

     In August 1995, the Company granted nonstatutory stock options, exercisable immediately, to seven individuals to purchase a total of 5,777,462 shares of the Company's common stock at an exercise price of $0.0625 per share. In addition, the Company also granted stock options to three individuals which became exercisable in July 1996 to purchase a total of 180,000 shares of the Company's common stock at an exercise price of $0.61 per share. The options have a term of seven years.

     In March 1996, the Company's Board of Directors approved a stock option plan which provides for the granting of nonstatutory stock options to employees and consultants of the Company. A total of 5,000,000 shares of the Company's common stock has been reserved for issuance under the plan. Terms of awards under the plan including vesting requirements, exercise prices and expiration dates are determined at the discretion of the plan's administrator. The plan terminates in March 2006.

     In July 1996, the Company granted nonstatutory stock options to a consultant for a total of 400,000 shares of the Company's common stock at an exercise price of $0.56 per share. The options were immediately exercisable with respect to 200,000 shares. The remaining options became exercisable in January 1997 for 100,000 shares and July 1997 for 100,000 shares. The options have a term of ten years.

     In November 1996, the Company granted nonstatutory stock options to ten employees for a total of 107,307 shares of the Company's common stock at an exercise price of $0.34 per share. The options vest over a period of five years and have a term of ten years.

     In January 1997, the Company granted a nonstatutory stock option to an officer/director of the Company for a total of 1,500,000 shares of the Company's common stock at an exercise price of $0.36 per share. The option vests over a period of five years and has a term of ten years.

     In April 1997, the Company sold a total of 1,000,000 shares of its common stock to an officer/director of the Company at a purchase price of $0.21 per share. In addition, the Company granted this person a nonstatutory stock option for a total of 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share. The option is fully vested and has a term of ten years.

     In August 1997, the Company granted a nonstatutory stock option to a consultant for a total of 1,072,000 shares of the Company's common stock at an exercise price of $0.25 per share. The option was immediately exercisable with respect to 112,000 shares. The remainder becomes exercisable on the achievement of certain agreed on milestones. The option has a term of seven years.

     In September 1997, the Company granted nonstatutory stock options to 14 employees for a total of 474,510 shares of the Company's common stock at an exercise price of $0.25 per share. The options vest over a period of five years and have a term of ten years.

     During the year ended October 31, 1997, the Company granted nonstatutory stock options to four consultants for a total of 145,000 shares of the Company's common stock at exercise prices ranging from $0.25 to $0.50 per share. The options are fully vested and have a term of seven years.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (Statement 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6%, expected dividend yield of

0%, volatility factor of the expected market price of the Company's common stock of 0.63, and an expected life of the option of 4.6 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


                                               YEAR ENDED OCTOBER 31,
                                                 1996          1997
                                                 ----          ----
                Pro forma net loss             $1,373,932  $2,115,244

                Pro forma loss per share        $(0.04)      $(0.05)



     A summary of the Company's stock option activity, and related information for the year ended October 31, 1997 follows:

                                                         WEIGHTED-AVERAGE
                                            OPTIONS       EXERCISE PRICE
                                            -------       ---------------
             Outstanding, beginning of
             year                         6,312,462           $0.11

             Granted                      4,298,817            0.47

             Exercised                     (488,250)           0.06

             Forfeited                     (197,766)           0.26
                                          ---------

             Outstanding, end of year     9,925,263           $0.26
                                          ---------
                                          ---------

             Exercisable, end of year     1,695,000           $0.79


     The 488,250 of common stock options exercised during the year were in exchange for three-year notes receivable bearing interest at 5 percent per annum.

     Weighted-average exercise prices and fair values of options issued during the year ended October 31, 1997 with exercise prices which equaled or exceeded the market prices of the Company's stock on the grant date follows:

                                                        WEIGHTED-AVERAGE

                                                      EXERCISE
                                          OPTIONS      PRICE    FAIR VALUE
                                          -------      -----    -----------
           Options whose exercise
           price equaled the market
           price of the stock on the
           grant date                   2,081,817      $0.33       $0.20

           Options whose exercise
           price exceeded the market
           price of the stock on the
           grant date                   2,217,000       0.59       0.07
                                        ---------

           Options issued during the
           year                         4,298,817
                                        ---------
                                        ---------



     The following summarizes information about the Company's stock options outstanding at October 31, 1997:

                          OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                          -------------------             -------------------
                              WEIGHTED-
                               AVERAGE      WEIGHTED-               WEIGHTED-
    RANGE OF                  REMAINING      AVERAGE                 AVERAGE
    EXERCISE                 CONTRACTUAL     EXERCISE                EXERCISE
     PRICES        NUMBER       LIFE          PRICE       NUMBER      PRICE
     -------       -------      -----         -----      -------      ------
 $0.06           5,139,212    8.0 years       $0.06        20,000     $0.06

 $0.25 to $0.36  3,256,051       8.9           0.30       145,000      0.20

 $0.50 to $1.00  1,530,000       9.3           0.85     1,530,000      0.85
                 ---------                              ---------

                 9,925,263                              1,695,000
                 ---------                              ---------
                 ---------                              ---------


4.   RELATED PARTY TRANSACTIONS

     During the year ended October 31, 1991, the Company borrowed $29,000 from stockholders. The four separate notes were unsecured, carried an interest rate of 12% and were due in August 1992. As an inducement for the loans, the Company issued a total of 290,000 shares of restricted stock to the lenders. For purposes of the financial statements, this stock was valued at $0.04 per share based on recent sales of restricted stock. Loan issue costs of $5,322 were charged to interest expense in 1991 and unamortized loan issue costs of $6,693 were written off. During the year ended October 31, 1993, these loans were converted to 430,650 shares of common stock.

     During the year ended October 31, 1995, the Company reissued 1,320,000 shares of common stock to its president and chief executive officer. These were shares which had been previously returned to the Company (see Note 8).

     The Company has also issued restricted stock for services to various officers as follows:

                                        NUMBER OF
                                         SHARES    VALUE
                                       ------------------
                    YEAR
                    1997                103,138   $39,016
                    1996                 40,000     5,000
                    1995                177,875    12,992
                    1994              1,025,000    82,000


5.   INCOME TAXES

     Since its formation the Company has incurred net operating losses. As of October 31, 1997, the Company had a net operating loss carryforward available to offset future taxable income for federal and state income tax purposes of approximately $4 million. The net operating loss carryforward for tax reporting purposes expires in the years from 1999 to 2012. The Company also has a research credit carryover approximating $90,000 which expires between the years 2003 and 2012.

     No deferred tax benefit or liability has been recorded for temporary differences between book and tax reporting due to the uncertainty of any eventual recovery or payment.

6.   INVESTMENT IN OCEANCOLOR, INC.

     In March 1993, the Company invested $50,000 in a joint venture (OceanColor, Inc.) with Cyanotech Corporation (Cyanotech). The Company and Cyanotech each owned 50% of OceanColor, Inc. During the year ended October 31, 1994, the Company invested an additional $97,100 in this joint venture. In November 1994, the joint venture was dissolved with the licensing rights to its proprietary technology reverting entirely to the Company. At the time of dissolution, there was approximately $7,500 of equipment in the joint venture which was distributed to the Company.

7.   SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

     During the year ended October 31, 1995, the Company constructed its plant facility at a cost of $408,219. At October 31, 1995, there remained in accounts payable approximately $100,800 of this cost. Accordingly, the amount which remained in accounts payable was removed from cash paid for the purchase of fixed assets in the statement of cash flows for the year ended October 31, 1995.

8.   CORRECTION OF ACCOUNTING FOR REISSUANCE OF STOCK PREVIOUSLY CANCELED

     During the year ended October 31, 1995, the Company reissued 1,320,000 shares of restricted stock to its president and chief executive officer. These were shares which had been previously returned to the Company by the president and chief executive officer at no cost to the Company. The reissuance was recorded at par value in the financial statements for the year ended October 31, 1995 with no effect on net loss for that year. The Company has subsequently valued the reissued stock at $0.15 per share based on the quoted market price of the restricted stock at the date of reissuance. As a result, the Company's financial statements for the year ended October 31, 1995 have been restated as follows:


                                                     AS ORIGINALLY
                                                        REPORTED   AS RESTATED
                                                     --------------------------
Balance sheet:
     Additional paid-in capital . . . . . . . . .      $1,704,785   $1,902,785
     Deficit accumulated during the development
          stage . . . . . . . . . . . . . . . . .      (1,452,786)  (1,650,786)

Statement of loss and accumulated deficit:
     General and administrative expenses  . . . .         195,171      393,171
     Net income (loss)  . . . . . . . . . . . . .        (288,813)    (486,813)
     Loss per share . . . . . . . . . . . . . . .           (0.01)       (0.02)

Statement of cash flows:
     Expenses paid with common stock  . . . . . .          12,998      210,998



                                   AQUASEARCH, INC.

                           (A DEVELOPMENT STAGE ENTERPRISE)

                                    BALANCE SHEETS



                                                   OCTOBER 31,      JULY 31,
                                                       1997           1998
                                                    (AUDITED)      (UNAUDITED)
                                                   ---------------------------
Assets
Current assets:
     Cash                                          $  47,006     $  666,025
     Accounts receivable                               1,219              -
     Prepaid expenses                                 24,439         66,216
     Refundable deposits                               4,570          7,325
                                                   ----------    ----------
Total current assets                                  77,234        739,566
                                                   ----------    ----------

Notes receivable                                      30,516        109,696
Plant and equipment:
     Plant                                           738,889      1,156,285
     Equipment                                       173,052        202,595
     Less accumulated depreciation                  (104,894)      (173,383)
                                                   ----------    ----------
Net plant and equipment                              807,047      1,185,497
Total assets                                       $ 914,797     $2,034,759
                                                   ----------    ----------
                                                   ----------    ----------


Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
     Accounts payable                              $  446,344    $  502,215
     Notes payable                                    575,000       265,000
                                                   ----------    ----------
Total current liabilities                           1,021,344       767,215
                                                   ----------    ----------

Stockholders' Equity (Deficit)
     Preferred stock (5,000,000 shares authorized)          -             -
     Common stock ($0.0001 par value,
          100,000,000 shares authorized,
          47,819,881 and 65,358,885 shares
          outstanding at October 31, 1997, and
          July 31, 1998, respectively)                 5,904          7,657
     Additional paid-in capital                    4,699,470      7,689,735
     Deficit accumulated during the development
        stage                                     (4,811,921)    (6,429,848)
                                                   ----------    ----------
Total stockholders' equity (deficit)                (106,547)     1,270,772
                                                   ----------    ----------
Total liabilities and stockholders' equity
  (deficit)                                        $  914,797    $2,034,759
                                                   ----------    ----------
                                                   ----------    ----------


                                   AQUASEARCH, INC.

                           (A DEVELOPMENT STAGE ENTERPRISE)

                      STATEMENTS OF LOSS AND ACCUMULATED DEFICIT

                                      FOR THE PERIOD FROM
                                           INCEPTION         FOR THE THREE   FOR THE NINE MONTHS
                                          TO JULY 31,         MONTHS ENDED     ENDED JULY 31,
                                              1998           JULY 31, 1998          1998
                                           (UNAUDITED)        (UNAUDITED)        (UNAUDITED)
                                      ---------------------------------------------------------
Sales                                  $     11,077          $          -     $          -
Cost of sales                                23,464                     -                -
                                       ------------          ------------     ------------
Gross profit (loss)                         (12,387)                    -                -

Research and development costs            2,752,740               320,514          866,204
General and administrative expenses       3,339,694               218,562          634,446
                                       ------------          ------------     ------------

Loss from operations                     (6,104,821)            (539,076)      (1,500,650)

Other Income (Expense)
Interest                                   (119,844)             (79,322)        (114,662)
Other                                        (9,317)              (2,291)          (2,615)
Investment in joint venture                (147,096)                   -                -
                                       ------------          ------------     ------------
Total other income (expense)               (276,257)              (81,613)        (117,277)
                                       ------------          ------------     ------------
Loss before income taxes and
 extraordinary item                      (6,381,078)             (620,689)      (1,617,927)

Extraordinary item - loss on
 write down of assets to
 liquidation basis                          (14,502)                    -                -
                                       ------------          ------------     ------------
Loss before income taxes                 (6,395,580)             (620,689)      (1,617,927)

Federal and State income taxes                    -                     -                -
                                       ------------          ------------     ------------
Net loss                                 (6,395,580)             (620,689)      (1,617,927)

Accumulated Deficit
Balance, beginning of period                (34,268)           (5,809,159)      (4,811,921)
                                       ------------          ------------     ------------
Balance, end of period                 $ (6,429,848)         $ (6,429,848)    $ (6,429,848)
                                       ------------          ------------     ------------
                                       ------------          ------------     ------------

Loss per share                         $      (0.28)         $      (0.01)    $      (0.03)
                                       ------------          ------------     ------------
                                       ------------          ------------     ------------

Weighted average shares outstanding      22,936,599            47,819,881       47,819,881
                                       ------------          ------------     ------------
                                       ------------          ------------     ------------


                                  AQUASEARCH, INC.

                          (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENTS OF LOSS AND ACCUMULATED DEFICIT

                                      FOR THE PERIOD FROM
                                           INCEPTION         FOR THE THREE   FOR THE NINE MONTHS
                                          TO JULY 31,         MONTHS ENDED     ENDED JULY 31,
                                              1998           JULY 31, 1997          1997
                                           (UNAUDITED)        (UNAUDITED)        (UNAUDITED)
                                      ---------------------------------------------------------
Sales                                  $    11,077           $       146      $     1,077
Cost of sales                               23,464                     -                -
                                       -----------           ------------     -----------
Gross profit (loss)                        (12,387)                     -           1,077

Research and development costs           2,752,740                152,717         551,543
General and administrative expenses      3,339,694                297,231         644,878
                                       -----------           ------------     ------------

Loss from operations                    (6,104,821)              (449,802)      (1,195,344)

Other Income (Expense)
Interest                                  (119,844)                   223            4,448
Other                                       (9,317)                   411              217
Investment in joint venture               (147,096)                     -                -
                                       -----------           ------------     ------------
Total other income (expense)              (276,257)                   634            4,665
                                       -----------           ------------     ------------

Loss before income taxes and
  extraordinary item                    (6,381,078)              (449,168)      (1,190,679)
Extraordinary item - loss on
  write down of assets to
  liquidation basis                        (14,502)                  (464)            (464)
                                       -----------           ------------     ------------
Loss before income taxes                (6,395,580)              (449,632)      (1,191,143)

Federal and State income taxes                   -                      -                -
                                       -----------           ------------     ------------
Net loss                                (6,395,580)              (449,632)      (1,191,143)

Accumulated Deficit
Balance, beginning of period               (34,268)            (3,690,229)      (2,948,718)
                                       -----------           ------------     ------------
Balance, end of period                 $(6,429,848)          $ (4,139,861)    $ (4,139,861)
                                       -----------           ------------     ------------
                                       -----------           ------------     ------------

Loss per share                         $     (0.28)          $      (0.01)    $      (0.03)
                                       ------------          ------------     ------------
                                       ------------          ------------     ------------

Weighted average shares outstanding     22,936,599             45,713,543       44,159,602
                                       ------------          ------------     ------------
                                       ------------          ------------     ------------



                                  AQUASEARCH, INC.

                          (A DEVELOPMENT STAGE ENTERPRISE)

                              STATEMENTS OF CASH FLOWS

                                                      FOR THE PERIOD  FOR THE NINE   FOR THE NINE
                                                      FROM INCEPTION  MONTHS ENDED   MONTHS ENDED
                                                       TO JULY 31,     JULY 31,       JULY 31,
                                                          1998           1997           1998
                                                       (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
                                                       ----------------------------------------------
Cash Flows from Operating Activities
Net loss                                              $(6,395,580)   $(1,191,143)     $(1,617,927)
Adjustments to reconcile net loss
  to net cash used in operating activities:
       Amortization                                         3,527              -                -
       Depreciation                                       179,091         42,057           68,490
       Expenses paid with common stock                    901,643              -                -
       Loss on write down of assets to
          liquidation basis                                 5,392              -                -
       Changes in:
          Other current assets                            (73,340)       (66,959)         (44,532)
          Receivables                                                        414            1,219
          Accounts payable                                272,178         (3,783)         (90,453)
          Deposits held                                         -       (460,980)               -
                                                     ------------   ------------     ------------
Cash used in operating activities                      (5,107,089)    (1,680,394)      (1,536,879)

Cash Flows from Investing Activities
Purchase of fixed assets                               (1,268,464)       (98,728)        (446,939)
                                                     ------------   ------------     ------------
Cash used in investing activities                      (1,268,464)       (98,728)        (446,939)

Cash Flows from Financing Activities
Cash (held in) released from escrow                             -        460,980                -
Increase in notes receivable                             (109,696)             -          (79,180)
Issuance of common stock                                7,128,340      1,264,695        2,992,018
Increase (decrease) in notes payable                      294,800        100,000          310,000
Offering costs                                           (271,919)      (156,213)               -
                                                     ------------   ------------     ------------
Cash provided by financing activities                   7,041,525      1,669,462        2,602,838
                                                     ------------   ------------     ------------

Net increase (decrease) in cash                           665,972       (109,660)         619,020
Cash, beginning of the period                                  54        187,166           47,006
                                                     ------------   ------------     ------------
Cash, end of the period                              $    666,026   $     77,506     $    666,026
                                                     ------------   ------------     ------------
                                                     ------------   ------------     ------------



                                  AQUASEARCH, INC.

                          (A DEVELOPMENT STAGE ENTERPRISE)

                           NOTES TO FINANCIAL STATEMENTS

                                   JULY 31, 1998
                                    (UNAUDITED)


1.   COMMON STOCK AND STOCK PURCHASE WARRANTS

     As of July 31, 1998, there were a total of 8,291,931 Common Stock Purchase Warrants (the "Warrants") issued and outstanding, of which 5,347,244 Warrants had an exercise price of $1.00 per share, 25,974 Warrants had an exercise price of $0.21 per share, and 2,918,713 Warrants had an exercise price of $0.50 per share. No Warrants were exercised during the three months ended July 31, 1998. The $1.00 per share Warrants are redeemable by the Company at $.01 per Warrant during their three-year exercise period upon 30 days' notice anytime that the closing bid price per share of the Common Stock exceeds $1.50 per share for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption.

     An analysis of the changes in stockholders' equity is as follows:


                            SHARES OF COMMON                        ADDITIONAL PAID-IN                          TOTAL STOCKHOLDERS'
        DESCRIPTION               STOCK           COMMON STOCK           CAPITAL         ACCUMULATED DEFICIT     EQUITY (DEFICIT)
                            -------------------------------------------------------------------------------------------------------

 Balance, April 30, 1998       47,819,881       $      5,904         $    4,699,470      $     (5,809,159)       $     (1,103,785)

 Conversion of
 convertible notes to
 common stock ($0.173 per
 share)                        16,870,520             1,686              2,915,274                                     2,916,960

 Stock issued for
 services ($0.25 per
 share)                           201,622                20                 45,859                                        45,879

 Exercise of options for
 stock ($0.625 per share)         466,862                47                 29,132                                        29,179

 Loss for the three
 months ended July 31,
 1998                                   -                 -                      -              (620,689)               (620,689)
                            -------------       -----------             -----------         ------------             -----------
 Balance, July 31,1998         65,358,885       $     7,657             $7,689,735          $ (6,429,848)            $ 1,270,772
                            -------------       -----------             -----------         ------------             -----------
                            -------------       -----------             -----------         ------------             -----------



     On November 14, 1996, the Company executed a Letter of Intent with C. Brewer and Company, Limited ("C. Brewer") with respect to the acquisition by the Company of between 80 and 90 acres of property in the Ka'u region of the Big Island of Hawaii valued at between $900,000 and $1,000,000 in exchange for the issuance to C. Brewer of between 2,570,000 and 2,850,000 shares of Common Stock of the Company (the "C. Brewer Common

Stock") at a purchase price of $0.35 per share. In addition, C. Brewer acquired a three-year warrant (the "C. Brewer Warrant") to purchase up to 500,000 shares of Common Stock at a purchase price of $1.25 per share. The stockholders' equity at July 31, 1998 does not reflect the issuance of the C. Brewer Common Stock or the C. Brewer Warrant. The Company does not yet wish to finalize its agreement with C. Brewer. Aquasearch had intended to complete the C. Brewer transaction in order to have sufficient property on which to expand its production capability to 40 kg astaxanthin per month. However, improvements in productivity of astaxanthin have rendered the Brewer land acquisition unnecessary at present.


2.   MANAGEMENT'S REPRESENTATIONS OF INTERIM FINANCIAL INFORMATION

     These financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results of operations for the interim period presented. These adjustments are of a normal and recurring nature.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Eight Section (b) of the Registrant's Articles of Incorporation provides for the indemnification of officers and directors to the extent permitted by law and further provides that such person shall not be liable to the corporation for any loss or damage suffered by the corporation on account of any action taken by him as a director or officer of the corporation if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal matter, if he had no reasonable cause to believe that his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                Securities and Exchange Commission
                registration fee  . . . . . . . . . . .  $ 1,688.00
                Printing and engraving expenses . . . .   10,000.00
                Legal fees and expenses . . . . . . . .   20,000.00
                Accounting fees and expenses  . . . . .    4,000.00
                Miscellaneous expenses  . . . . . . . .    4,312.00
                     Total  . . . . . . . . . . . . . .  $40,000.00
                                                         -----------
                                                         -----------


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     During the period from June 1997 to September 1998, the Company sold $3,305,000 aggregate principal amount of Convertible Notes ("1998 Convertible Notes") to a total of twelve "accredited investors" as defined under Rule 501 of the Securities Act (the "Selling Security Holders"). In connection with the issuance of the 1998 Convertible Notes, the Company also issued to the Selling Security Holders a total of 3,305,000 Warrants (the "1998 Warrants") to purchase a total of 3,418,713 shares of Common Stock. The 1998 Warrants have an exercise price of $0.50 per share and have a term of three years. Between July and September 1998, the Selling Security Holders converted the 1998 Convertible Notes into 20,075,648 shares of Common Stock (the "Shares"). The number of Shares and 1998 Warrants issued to the Selling Security Holders is as follows: Jane Eliza Weaver Brickey, 599,510 Shares, 100,000 Warrants; Margret Daul, 599,510 Shares, 100,000 Warrants; Jean Farmer, 570,184 Shares, 100,000 Warrants; Earl S. Fusato Revocable Trust, Earl S. Fusato, Trustee, 4,821,340 Shares, 760,000 Warrants; Gregory Kowal, 3,205,128 Shares, 500,000
Warrants; Linda and Joe Maloney, 584,409 Shares, 100,000 Warrants; James Stewart Miller Revocable Trust, James Stewart Miller, Trustee, 142,468 Shares, 25,000 Warrants; Lance and Elaine Nakamura, 1,574,673 Shares, 250,000 Warrants; Viiu Niiler and Charles Cole, 324,265 Shares, 50,000 Warrants; Scott Family Trust, Tom Scott, Trustee, 663,102 Shares, 120,000 Warrants; Jean Sawyer Weaver Trust, Jean S. Weaver, Trustee, 6,391,223 Shares, 1,100,000 Warrants; and Sarah Anna Randsell Weaver, 599,837 Shares, 100,000 Warrants. No underwriters were used in these transactions. This offering was made under Section 4(2) of the Securities Act.

     From February to March 1998, the Company sold to Earl S. Fusato, the Company's Chief FinancialOfficer, Secretary and a member of its Board of Directors, certain short-term notes in the aggregate principal amount of

$250,000. The notes are payable in full on September 30, 1998. In connection with the issuance of the notes, the Company issued to Mr. Fusato warrants to purchase a total of 113,713 shares of its Common Stock. The warrants have an exercise price of $0.50 per share and have a term of three years. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

     In March 1998, the Company issued 108,000 shares of Common Stock at $0.25 per share to Dr. Pearn Niiler, a Director of the Company, for prior services rendered to the Company as a member of the Scientific Advisory Board. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

     In March 1998, Tana Acalay, formerly the Company's Chief Financial Officer, exercised options to purchase 466,862 shares of the Company's Common Stock at the exercise price of $0.063 per share. The total proceeds to the Company were $29,179. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

     From January to March 1998, the Company issued an aggregate of 126,000 shares of Common Stock at $0.25 per share to the following members of the Scientific Advisory Board in exchange for services to the Company: Dr. Edward A. Laws -- 17,000 shares; Dr. Robert R. Bidigare -- 17,000 shares; Dr. William Fenical -- 17,000 shares; Dr. John Bardach -- 17,000 shares; Dr. Farooq Azam -- 12,000 shares; Dr. Malcolm Gregory -- 37,000 shares; and Dr. Aladar Szalay -- 9,000 shares. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

     In October 1997, the Company issued 50,000 shares of Common Stock at $0.25 per share to Edward E. David, Sc.D., for consulting services rendered as a member of the Company's Board of Directors. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

     In October 1997, the Company sold 50,000 shares of Common Stock at $0.25 per share to Edward E. David, Sc.D., a member of the Company's Board of Directors. The total proceeds to the Company from this transaction were $12,500. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

     In October 1997, the Company issued 10,000 shares of Common Stock at $0.25 per share to Oskar R. Zaborsky, Ph.D., for consulting services rendered as a member of the Company's Board of Directors. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

     In October 1997, the Company sold 10,000 shares of Common Stock at $0.25 per share to Oskar R. Zaborsky, Ph.D., a member of the Company's Board of Directors. The total proceeds to the Company from this transaction were $2,500. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

     In September 1997, Tana Acalay, formerly the Company's Chief Financial Officer, exercised options to purchase 463,250 shares of the Company's Common Stock at the exercise price of $0.06 per share. The total proceeds to the Company were $28,953 in the form or a three year note receivable bearing interest of five percent per annum. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

     In April 1997, the Company sold 1,000,000 shares of Common Stock at $0.21 per share to Earl S. Fusato, the Company's Chief Financial Officer, Secretary and a member of its Board of Directors. The total proceeds to the Company were $210,000. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

     During the period from October 1996 to April 1997, the Company sold an aggregate of 5,044,570 Units, consisting of one share of Common Stock and one Common Stock Purchase Warrant (the "Warrants"), in a private placement under
Section 4(2) of the Securities Act of 1933, as amended, to the following persons at the following prices: Bernadette Ahuna - 23,255 Units at $0.43 per Unit; Dorothy Ako - 33,333 Units at $0.30 per Unit; Amy M.

Matsuda Revocable Living Trust - 38,461 Units at $0.26 per Unit; Steve Berson - 95,238 Units at $0.21 per Unit and 22,727 Units at $0.22 per Unit; Alfredo Briones - 23,255 Units at $0.43 per Unit; David Coury - 90,909 Units at $0.22 per Unit; Earl S. Fusato Revocable Living Trust - 115,384 Units at $0.26 per Unit; William and Bernice Frankoff - 17,857 Units at $0.28 per Unit; Edward Fukuyama - 45,454 Units at $0.22 per Unit; Ralph Fuller - 23,255 Units at $0.43 per Unit; Solomon and Alice Goldsmith - 33,333 Units at $0.30 per Unit; Francis Gray - 45,454 Units at $0.22 per Unit; Christopher and Lynne Harrison - - 75,000 Units at $0.23 per Unit; Hawaiian Trust Company, Ltd - 416,666 Units at $0.24 per Unit; Winston Healy - 34,482 Units at $0.29 per Unit; Dan Hirashima - 68,965 Units at $0.29 per Unit; J.W.A. Buyers Revocable Living Trust - 41,666 Units at $0.24 per Unit; Raymond & Anna Kam - 90,909 Units at $0.22 per Unit, 86,956 Units at 0.23 per Unit and 41,666 Units at $0.24 per Unit; Gerald and Patricia Kammier - 45,454 Units at $0.22 per Unit; Gregory Kowal - 476,190 Units at $0.21 per Unit; Eddy Louis - 37,037 Units at $0.27 per Unit; Alan & Amina Miyasaki - 24,390 Units at $0.41 per Unit; Grace Morrow - 108,695 Units at $0.23 per Unit, 153,846 Units at $0.26 per Unit and 38,461 Units at $0.26 per Unit; David Murakami - 173,809 Units at $0.21 per Unit, 28,000 Units at $0.25 per Unit and 20,833 Units at $0.24 per Unit; Donald and Kimika Nakama - 238,095 Units at $0.21 per Unit; Lance and Elaine Nakamura -125,000 Units at $0.32 per Unit and 136,363 Units at $0.22 per Unit; Calvin and Eunice Nakata - 100,000 Units at $0.22 per Unit; Clarence and Margaret Okimoto - 45,454 Units at $0.22 per Unit, 11,869 Units at $0.23 per Unit and 12,000 Units at $0.25 per Unit; Charles Parl
- 43,478 Units at $0.23 per Unit; Paul F. Glenn Revocable Trust - 37,037 Units at $0.27 per Unit; Michie Proctor - 113,636 Units at $0.22 per Unit, 119,047 Units at $0.21 per Unit and 454,545 Units at $0.22 per Unit; Scott Family Trust
- 113,636 Units at $0.44 per Unit and 178,571 Units at $0.28 per Unit; Gene Seltzer - 43,478 Units at $0.23 per Unit; Yoshiko Takara - 23,255 Units at $0.43 per Unit; Izidor Tischler - 43,478 Units at $0.23 per Unit; Joseph Triggs - 232,558 Units at $0.43 per Unit; Bruce Tyson - 45,454 Units at $0.22 per Unit; Robert Walker - 47,619 Units at $0.21 per Unit; Eileen Winter - 50,000 Units at $0.25 per Unit; Alvin Kuo Wong - 41,666 Units at $0.36 per Unit; and Russell Yamamoto - 217,391 Units at $0.23 per Unit. The Warrants have a term of three years and are exercisable at $1.00 per share, subject to adjustment. The Warrants are redeemable by the Company at $.01 per Warrant during their three-year exercise period upon 30 days' notice anytime that the closing bid price per share of the Common Stock exceeds $1.50 per share (subject to adjustment) for 20 trading days out of 30 consecutive trading days ending on the third day prior to the date of the notice of redemption. The gross proceeds from this offering were $1,275,980. The Placement Agent for this offering, First Honolulu Securities, Inc., received total commissions of $76,558.80 (equal to 6% of the gross proceeds from the sale of the Units) and 302,674 Common Stock Purchase Warrants (equal to 6% of the number of Units sold). The terms of the Warrants issued to First Honolulu Securities, Inc. are identical to the terms of the Warrants issued to the purchasers in the offering.

     In March 1997, John Emerick, the Company's Vice President of Operations, exercised options to purchase 25,000 shares of the Company's Common Stock at the exercise price of $0.06 per share. The total proceeds to the Company were $1,562 in the form of a three year note receivable bearing interest of five percent per annum. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

     In February 1997, the Company issued 4,000 shares of Common Stock at $0.46
per share to Alber Leong in exchange for services to the Company.   No
underwriters were used. This offering was made under Section 4(2) of the Securities Act.

     In November 1996, the Company issued an aggregate of 18,760 shares of Common Stock at an average price of $0.64/share to the following members of the Scientific Advisory Board in exchange for services to the Company: Dr. Edward A. Laws -- 4,690 shares; Dr. Robert R. Bidigare -- 4,690 shares; Dr. William Fenical -- 4,690 shares; and Dr. John Bardach -- 4,690 shares. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

     In October 1996, the Company sold 400,000 shares of Common Stock at $0.50 per share to Cultor pursuant to the Cultor Stock Subscription Agreement. The total proceeds to the Company from this transaction were $200,000. No underwriters were used. This offering was made in reliance on the exemption provided under Section 4(2) of the Securities Act.

     In July 1996, the Company issued 3,000 shares of Common Stock at $0.59 per
share to Alber Leong in exchange for services to the Company.   No underwriters
were used.  This offering was made under Section 4(2) of the Securities Act.

     In February 1996, the Company issued 40,000 shares of Common Stock at $0.62 per share, to Seth Huntley, one of the Company's production technicians, for services rendered during the period from August 1995 through January 1996. No underwriter was used. This offering was made to Mr. Huntley without registration pursuant to the exemption provided under Section 4(2) of the Securities Act.

     In January 1996, the Company sold an aggregate of 4,000,000 shares of Common Stock at $0.15 per share to the following persons in a private placement under Section 4(2) of the Securities Act: Bruce Arinaga - 100,000 shares; A. Bush - 100,000 shares; Gary Davidson - 407,000 shares; Kewalo Holdings - 100,000 shares; James MacNeil - 160,000 shares; First Trust Corp. - 23,300 shares; James McGonigle - 300,000 shares; Michie Proctor - 680,000 shares; Marty Meyerson - 100,000 shares; Wanda Shefts -100,000 shares; Joel Marcus - 100,000 shares; Donald Nakama - 580,000 shares; Neal Roberts - 90,700 shares; David Murakami - 350,000 shares; James Miller - 200,000 shares; Marvin Gutlove - 100,000 shares; Marianne May - 40,000 shares; and Carl Jensen - 240,000 shares. The total proceeds to the Company from this transaction were $600,000. No underwriters were used.

     In January 1996, the Company sold an aggregate of 2,492,000 shares of Common Stock at $0.125 per share to the following persons under Regulation S under the Securities Act: Sodilot S.A. - 320,000 shares; Hans Peter Klein - 320,000 shares; and Caymus Capital - 1,852,000 shares. The total proceeds to the Company from this transaction were $311,600. No underwriters were used.

     In December 1995, the Company issued 40,000 shares of Common Stock at $0.125 per share to John J. Emerick, the Company's Vice President of Operations, for services rendered during the period from July 1995 through December 1995.
No underwriter was used. This offering was made to Mr. Emerick without registration pursuant to the exemption provided under Section 4(2) of the Securities Act.

     In November 1995, the Company issued an aggregate of 264,000 shares of Common Stock at $0.125 per share to the following persons as partial payment for their services in constructing the Company's research and development facility at Keahole Point: Robert E. and Terri L. Lee - 120,000 shares; Clyde and Iola Matsuyama - 16,000 shares; Dale and Lora Robertson - 8,000 shares; Branden Fessenden and Amber Kingham - 4,000 shares; Boyd and Kathy Matsuyama - - 8,000 shares; Dwight and Taina Matsuyama - 8,000 shares; Mark K. and Marina K. Stickel
- 40,000 shares; Stephen J. and Jamie K. Herbert - 16,000 shares; and Henry F. and Sri Mulyani Hills - 44,000 shares. No underwriters were used. This offering was made in reliance on the exemption provided under Section 4(2) of the Securities Act.

     In October 1995, the Company issued an aggregate of 127,875 shares at $0.0625 to the following persons for prior services rendered to the Company:
Alejandro Gonzales - 40,000 shares; Alexander Leonard - 25,000 shares; Georgia Malan - 20,000 shares; and Mountain Vista Consulting - 42,875 shares. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

     In October 1995, the Company issued 5,000 shares of Common Stock at $0.16 per share to John Emerick, the Company's Vice President of Operations, for services rendered to the Company. No underwriter was used. This offering was made pursuant to the exemption provided under Section 4(2) of the Securities Act.

     In September 1995, the Company sold an aggregate of 2,712,500 shares of Common Stock at $0.08 per share to the following persons in a private placement under Section 4(2) of the Securities Act: Tana Alcalay - 125,000 shares; Jeff Barber - 62,500 shares; Edward Brill - 62,500 shares; California Progressions - 125,000 shares; Gary Davidson - 125,000 shares; Joanne Gioia - 125,000 shares; Marvin Gutlove - 250,000 shares; Mark Huntley - 62,500 shares; Kenneth Koock - 125,000 shares; Joel Marcus - 362,500 shares; James Miller - 100,000 shares; Charles Mullecker - 625,000 shares; Peter Niiler - 125,000 shares; Mark Shefts - 312,500 shares; Rocco Vezza - 625,000 shares; and Rod Wood - 625,000 shares. No underwriters were used.

     In August 1995, the Company returned to Mark E. Huntley, Ph.D., the Company's President and Chief Executive Officer, 1,320,000 shares of Common Stock out of the 4,635,575 shares of Common Stock gifted to the Company by Dr. Huntley in 1989. The closing bid price of the Company's Common Stock on the date the 1,320,000 shares were returned to Dr. Huntley was $0.15 per share. No
underwriters were used.   This offering was made to Dr. Huntley under Section
4(2) of the Securities Act.

     In July 1995, the Company sold an aggregate of 3,200,000 shares of Common Stock at $0.0625 per share to QueQui, Ltd. under Regulation S under the Securities Act. The total proceeds to the Company from this transaction were $200,000. No underwriters were used.

     In June 1995, the Company issued 50,000 shares of Common Stock at $0.10 per share to Robert Bidigare, Ph.D., for services rendered in connection with the analysis of scientific data from feed trials with Cultor. No underwriters were used. These shares were issued to Dr. Bidigare without registration pursuant to the exemption provided under Section 4(2) of the Securities Act.

     In March 1995, the Company sold an aggregate of 1,710,000 shares of Common Stock at $0.10 per share to the following persons in a private placement under
Section 4(2) of the Securities Act: Tana Alcalay - 50,000 shares; Joan Antflick
- 10,000 shares; Scott Brownson - 25,000 shares; David Cook - 50,000 shares; Gary Davidson - 50,000 shares; Joan Davidson - 25,000 shares; Stanley Feldman - 50,000 shares; Frederick Fields - 50,000 shares; Robert Forcey - 100,000 shares; Michael Freed - 5,000 shares; Paulette & Steve Freed - 45,000 shares; Bobbi Goldblum - 25,000 shares; Mark Huntley - 50,000 shares; Sam Iler - 100,000 shares; Carl Jensen - 100,000 shares; Mahlon Kennicut - 50,000 shares, Kenneth Koock - 50,000 shares; Joel Marcus - 50,000 shares; Marianne May - 50,000 shares; Robert Nichols - 50,000 shares; Eric Niiler - 100,000 shares; Pearn Niiler - 50,000 shares; Viiu Niiler - 100,000 shares; Walter Nordhausen - 50,000 shares; Donald Redalje - 50,000 shares; Ken Richter - 50,000 shares; Eric Saltsberg - 50,000 shares; Satlantic, Inc. - 50,000 shares; Niklas Schneider - 50,000 shares; Michael C.B. Smith - 50,000 shares; Craig Steede - 50,000 shares; Henry White - 50,000 shares; and Leroy Young - 25,000 shares. No underwriters were used. The total proceeds to the Company were $171,000.

     In June 1994, the Company issued an aggregate of 250,000 shares of Common Stock at $0.08 per share to the following persons for prior services rendered to the Company: Michael C.B. Smith - 170,000 shares; Alejandro Gonzales - 40,000 shares; and Glenna Thompson - 40,000 shares. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

     In May 1994, the Company issued an aggregate of 775,000 shares of Common Stock at $0.08 per share to the following persons for prior services rendered to the Company: Mark Huntley - 400,000 shares; Tana Alcalay - 250,000 shares; and Peter Niiler - 125,000 shares. No underwriters were used. This offering was made under Section 4(2) of the Securities Act.

     In January 1994, the Company sold 250,000 shares of Common Stock at $0.03 per share to J. McGonigle in a private placement under Section 4(2) of the Securities Act. No underwriters were used. The total proceeds to the Company were $7,500.


ITEM 27.  EXHIBITS

 3.1*         Articles of Incorporation of Registrant
 3.2*         By-laws of Registrant
 4.1+         Form of Bridge Loan Note
 4.2+         Form of 1997 Warrant
 4.3++        Form of 1998 Convertible Note
 4.4++        Form of 1998 Warrant
 4.5++        Form of 1998 Note and Warrant Purchase Agreement
 5.1          Opinion of Wilson Sonsini Goodrich & Rosati dated 9/29/98

 10.2#        Stock Subscription Agreement between Cultor Ltd. and Aquasearch,
              Inc., dated May 14, 1996
 10.3+        The Amended Keahole Point Facilities Use Agreement dated August
              22, 1996 by and between The National Energy Laboratory of Hawaii
              Authority and the Registrant
 10.4$        Letter of Intent between C. Brewer and Company Limited and the
              Registrant
 23.1         Consent of Ernst & Young LLP
 23.2         Consent of Johnson, Holscher & Company, P.C.
 23.3**       Consent of Wilson Sonsini Goodrich & Rosati, P.C.

* Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-KSB filed October 31, 1995.

# Incorporated by reference to the exhibit filed with Registrant's Current Report on Form 8-K filed September 13, 1996.

+ Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996.

$ Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 13, 1996.

++   To be filed by amendment to this Registration Statement.

**   Included in Exhibit 5.1 filed herewith.

ITEM 28.  UNDERTAKING

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) File during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on this 29th day of September, 1998.


                                   AQUASEARCH, INC.


                                   /s/ MARK E. HUNTLEY
                                   --------------------------------------
                                        Mark E. Huntley
                                        President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date signed by the Company:

     Signature                               Title
----------------------------------      ----------------------------------------


     /s/ MARK E. HUNTLEY                Chairman of the Board,
----------------------------------      Chief Executive Officer and
     (Mark E. Huntley)                  President (Principal Executive Officer)



     /s/ PEARN P. NIILER
----------------------------------
     (Pearn P. Niiler)                  Director


     /s/ EDWARD E. DAVID
----------------------------------
     (Edward E. David, Ph.D.)           Director


     /s/ EARL S. FUSATO                 Director and Chief Financial
----------------------------------      Officer (Chief Accounting
     (Earl S. Fusato)                   Officer)

                                  INDEX TO EXHIBITS


Exhibits

 3.1        Articles of Incorporation of Registrant . . . . . . . . . . . . (A)
 3.2        By-laws of Registrant . . . . . . . . . . . . . . . . . . . . . (A)
 4.1        Form of Bridge Loan Note  . . . . . . . . . . . . . . . . . . . (B)
 4.2        Form of 1997 Warrant  . . . . . . . . . . . . . . . . . . . . . (B)
 4.3        Form of 1998 Convertible Note . . . . . . . . . . . . . . . . . (E)
 4.4        Form of 1998 Warrant  . . . . . . . . . . . . . . . . . . . . . (E)
 4.5        Form of 1998 Note and Warrant Purchase Agreement  . . . . . . . (E)
 5.1        Opinion of Wilson Sonsini Goodrich & Rosati, P.C.,
             dated September 29, 1998 . . . . . . . . . . . . . . . . . . . (F)
 10.2       Stock Subscription Agreement between Cultor Ltd. and Aquasearch,
             Inc., dated May 14, 1996 . . . . . . . . . . . . . . . . . . . (C)
 10.3       The Amended Keahole Point Facilities Use Agreement dated
             August 22, 1996 by and between National Energy Laboratory of
             Hawaii and the Registrant  . . . . . . . . . . . . . . . . . . (B)
 10.4       Letter of Intent between C. Brewer and Company Limited and the
             Registrant . . . . . . . . . . . . . . . . . . . . . . . . . . (D)
 23.1       Consent of Ernst & Young LLP  . . . . . . . . . . . . . . . . . (F)
 23.2       Consent of Johnson, Holscher & Company, P.C.  . . . . . . . . . (F)
 23.3       Consent of Wilson Sonsini Goodrich & Rosati, P.C. . . . . . . . (G)

(A) Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-KSB filed October 31, 1995.
(B) Incorporated by reference to the exhibit filed with the Registrant's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1996.
(C) Incorporated by reference to the exhibit filed with Registrant's Current Report on Form 8-K filed September 13, 1996.
(D) Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 13, 1996.
(E)  To be filed by amendment to this Registration Statement.
(F)  Attached as an Exhibit hereto.
(G)  Included in Exhibit 5.1 filed herewith.